Exhibit 10.3
AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT
among
JPMorgan Chase Bank, National Association,
as Buyer
Nationstar Sub 1J LLC,
as Seller
Nationstar 1J Trust,
as Asset Subsidiary
Nationstar REO Sub 1J LLC,
as REO Subsidiary
and
Nationstar Mortgage LLC,
as Guarantor and Nationstar Servicer
Dated March 27, 2025

TABLE OF CONTENTS

SCHEDULES
SCHEDULE 1-A    REPRESENTATIONS AND WARRANTIES RE: UNDERLYING REO PROPERTY
SCHEDULE 1-B    REPRESENTATIONS AND WARRANTIES RE: UNDERLYING MORTGAGE LOANS
SCHEDULE 1-C    REPRESENTATIONS AND WARRANTIES RE: REO SUBSIDIARY INTERESTS
SCHEDULE 1-D    REPRESENTATIONS AND WARRANTIES RE: POOLED LOANS
SCHEDULE 2    REPRESENTATIONS AND WARRANTIES RE: PURCHASED CERTIFICATES
SCHEDULE 3    AUTHORIZED REPRESENTATIVES
SCHEDULE 4    AUTHORIZED INDIVIDUALS FOR PAYMENT INSTRUCTIONS
SCHEDULE 5    FINANCE PORTAL ADMINISTRATORS
SCHEDULE 6    SELLER PARTY AND GUARANTOR NAMES FROM TAX RETURNS
SCHEDULE 7    ACCOUNTS
EXHIBITS
EXHIBIT A    RESERVED
EXHIBIT B    SELLER PARTIES’ AND GUARANTOR’S TAX IDENTIFICATION NUMBERS
EXHIBIT C-1    FORM OF ASSET SCHEDULE (EARLY BUYOUT MORTGAGE LOANS)
EXHIBIT C-2    FORM OF ASSET SCHEDULE (NEW ORIGINATION MORTGAGE LOANS)
EXHIBIT D    FORM OF SECTION 8 CERTIFICATE
EXHIBIT E    FORM OF POWER OF ATTORNEY
EXHIBIT F    FORM OF REPURCHASE REQUEST
EXHIBIT G    FORM OF TRADE ASSIGNMENT
EXHIBIT H    FORM OF POOLING ADDENDUM
EXHIBIT I    FORM OF ASSET REPORT
ANNEXES
ANNEX I    E-NOTE ANNEX

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

This is an AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT, dated as of March 27, 2025 (the “A&R Effective Date”), among Nationstar Sub 1J LLC, a Delaware limited liability company, as seller (“Seller”), Nationstar 1J Trust, a Delaware statutory trust, as asset subsidiary (“Asset Subsidiary”), Nationstar REO Sub 1J LLC, a Delaware limited liability company, as REO subsidiary (“REO Subsidiary”, and collectively with Seller and Asset Subsidiary, each, a “Seller Party”, and collectively, the “Seller Parties”), Nationstar Mortgage LLC, as guarantor (“Guarantor” or “Nationstar Servicer”, as the context requires), and JPMorgan Chase Bank, National Association, a banking association organized under the laws of the United States (the “Buyer”).
Section 1.Applicability. From time to time the parties hereto may, with respect to the Uncommitted Amount, and shall, with respect to the Committed Amount, enter into transactions in which Seller agrees to transfer to Buyer the Purchased Assets on a servicing released basis against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Purchased Assets on a servicing released basis at a date certain not later than the Termination Date. From time to time, the Seller may request a Purchase Price Increase for either (i) a Purchased Asset in conjunction with an increase in Funding Asset Value of such Purchased Asset resulting from the acquisition of additional Eligible Assets by the Asset Subsidiary or (ii) the REO Subsidiary Interests pledged to Buyer in accordance with this Agreement in conjunction with the allocation of an Underlying REO Property to the REO Subsidiary Interests as a result of the increase in Funding Asset Value of the REO Subsidiary Interests. From time to time, Seller may request a release of Underlying Assets from the Transactions hereunder in conjunction with an Optional Repurchase. From time to time, Nationstar Servicer may convey an REO Property to the REO Subsidiary upon foreclosure or other conversion of a Mortgage Loan to an REO Property, which for the avoidance of doubt shall not be a conveyance of bare legal title, which shall remain with Nationstar Servicer, as nominee. From time to time, Seller may request a release of REO Property from the REO Subsidiary or a Mortgage Loan from the Transaction in conjunction with a Purchase Price Decrease as a result of the decrease in Asset Value of the REO Subsidiary Interests or Underlying Asset in connection therewith. Each transaction involving the transfer of a Purchased Asset or the addition or allocation of Underlying Assets to a Purchased Asset resulting in a Purchase Price Increase shall be referred to herein as a “Transaction” and shall be governed by this Agreement, unless otherwise agreed in writing, including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder. For administrative and tracking purposes, each Underlying Asset shall be deemed subject to a separate Transaction, and the parties hereto may allocate Transactions and the related Underlying Assets to certain pools identified as Facility Pools and Discrete Pools.
This Agreement with respect to the Uncommitted Amount is not a commitment by Buyer to enter into the Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into the Transactions with the Seller. Seller hereby acknowledges that with respect to the Uncommitted Amount Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement.
Section 2.Transaction Overview. From time to time, Nationstar Servicer (i) purchases delinquent, defaulted, modified and to be modified Mortgage Loans from Agency Securities guaranteed by Ginnie Mae and/or (ii) originates or acquires New Origination

Mortgage Loans. Nationstar Servicer previously issued a Participation Interests to Seller representing 100% of the beneficial interest in certain of such Mortgage Loans which Participation Interests (and the Underlying Mortgage Loans) shall be subject to Transactions hereunder.
From time to time, upon foreclosure or other conversion of an Underlying Mortgage Loan, Nationstar Servicer shall contribute, transfer, or otherwise convey to the REO Subsidiary its economic, beneficial, and equitable ownership interests in the resulting REO Property, which for the avoidance of doubt shall not be a conveyance of bare legal title, which shall remain with Nationstar Servicer, as nominee. From time to time, to the extent that an Underlying Mortgage Loan that is an Early Buyout Mortgage Loan becomes an REO Property, Nationstar Servicer shall contribute to the REO Subsidiary its economic, beneficial, and equitable ownership interests in such REO Property, which, for the avoidance of doubt shall not be a conveyance of bare legal title, which shall remain with Nationstar Servicer, as nominee.
On the initial Purchase Date, Seller pledged the Eligible REO Subsidiary Interests with respect to the REO Subsidiary in connection with the initial Transaction.
On or prior to the A&R Effective Date, the Nationstar Servicer will terminate the Participation Agreement and related Participation Interests and will transfer the Underlying Mortgage Loans to the Asset Subsidiary, and Buyer will return the existing Participation Certificates to Nationstar Servicer. For the avoidance of doubt, all Transactions existing as of the A&R Effective Date shall continue to be Transactions hereunder in accordance with their terms.
While this Agreement refers to Asset Subsidiary Interests representing direct beneficial interests in Underlying Mortgage Loans, the parties understand that Underlying Mortgage Loans are owned by the Asset Subsidiary and that the Asset Subsidiary Interests represent the ownership interest in the Underlying Mortgage Loans. Accordingly, to the extent this Agreement refers to a beneficial interest in property owned by a Person (including the Underlying Mortgage Loans owned by an Asset Subsidiary), such references shall be construed as referring to the ownership of such property by such Person. None of the Underlying Mortgage Loans are owned by Seller, and the parties hereto do not intend to imply otherwise herein. If, despite the intent of the parties to the contrary, a court or other forum of competent jurisdiction were to hold that the transfer of any Underlying Mortgage Loan to an Asset Subsidiary should be recharacterized as other than a sale, or that the separate ownership of any Underlying Mortgage Loans by the Asset Subsidiary should be disregarded, and that therefore Seller should be deemed to hold an interest in such Underlying Assets, then under this Agreement Seller shall have sold (or pursuant to Section 9 hereof, pledged) its interest in such Underlying Mortgage Loan to Buyer.
To the extent that an Underlying Mortgage Loan becomes an REO Property, such REO Property shall be transferred to Nationstar Servicer which will convey such REO Property to REO Subsidiary, provided that the bare legal title for such property remains with Nationstar Servicer, and the corresponding increase in the Asset Value of the pledged REO Subsidiary

Interests shall be intended to support the outstanding Purchase Price paid for the related Mortgage Loan following the Conversion Date.
This Agreement refers to REO Subsidiary Interests representing direct beneficial interest in Underlying REO Property. The parties understand that Underlying REO Property is owned by the REO Subsidiary and that the REO Subsidiary Interest represents the ownership interest in the Underlying REO Property, provided that the bare legal title for such property remains with Nationstar Servicer. Accordingly, to the extent that this Agreement refers to beneficial interests in Underlying REO Property owned by REO Subsidiary or any other property owned by a separate legal entity, such references shall be construed as referring to such Underlying REO Property owned by REO Subsidiary or other such property owned by such separate legal entity.
In order to further secure the Obligations hereunder, (a) Nationstar Servicer shall pledge its interest, if any, in the Purchased Assets, Underlying Assets and the Repurchase Assets, (b) the REO Subsidiary shall pledge its interest, if any, in the Purchased Assets, Underlying REO Properties and the Repurchase Assets, and (c) the Asset Subsidiary shall pledge its interest in the Purchased Assets, Underlying Assets and the Repurchase Assets, in each case, to Buyer.
As additional credit enhancement in connection with the Transactions hereunder and as a condition precedent Buyer entering into further Transactions hereunder, Nationstar Servicer shall deliver the Guaranty to Buyer.
Section 3.Definitions. As used herein, the following terms shall have the following meanings (all terms defined in this Section 3 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa).
“Accepted Servicing Practices” shall mean, with respect to any Underlying Mortgage Loan or Underlying REO Property, those servicing practices of prudent servicers which service mortgage loans and REO properties of the same type as such Underlying Mortgage Loan or Underlying REO Property in the jurisdiction where the related Mortgaged Property or Underlying REO Property is located and which are in compliance with Agency requirements, FHA Regulations, VA Regulations or USDA Regulations, as applicable.
“Additional Asset Subsidiary Pledged Items” shall have the meaning set forth in Section 9(a)(iv).
“Additional Nationstar Servicer Pledged Items” shall have the meaning provided in Section 9(a)(iii) hereof.
“Additional REO Subsidiary Pledged Items” shall have the meaning provided in Section 9(a)(ii) hereof.
“Administrator” shall mean Nationstar Mortgage LLC, in its capacity as Trust’s Agent of the Asset Subsidiary.
“Affiliate” shall mean, with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Agency” shall mean Freddie Mac, Fannie Mae or Ginnie Mae, as applicable.
“Agency Account” shall mean the FHA Account, the VA Account or the USDA Account, as applicable.
“Agency Approval” shall have the meaning set forth in Section 14(aa)(iii) hereof.
“Agency Claim Process” shall mean the USDA, FHA or VA claim process, as applicable, with respect to any Early Buyout Mortgage Loan that remains a defaulted mortgage loan.
“Agency Guidelines” shall mean, with respect to each Agency Mortgage Loan, the criteria of the applicable Agency for purchase of such Mortgage Loan in effect as of the related date of origination.
“Agency Mortgage Loan” shall mean a first lien, one-to-four-family residential Mortgage Loan that was underwritten in accordance with the applicable Agency Guidelines.
“Agency Security” shall mean an Agency Security issued with respect to Pooled Loans subject to a Transaction hereunder.
“Agreement” shall mean this Amended and Restated Master Repurchase Agreement among Buyer, the Seller Parties and the Guarantor, dated as of March 27, 2025, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms hereof.
“Amendment Effective Date” shall mean March 27, 2025.
“Annual Financial Statement Date” shall mean December 31, 2018.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to a Seller Party, Guarantor or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” shall have the meaning set forth in Section 13(bb) hereof.
“Appraised Value” shall mean the value set forth in (a) an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property and the related Underlying REO Property as the value of the real estate, (b) an AVM or (c) a BPO.
“Asset Documents” shall mean, with respect to an Underlying Asset, each of the documents comprising the Asset File for such Underlying Mortgage Loan or Underlying REO Property, as applicable, as more fully set forth in the applicable Custodial Agreement.
“Asset File” shall have the meaning set forth in the applicable Custodial Agreement.

“Asset Guidelines” shall mean, with respect to each Home Equity Asset, the applicable standards, procedures and guidelines used by the Guarantor or its Affiliates for the origination or acquisition of such Home Equity Asset, as delivered to Buyer on the date of this Agreement, or pursuant to Section 4(b).
“Asset Schedule” shall mean a hard copy or electronic format incorporating the fields identified on Exhibit C-1 or C-2 hereto, as applicable, and any other information reasonably required by Buyer for each such Underlying Mortgage Loan or Underlying REO Property, respectively (including, but not limited to, information relating to the additional Underlying REO Property, acquired, or to be acquired, by REO Subsidiary).
“Asset Subsidiary” or “Trust” shall mean Nationstar 1J Trust, with respect to which the related Asset Subsidiary Interests are subject to Transactions hereunder.
“Asset Subsidiary Agreement” shall mean that certain Amended and Restated Trust Agreement, dated as of March 27, 2025, by and between Nationstar SUB 1J LLC, as depositor, Administrator and Wilmington Trust, National Association, as Owner Trustee and as the initial trust certificate registrar, as the same may be amended, restated, supplemented, or otherwise modified from time to time.
“Asset Subsidiary Certificate” shall mean any certificate evidencing 100% of the Asset Subsidiary Interests of the Asset Subsidiary.
“Asset Subsidiary Interests” shall mean, with respect to each Asset Subsidiary, 100% of the Capital Stock of such Asset Subsidiary.
“Asset Value” shall have the meaning set forth in the Pricing Side Letter.
“Assignment and Acceptance” shall have the meaning set forth in Section 22(a) hereof.
“Assignment of Mortgage” shall mean an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the transfer of the Mortgage to the party indicated therein.
“Attorney Bailee Letter” shall have the meaning assigned to such term in the applicable Custodial Agreement.
“Authorized Individual” shall mean each individual listed on Schedule 3 hereto, as such schedule may be supplemented and revised from time to time and provided to Buyer in writing signed by an Authorized Representative of Seller.
“Authorized Representative” shall mean, for the purposes of this Agreement only, an agent or Responsible Officer of a Seller Party or Guarantor, as applicable listed on Schedule 3 hereto, as such Schedule 3 may be amended from time to time.

“AVM” shall mean an automated valuation model, providing computer generated home appraisals for mortgages and are based on comparable sales in area of the Mortgaged Property, title records and other market factors.
“Bank” shall mean JPMorgan Chase Bank, National Association, in its capacity as the bank with respect to the Collection Account, the Haircut Account and the Operating Account.
“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.
“Benchmark” shall have the meaning set forth in the Pricing Side Letter.
“Benchmark Administration Changes” shall mean, with respect to the Benchmark (including any Benchmark Replacement Rate), any technical, administrative, or operational changes (including, without limitation, changes to the timing and frequency of determining rates and making payments of price differential, length of lookback periods, and other administrative matters as may be appropriate), in the sole and good faith discretion of Buyer, to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by Buyer in a manner substantially consistent with market practice (or, if Buyer determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Benchmark exists, in such other manner of administration as Buyer decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Rate” shall mean a rate determined by Buyer in accordance with Section 4(f) hereof.
“BPO” shall mean an opinion of the fair market value of a Mortgaged Property or parcel of real property given by a licensed real estate agent or broker in conformity with customary and usual business practices, which generally includes three (3) comparable sales and three (3) comparable listings.
“BPO Value” shall mean the market value of a Mortgaged Property or parcel of real property specified in the BPO.
“Business Day” shall mean a day other than (i) a Saturday or Sunday, (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in Wilmington, Delaware or the States of New York, Texas, Minnesota or Maryland or (iii) any day on which the New York Stock Exchange is closed.
“Buyer” shall have the meaning set forth in the preamble hereto and shall include its successors in interest and assigns, and with respect to Section 8 hereof, its participants.
“Buyer’s Market Value” shall have the meaning set forth in the Pricing Side Letter.

“Buyer’s Methodology” shall mean as determined by Buyer’s investment bank New York mortgage finance business in good faith using a commercially reasonable methodology Buyer uses for substantially similar assets and similarly situated counterparties.
“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Capital Stock” shall mean, as to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including any and all member or other equivalent interests in any limited liability company, limited partnership, trust, and any and all warrants or options to purchase any of the foregoing, in each case, designated as “securities” (as defined in Section 8-102 of the Uniform Commercial Code) in such Person, including all rights to participate in the operation or management of such Person and all rights to such Person’s properties, assets, interests and distributions under the related organizational documents in respect of such Person. “Capital Stock” also includes (i) all accounts receivable arising out of the related organizational documents of such Person; (ii) all general intangibles arising out of the related organizational documents of such Person; and (iii) to the extent not otherwise included, all proceeds of any and all of the foregoing (including within proceeds, whether or not otherwise included therein, any and all contractual rights under any revenue sharing or similar agreement to receive all or any portion of the revenues or profits of such Person).
“Cash Equivalents” shall mean (a) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States government or any agency thereof, (b) certificates of deposit and Eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000 unless otherwise approved by the Buyer in writing in its sole discretion, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven (7) days with respect to securities issued or fully guaranteed or insured by the United States government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or, (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.
“Change in Control” shall mean:
(i)less than 100% of Guarantor’s equity securities are owned, directly or indirectly, by NMH;
(ii)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), of more than the greater of (x) 35% of the then-outstanding voting power of NMH’s voting equity interests and (y) the percentage of the then-outstanding voting power of NMH’s voting equity interests owned, in the aggregate, directly or indirectly, beneficially and of record, by the Permitted Holders, determined after such person’s or group’s most recent acquisition of outstanding voting power of NMH’s voting equity interests; unless the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of NMH’s board of directors;
(iii)a sale of all or substantially all of the assets of Seller, REO Subsidiary or Guarantor;
(iv)Guarantor ceases to own directly or indirectly 100% of the REO Subsidiary Interests in REO Subsidiary or Asset Subsidiary;
(v)Guarantor ceases to own directly or indirectly 100% of the Capital Stock of Seller; or
(vi)any transaction or event as a result of which Seller ceases to own, directly 100% of the Capital Stock of the Asset Subsidiary (which, for the sake of clarity, shall exclude the transfer of any Purchased Certificate to Buyer pursuant to the terms of this Agreement) and REO Subsidiary (which, for the avoidance of doubt, shall exclude the pledge of such Capital Stock pursuant to the terms of this Agreement).
“CLTV” or “Combined LTV” shall mean, with respect to any Underlying Asset secured by a junior lien, as of any date of determination, the ratio, expressed as a percentage, of (a) the sum of the outstanding principal balance of such Mortgage Loan (or the related credit limit with respect to an open HELOC), plus all other mortgage loans secured by the related Mortgaged Property which are senior or equal in priority to such Mortgage Loan (if applicable), divided by (b) the property value of the related Mortgaged Property as of such date of determination, as set forth in the most recent AVM, BPO Value or such other valuation (including, solely in the case of such other valuations, an Exterior Property Inspection) expressly permitted by the applicable valuation requirements.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collection Account” shall mean the account established by the Bank subject to a Collection Account Control Agreement, into which all Income related to Underlying Assets shall be deposited.

“Collection Account Control Agreement” shall mean a “shifting control” account control agreement with respect to the Collection Account among Seller, Buyer, and the Bank in form and substance acceptable to Buyer in its good faith discretion, as the same may be amended from time to time.
“Committed Amount” shall have the meaning set forth in the Pricing Side Letter.
“Confidential Information” shall have the meaning set forth in Section 33(b) hereof.
“Confidential Terms” shall have the meaning set forth in Section 33(a) hereof.
“Confirmation” shall mean a confirmation in form and substance acceptable to Buyer and Seller (which may be via electronic medium).
“Conversion Date” shall have the meaning set forth in Section 4(d)(ii) hereof.
“Corporate Advances” shall mean Servicing Advances made in connection with the foreclosure or servicing of an Underlying Mortgage Loan that is an Early Buyout Mortgage Loan, other than, for the avoidance of doubt, Servicing Advances made on account of delinquent principal and interest payments.
“Costs” shall have the meaning set forth in Section 18(a) hereof.
“Custodial Agreement(s)” shall mean, collectively or individually, as the context may require, (i) the USB Custodial Agreement and (ii) the DB Custodial Agreement.
“Custodian(s)” shall mean, collectively or individually, as the context may require, (i) U.S. Bank National Association in its capacity as custodian under the USB Custodial Agreement and any successor thereto in accordance with the USB Custodial Agreement and (ii) Deutsche Bank National Trust Company in its capacity as custodian under the DB Custodial Agreement and any successor thereto in accordance with the DB Custodial Agreement.
(vii)“Daily Simple SOFR” shall mean, with respect to each day or any portion thereof (an “Accrual Day”), the SOFR appearing as the rate for the day that is one (1) U.S. Government Securities Business Day prior to, (i) if such Accrual Day is a U.S. Government Securities Business Day, such Accrual Day, or (ii) if such Accrual Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Accrual Day. If the rate of SOFR for any such U.S. Government Securities Business Day has not been published by the applicable administrator within two (2) U.S. Government Securities Business Days following such day (and a Benchmark Replacement Rate has not been determined by Buyer as provided herein), then the SOFR for such day will be the last appearing SOFR published prior to such day. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Seller.
“Days Delinquent” shall have the meaning set forth in the Pricing Side Letter.

“DB Custodial Agreement” shall mean that certain Amended and Restated Custodial Agreement, dated as of March 27, 2025, among Guarantor, Buyer and Deutsche Bank National Trust Company, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.
“Delinquency Early Buyout” shall mean the purchase of a Mortgage Loan from an Agency Security guaranteed by Ginnie Mae due to a delinquency.
“Direct Disbursement Transaction” shall mean a Transaction requested by Seller using the Finance Portal and with respect to which the Purchase Price is to be funded by Buyer, together with the related Haircut Amount from Seller, directly to the applicable Settlement Party.
“Discrete Pool” shall mean a group of Transactions and related Underlying Assets that are allocated to a specific Pool as mutually agreed to by the Buyer and Seller and as more particularly identified in the related Pooling Addendum.
“Dollars” and “$” shall mean lawful money of the United States of America.
“Due Diligence Cap” shall have the meaning set forth in the Pricing Side Letter.
“Due Diligence Costs” shall have the meaning set forth in Section 21 hereof.
“Due Diligence Documents” shall have the meaning set forth in Section 21 hereof.
“Due Diligence Review” shall mean the performance by Buyer or its designee of any or all of the reviews permitted under Section 21 hereof with respect to any or all of the Purchased Assets, Underlying Mortgage Loans or Underlying REO Properties or any Seller Party, Guarantor or any Servicer or subservicer, as desired by Buyer from time to time.
“Early Buyout” or “EBO” shall mean a Delinquency Early Buyout or a Modification Early Buyout or both, as the context may require.
“Early Buyout Asset” shall mean an Early Buyout Mortgage Loan or any REO Property converted therefrom.
“Early Buyout Mortgage Loan” shall mean a Mortgage Loan which is subject to an Early Buyout.
“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 4(a) hereof shall have been satisfied or waived in writing by Buyer.
“Electronic Tracking Agreement” shall mean an Electronic Tracking Agreement among Buyer, Seller, Asset Subsidiary, Guarantor, MERS and MERSCORP Holdings, Inc., to the extent applicable as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Eligible Asset” shall mean an Agency Security, Eligible Mortgage Loan, Eligible REO Property, Eligible REO Subsidiary Interest or Eligible Asset Subsidiary Interest, as the context requires, that shall (i) (a) at all times be an Eligible Product Type, (b) satisfy the customary criteria for eligibility and is acceptable to Buyer as of the time Buyer enters into the related Transaction, and (c) thereafter, such Underlying Asset shall remain an Eligible Asset only so long as no Disqualifying Event nor any material breach of any applicable Asset Representations and Warranties exists with respect to such Underlying Asset (unless otherwise waived by Buyer in writing) and (ii) include with respect to Early Buyout Assets all outstanding Servicing Advances to the extent that such Servicing Advances are not (a) Corporate Advances on FHA Assets which exceed 75% of the outstanding balance of Corporate Advances on all Underlying Mortgage Loans and Underlying REO Properties, (b) on USDA Assets which have been subject to a Transaction for greater than 210 days plus the applicable state specific time limit under the USDA Regulations, and (c) on VA Loans which exceed the maximum reimbursable amount under the published VA Regulations.
(i)“Eligible Asset Subsidiary Interest” shall mean an Asset Subsidiary Interest issued by the Asset Subsidiary that is acceptable to Buyer in its sole and absolute discretion at the time Buyer enters into the initial Transaction, and thereafter, any such Eligible Asset Subsidiary Interest shall remain an Eligible Asset Subsidiary Interest only so long as it satisfies the criteria set forth below:
(i)there is not a material breach of a representation and warranty set forth on Schedule 2 hereto with respect to such Asset Subsidiary Interest;
(ii)such Asset Subsidiary Interest has been issued pursuant to the Asset Subsidiary Agreement, as approved by Buyer in its sole and absolute discretion, that has not been amended except in accordance with the Asset Subsidiary Agreement; and
(iii)such Asset Subsidiary Interest represents a 100% interest in the Asset Subsidiary.
“Eligible Mortgage Loan” shall mean an Early Buyout Mortgage Loan or a New Origination Mortgage Loan that is an Eligible product Type and is acceptable to Buyer at the time Buyer enters into the Transaction and thereafter, any Mortgage Loan shall remain an Eligible Mortgage Loan only so long as it satisfies the criteria set forth below:
(i)there is not a material breach of a representation and warranty set forth on Schedule 1-B hereto with respect to such Mortgage Loan or on Schedule 1-D hereto with respect to such Mortgage Loan that is a Pooled Loan;
(ii)with respect to (A) Mortgage Loans other than Trailing Documentation Modification Loans and Wet-Ink Mortgage Loans, the complete Asset File has been delivered to the applicable Custodian, and certified by such Custodian by delivery of a Trust Receipt without Exceptions to Buyer, on or prior to the related Purchase Date; (B) Trailing Documentation Modification Loans, the original Mortgage Note has been delivered to and certified by the applicable Custodian on or prior to the related Purchase Date; (C) Trailing Documentation Modification Loans, the complete Asset File has been delivered to the applicable Custodian, and certified by such Custodian by delivery of a Trust Receipt without Exceptions (unless otherwise expressly waived by Buyer) to Buyer, within seven (7) Business Days following the related Purchase Date; and (D) Wet-Ink Mortgage Loans, the complete Asset File has been delivered to the applicable Custodian, and certified by such Custodian by delivery of a Trust Receipt without Exceptions (unless otherwise expressly waived by Buyer);
(iii)such Mortgage Loan is not a Title I FHA insured mortgage loan;
(iv)if such Mortgage Loan is a Government Loan, such Mortgage Loan is either a FHA Loan or a VA Loan or a USDA Loan with FHA Mortgage Insurance or VA Loan Guaranty Agreement or the USDA guaranty, as applicable, in force and effect, and, if an Early Buyout Mortgage Loan, shall have been part of a Ginnie Mae pool and satisfy Ginnie Mae’s delinquency and modification criteria for repurchase of Mortgage Loans;
(v)if such Mortgage Loan is a Government Loan, such Mortgage Loan has not had a claim rejected by HUD, VA or USDA for any reason which impairs the FHA Mortgage Insurance or VA Loan Guaranty Agreement or the USDA guaranty, as applicable, which results in a loss in any portion of the principal balance of the related Mortgage Loan;
(vi)such Mortgage Loan is not a Mortgage Loan which was assumed by a new Mortgagor after becoming subject to a Transaction hereunder; and
(vii)with respect to any New Origination Mortgage Loan:
(A)except as otherwise approved in writing by Buyer, the FICO score of the Mortgagor in respect of such New Origination Mortgage Loan is no lower than the minimum FICO score permitted under the applicable Agency’s Underwriting Guidelines or Asset Guidelines;
(B)if such New Origination Mortgage Loan is a Government Loan (other than a Non-Owner Occupied GSE Loan) with an LTV in excess of 90%, such Mortgage Loan has a FICO score of 620 or greater; and
(C)the Mortgagor of such Non-Owner Occupied GSE Loan does not have a FICO score below the minimum FICO score permitted under the applicable Agency’s Underwriting Guidelines;
(D)except as otherwise approved in writing by Buyer, the LTV of such New Origination Mortgage Loan does not exceed the maximum ratio permitted under the applicable Agency’s Underwriting Guidelines or Asset Guidelines;
(E)such New Origination Mortgage Loan does not have an LTV in excess of 100%; and
(F)such Non-Owner Occupied GSE Loan does not have an LTV or CLTV in excess of 90%.
“Eligible REO Property” shall mean an Early Buyout Mortgage Loan that was an Eligible Mortgage Loan converted to an Underlying REO Property that is an Eligible Product Type and satisfies the criteria set forth below:

(i)there is not a material breach of a representation and warranty set forth on Schedule 1-A hereto with respect to such Underlying REO Property;
(ii)legal title to such Underlying REO Property is in the name of the REO Subsidiary; and
(iii)such Underlying REO Property has not had a claim rejected by HUD, VA or USDA for any reason which impairs the FHA Mortgage Insurance or VA Loan Guaranty Agreement or the USDA guaranty, as applicable, which results in a loss in any portion of the principal balance of the related Mortgage Loan.
“Eligible Product Type” shall have the meaning ascribed thereto in the Pricing Side Letter.
“Eligible REO Subsidiary Interest” shall mean an REO Subsidiary Interest issued by the REO Subsidiary that is acceptable to Buyer in its sole and absolute discretion at the time Buyer enters into the initial Transaction, and thereafter, any such Eligible REO Subsidiary Interest shall remain an Eligible REO Subsidiary Interest only so long as it satisfies the criteria set forth below:
(i)there is not a material breach of a representation and warranty set forth on Schedule 1-C hereto with respect to such REO Subsidiary Interest;
(ii)such REO Subsidiary Interest has been issued pursuant to the REO Subsidiary Agreement, on or prior to the related Purchase Date, as approved by Buyer in its sole and absolute discretion, that has not been amended except in accordance with this Agreement and REO Subsidiary Agreement; and
(iii)such REO Subsidiary Interest represents 100% interest in the REO Subsidiary.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” shall mean any Person which, together with Seller or Guarantor is treated, as a single employer under Section 414(b) or (c) of the Code or solely for purposes of Section 302 of ERISA and Section 412 of the Code is treated as a single employer described in Section 414(b), (c), (m), or (o) of the Code.
“Event of Default” shall have the meaning set forth in Section 15 hereof.
“Event of ERISA Termination” shall mean (i) with respect to any Plan, the occurrence of a Reportable Event, or (ii) the withdrawal of Seller, Guarantor or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by Seller, Guarantor or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, or (iv) the distribution under

Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Seller, Guarantor or any ERISA Affiliate thereof to terminate any Plan, or (v) the failure to meet the requirements of Section 436 of the Code with respect to any Plan resulting in the loss of qualified status under Section 401(a)(29) of the Code, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by Seller, Guarantor or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for Seller, Guarantor or any ERISA Affiliate thereof to incur liability under Title IV of ERISA (other than for PBGC premiums) or under Sections 412(b) or 430(k) of the Code with respect to any Plan.
“Exception” shall have the meaning set forth in the applicable Custodial Agreement.
“Excess Margin Notice” shall have the meaning set forth in Section 5(e) hereof.
“Excess Unfunded Purchase Price” shall have the meaning set forth in Section 5(d) hereof.
“Excess Unfunded Purchase Price Notice” shall have the meaning set forth in Section 5(d) hereof.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Expenses” shall mean all present and future reasonable and documented out-of-pocket expenses incurred by or on behalf of Buyer in connection with this Agreement or any of the other Facility Documents and any amendment, supplement or other modification or waiver related hereto or thereto, whether incurred heretofore or hereafter, which expenses shall include the cost of title, lien, judgment and other record searches; attorneys’ fees; and costs of preparing and recording any UCC financing statements or other filings necessary to perfect the security interest created hereby.
“Exterior Property Inspection” shall mean a review whereby a licensed appraiser reviews available information with respect to the related Mortgaged Property including, without limitation, exterior only pictures and multiple listing service data to assign a value with respect to such Mortgaged Property.
“Facility Documents” shall mean this Agreement, the Pricing Side Letter, the Guaranty, each Custodial Agreement, the Servicing Agreement, the Servicer Notice, if any, the Netting Agreement, the Verification Agent Agreement, the REO Subsidiary Agreement, the Asset Subsidiary Agreement, Flow Assignment and Security Agreement, the Electronic Tracking Agreement, the Collection Account Control Agreement, the Operating Account Control Agreement, the Joint Securities Account Control Agreement, the Intercreditor Agreement and the Power of Attorney for each Seller Party and Guarantor.

“Facility Pool” shall mean, as of any date of determination, all Transactions and the related Underlying Assets that are not allocated at such time to a Discrete Pool.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement entered into in connection with the implementation of the foregoing express provisions of the Code and any fiscal or regulatory legislation or rules adopted pursuant to such intergovernmental agreement
“Fannie Mae” shall mean the Federal National Mortgage Association, or any successor thereto.
“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“FDICIA” shall mean Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended.
“FDIA” shall mean the Federal Deposit Insurance Act, as amended.
“FHA” shall mean the Federal Housing Administration, an agency within HUD, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of HUD where appropriate under the FHA Regulations.
“FHA Account” shall mean the meaning set forth in Section 32(a)(ii) hereof.
“FHA Assets” shall mean, individually or collectively, as the context may require, FHA Loans and Underlying REO Properties related thereto.
“FHA LEAP System” shall mean FHA’s Lender Electronic Assessment Portal, together with any successor FHA electronic access portal.
“FHA Loan” shall mean a Mortgage Loan which is the subject of an FHA Mortgage Insurance Contract.
“FHA Loss Rate Trigger” shall mean, individually or collectively, as the context may require, FHA Advance Loss Rate Triggers and FHA Principal Loss Rate Triggers.
“FHA Mortgage Insurance” shall mean, mortgage insurance authorized under the National Housing Act, as amended from time to time, and provided by the FHA.
“FHA Mortgage Insurance Contract” shall mean the contractual obligation of the FHA respecting the insurance of a Mortgage Loan.
“FHA Regulations” shall mean the regulations promulgated by HUD under the National Housing Act, as amended from time to time and codified in 24 Code of Federal Regulations, and other HUD issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.
“FICO” shall mean Fair Isaac & Co., or any successor thereto.
“Fidelity Insurance” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to the applicable Agency.
“Finance Portal” shall mean the website maintained by Buyer and used by Seller and Buyer to administer the Transactions, including the funding of Transactions from time to time, and certain notice and reporting requirements contemplated by the Facility Documents and other related arrangements.
“Finance Portal Administrator” shall mean each individual appointed by Seller Parties, as provided in Section 37(c), with authority to grant, remove, manage and modify the authorization of any person as a Finance Portal Approved User on the Seller Parties’ behalf.
“Finance Portal Approved User” shall have the meaning set forth in Section 37(c) hereof.
“Financial Statements” shall mean the consolidated financial statements of Seller prepared in accordance with GAAP for the year or other period then ended. Such financial statements will be audited, in the case of annual statements, by such independent certified public accountants approved by Buyer (which approval shall not be unreasonably withheld).
“Flow Assignment and Security Agreement” shall mean that certain Flow Assignment and Security Agreement, dated as of March 27, 2025, among Nationstar Servicer, Seller, Asset Subsidiary and Buyer, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation or any successor thereto.
“Funds” shall have the meaning set forth in Section 32(b)(i) hereof.
“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.
“Ginnie Mae” shall mean the Government National Mortgage Association and any successor thereto.
“GLB Act” shall mean the Gramm-Leach-Bliley Act, as amended.

“Government Loan” shall mean a Mortgage Loan that is an FHA Loan, a VA Loan or a USDA Loan.
“Governmental Authority” shall mean any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including any taxing authority) or any instrumentality or officer of any of the foregoing (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.
“Governmental Order” shall have the meaning set forth in Section 33(a) hereof.
“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (a) endorsements for collection or deposit in the ordinary course of business or (b) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgage Loan or Mortgaged Property. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
“Guarantor” shall mean Nationstar Mortgage LLC and/or any successor in interest thereto.
“Guaranty” shall mean that certain Amended and Restated Guaranty, dated as of March 27, 2025, executed by Guarantor in favor of the Buyer, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Haircut Account” shall mean a cash deposit account of Buyer, which is maintained with Buyer and shall be titled as designated by Buyer , to which Buyer shall have exclusive access and control, and which is identified on Schedule 7 hereof.
“Haircut Amount” shall mean, with respect to any Eligible Asset to be purchased by Buyer pursuant to a Direct Disbursement Transaction hereunder, the shortfall between (x) the origination proceeds or acquisition price of such Eligible Asset requested to be disbursed to the related Settlement Party and (y) the Purchase Price to be paid by Buyer.
“High Cost Mortgage Loan” shall mean a Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994, as amended; (b) a “high cost,” “high risk,” “high rate,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) having a percentage listed under the Indicative Loss Severity Column (the column that appears in the S&P Anti-Predatory Lending Law Update Table, included in the then-current S&P’s LEVELS® Glossary of Terms on Appendix E), or (d) contains any term or condition, or involves any loan origination practice, that has been defined as “predatory” under any applicable state, federal or local law.
“HELOC” shall mean an open or closed home equity revolving line of credit secured by a mortgage, deed of trust or other instrument creating a first or junior lien on the related residential Mortgaged Property, which lien secures the related line of credit.
“HUD” shall mean the Department of Housing and Urban Development.
“Income” shall mean all principal and interest received with respect to the Purchased Assets, Underlying Mortgage Loans and Underlying REO Property, including all sale, refinance or Liquidation Proceeds (excluding proceeds relating to origination fees or gain-on-sale), insurance proceeds of any kind, including FHA insurance payments (including debenture interest) or VA guarantee payments or USDA payments, all interest payments, dividends or other distributions payable thereon, all reimbursement payments or collections of Servicing Advances related to Early Buyout Mortgage Loans, but excluding, for the avoidance of doubt, any amounts a Servicer (other than Nationstar Servicer) is entitled to retain pursuant to the applicable Servicing Agreement and any amounts related to escrow payments.
“Indebtedness” shall mean, with respect to any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner and (j) any other indebtedness of such Person by a note, bond, debenture or similar instrument; provided, that “Indebtedness” shall not include Non-Recourse Debt.
“Indemnified Party” shall have the meaning set forth in Section 18 hereof.
“Insolvency Event” shall mean, for any Person:

(i)that such Person shall discontinue or abandon operation of its business; or
(ii)that such Person shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or
(iii)a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or the winding-up or liquidation of such Person’s business and (A) such case or proceeding shall continue undismissed and unstayed and in effect for a period of sixty (60) days or (B) an order for relief in respect of such Person shall be entered in such case or proceeding under such laws or a decree or order granting such other requested relief shall be granted; or
(iv)the commencement by such Person of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or such Person’s consent to the entry of an order for relief in an involuntary case under any such laws, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors.
“Intercreditor Agreement” shall mean that certain Second Amended and Restated Intercreditor Agreement, dated as of November 9, 2015, by and among Nationstar Mortgage LLC, Buyer and other parties thereto, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.
“Joint Securities Account Control Agreement” shall mean that certain Second Amended and Restated Joint Account Control Agreement, dated as of November 9, 2015, by and among Nationstar Mortgage LLC, Buyer and other parties thereto, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Junior Mortgage Loan” shall mean a one-to-four-family residential Mortgage Loan secured by a lien other than a first lien in the related Mortgaged Property.
“Lien” shall mean any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.
“Liquidation Proceeds” shall mean, with respect to an Underlying Mortgage Loan or Underlying REO Property, all cash amounts received by the Servicer in connection with: (i) FHA Mortgage Insurance coverage, VA Loan Guaranty Agreement coverage or USDA guaranty coverage, (ii) the liquidation of the related Mortgaged Property or other collateral constituting security for such Underlying Mortgage Loan or Underlying REO Property, through trustee’s sale, foreclosure sale, disposition or otherwise, exclusive of any portion thereof required to be released to the related Mortgagor, and (iii) if applicable, the realization upon any deficiency judgment obtained against a Mortgagor.
“Litigation Threshold” shall have the meaning set forth in the Pricing Side Letter.
“LTV” shall mean, with respect to any Mortgage Loan, the ratio of the current original outstanding principal amount of the Mortgage Loan (or the related credit limit with respect to an open HELOC, if applicable) to the lesser of (a) the Appraised Value of the Mortgaged Property at origination, (b) if the Mortgaged Property was purchased within twelve (12) months of the origination of the Mortgage Loan, the purchase price of the Mortgaged Property, or (c) the AVM, BPO Value or such other valuation (including an Exterior Property Inspection) expressly permitted by the applicable valuation requirements.
“Margin” shall mean, with respect to each Underlying Asset, the amount by which the applicable Asset Value exceeds or is less than the related Purchase Price therefor.
“Margin Deficit” shall have the meaning set forth in Section 5(b) hereof.
“Margin Deficit Payment” shall have the meaning set forth in Section 5(b) hereof.
“Margin Excess” shall have the meaning set forth in Section 5(g) hereof.
“Margin Threshold” shall have the meaning set forth in the Pricing Side Letter.
“Market Value” shall have the meaning set forth in the Pricing Side Letter.
“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations or financial condition of any Seller Party or Guarantor, when taken as a whole, (b) the ability of Seller Parties or Guarantor to perform their obligations under any of the Facility Documents to which it is a party, (c) the validity or enforceability of any of the Facility Documents or (d) the rights and remedies of Buyer or any Affiliate under any of the Facility Documents, in each case as determined by Buyer acting in its good faith discretion.
“Maximum Facility Amount” shall have the meaning set forth in the Pricing Side Letter.
“MBA Method” shall mean, with respect to Mortgage Loans, the methodology used by the Mortgage Bankers Association for assessing delinquency. For the avoidance of doubt, under the MBA Method, a Mortgage Loan is considered “30 days delinquent” if the Mortgagor fails to make a monthly payment prior to the close of business on the day that immediately precedes the due date on which the next monthly payment is due. For example, a Mortgage Loan will be considered thirty (30) Days Delinquent if the Mortgagor fails to make a monthly payment originally due on September 1 by the close of business on September 30.
“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS System” shall mean the system of recording transfers of mortgages electronically maintained by MERS.
“Modification Early Buyout” shall mean a Mortgage Loan that has been purchased from an Agency Security guaranteed by Ginnie Mae due to modification of the original terms of the Mortgage Loan.
“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Mortgage Loan.
“Moody’s” shall mean Moody’s Investor’s Service, Inc. or any successors thereto.
“Mortgage” shall mean each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a first lien (or junior lien with respect to Junior Mortgage Loans) on real property and other property and rights incidental thereto.
“Mortgage Finance Online” shall mean the website maintained by Buyer and used by Seller and Buyer to administer the Transactions, the notices and reporting requirements contemplated by the Facility Documents and other related arrangements.
“Mortgage Loan” shall mean any mortgage loan (including a home equity line of credit) that is an Eligible Product Type, and which is secured by a Mortgage and evidenced by and including a Mortgage Note.
“Mortgage Note” shall mean the promissory note or other evidence of the Indebtedness of a Mortgagor secured by a Mortgage, including the credit line agreement with respect to a home equity line of credit.
“Mortgaged Property” shall mean the residential one to four family real property securing repayment of the debt evidenced by a Mortgage Note.
“Mortgagor” shall mean the obligor or obligors on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.
“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) of ERISA to which Seller, Guarantor or any ERISA Affiliate thereof contributes or is obligated to contribute or to which Seller, Guarantor or any ERISA Affiliate thereof contributed or was obligated to contribute to within the preceding five (5) years, and which is covered by Title IV of ERISA.
“Nationstar Servicer” shall mean Nationstar Mortgage LLC, acting as Servicer in accordance with Section 19 hereof.
“Netting Agreement” shall mean that certain Second Amended and Restated Margin, Set-Off and Netting Agreement by and among Buyer, as a JPM Entity (as defined therein), the other

JPM Entities (as defined therein) party thereto, Guarantor, Seller and REO Subsidiary, dated as of May 13, 2022, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“New Origination Mortgage Loan” shall mean an Underlying Mortgage Loan (i) that was underwritten in accordance with (a) the Asset Guidelines or (b) an Agency’s Underwriting Guidelines and otherwise satisfies all requirements for swap, purchase, insurance or guarantee by an Agency, and (ii) for which the origination date is no earlier than, with respect to an Underlying Mortgage Loan originated by (x) Guarantor, thirty (30) days prior to the related Purchase Date, or (y) a third-party correspondent, sixty (60) days prior to the related Purchase Date.
“NMH” shall mean Nationstar Mortgage Holdings Inc.
“Nominee” shall mean Nationstar Servicer, or any successor nominee appointed by Buyer following a Termination Event or Event of Default.
“Non-Excluded Taxes” shall have the meaning set forth in Section 8(a) hereof.
“Non-Exempt Buyer” shall have the meaning set forth in Section 8(e) hereof.
“Non-Owner Occupied GSE Loan” shall mean an Underlying Mortgage Loan underwritten in accordance with the related Agency’s Underwriting Guidelines secured by a residential property which is (a) non-owner occupied and (b) used either (i) for business or investment purposes to the extent permitted and/or required pursuant to the related Agency’s Underwriting Guidelines or (ii) as a second home.
“Non-Recourse Debt” shall mean liabilities for which the assets securing such obligations are the only source of repayment.

“Non-Performing Loan” or “NPL” shall mean any Mortgage Loan which is sixty (60) or more Days Delinquent or subject to foreclosure or bankruptcy.
“Obligations” shall mean (a) Seller’s obligation to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities (including any fees payable to Buyer) of Seller to Buyer, arising under, or in connection with, the Facility Documents, whether now existing or hereafter arising; (b) any and all reasonable out-of-pocket sums paid by Buyer pursuant to the Facility Documents in order to preserve any Purchased Assets, Underlying Mortgage Loans, Underlying REO Property, or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s Indebtedness, obligations or liabilities referred to in clause (a), the reasonable out-of-pocket expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, any Underlying Mortgage Loan or any Underlying REO Property, or of any exercise by Buyer or any Affiliate of Buyer of its rights under the Facility Documents, including reasonable and documented attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Buyer pursuant to the Facility Documents.

“OFAC-administered sanctions” shall have the meaning set forth in Section 13(cc) hereof.
“Operating Account” shall mean the Buyer’s account to which Buyer shall have exclusive access and control, and which is identified on Schedule 7 attached hereto.
“Operating Account Control Agreement” shall mean a blocked account control agreement with respect to the Operating Account among Seller, Buyer, and the Bank in form and substance acceptable to Buyer in its good faith discretion, as the same may be amended from time to time.
“Original Agreement” shall mean that certain Master Repurchase Agreement among Buyer, Seller, REO Subsidiary and the Guarantor, dated as of May 17, 2019, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms hereof.
“Other Connection Taxes” shall mean, with respect to Buyer, Taxes imposed as a result of a present or former connection between Buyer and the jurisdiction imposing such Tax (other than connections arising from Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Facility Document, or sold or assigned an interest in any Purchased Asset or Facility Document).
“Other Taxes” shall have the meaning set forth in Section 8(b) hereof.
“Owner Trustee” shall have the meaning set forth in the Asset Subsidiary Agreement.
“Participation Agreement” shall mean that certain Master Participation Agreement, dated as of May 17, 2019, by and among Nationstar Servicer and the Seller.
“Participation Certificate” shall mean the certificates evidencing 100% of the Participation Interests.
“Participation Interests” shall mean, with respect to an Underlying Mortgage Loan, all of the economic, beneficial and equitable ownership interests (together with the related Servicing Rights) therein pursuant to the Participation Agreement.
“Payment Date” shall mean the twenty-fourth (24th) day of each month, or if such date is not a Business Day, the next Business Day.
“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Periodic Advance Repurchase Payment” shall have the meaning set forth in Section 6(a).

“Performing Modification Early Buyout” shall mean a Modification Early Buyout (other than a partial claim loan) which (i) was not delinquent at the time of purchase from the related Agency Security, and (ii) is not a Non-Performing Loan at any time while subject to a Transaction hereunder (including on the related Purchase Date).
“Permitted Holders” shall mean Mr. Cooper Group, Inc. and any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Mr. Cooper Group, Inc.  For purposes of this definition, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof) including, but not limited to, Seller.
“Plan” shall mean, with respect to Seller and Guarantor, any employee pension benefit plan, as defined in Section 3(2) of ERISA that is or was at any time during the current year or immediately preceding five (5) years established, maintained or contributed to by Seller, Guarantor or any ERISA Affiliate thereof and that is covered by Title IV of ERISA, other than a Multiemployer Plan.
“Plan Assets” shall have the meaning set forth in Section 13(aa) hereof.
“Pledged Account” shall mean the Collection Account.
“Pool” shall mean a group of Transactions and the related Underlying Assets that are allocated to the Facility Pool or a Discrete Pool, as applicable.
“Pooled Loan” shall mean any (a) Mortgage Loan that is subject to a Transaction hereunder and is part of a pool of Mortgage Loans certified by the applicable Custodian to an Agency for the purpose of being sold to an Agency or swapped for an Agency Security backed by such pool, in each case, in accordance with the terms of guidelines issued by the applicable Agency, and (b) Agency Security to the extent received in exchange for, and backed by a pool of, Mortgage Loans subject to a Transaction hereunder.
“Pooling Addendum” shall mean an agreement between the Buyer and Seller which sets forth the terms and conditions for Transactions designated to any Discrete Pool which shall be substantially in the form of Exhibit H hereto.
“Pooling Documents” shall mean each of the original schedules, forms and other documents (other than the Mortgage Note) required to be delivered by or on behalf of Seller with respect to a Pooled Loan to the applicable Agency and/or the Buyer and/or the applicable Custodian, as further described in the related Custodial Agreement.

“Post-Default Rate” shall have the meaning set forth in the Pricing Side Letter.
“Power of Attorney” shall mean a power of attorney in the form set forth in Exhibit E hereto.
“Price Differential” shall mean, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by multiplying daily application of the Pricing Rate (or, during the continuation of an Event of Default, the Post-Default Rate) for such Transaction and the Purchase Price for such Transaction, calculated daily, on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date or Purchase Price Increase Date for such Transaction and ending on (but excluding) the Repurchase Date or Purchase Price Decrease Date (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).
“Pricing Rate” shall have the meaning set forth in the Pricing Side Letter.
“Pricing Side Letter” shall mean that certain Amended and Restated Pricing Side Letter among Buyer, Seller Parties and Guarantor, dated as of March 27, 2025, as the same may be amended from time to time.
“Pricing Spread” shall have the meaning set forth in the Pricing Side Letter.
“Principal Payments” shall mean payments of principal, including full and partial prepayments, related to the Underlying Assets, remitted by Seller on the Payment Date.
“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Purchase Date” shall mean, with respect to each Transaction, the date on which each applicable Purchased Asset (other than REO Subsidiary Interests, which are pledged by Seller to Buyer hereunder) is sold by Seller to Buyer hereunder or a Purchase Price Increase Date.
“Purchase Price” shall have the meaning set forth in the Pricing Side Letter.
“Purchase Price Decrease” shall mean a decrease in the Purchase Price for the (a) REO Subsidiary Interests related to the removal of an Underlying REO Property from the REO Subsidiary or (b) for the Asset Subsidiary Interests related to the removal of an Underlying Mortgage Loan from the Asset Subsidiary, in each case, to which such portion of the Purchase Price is allocated.
“Purchase Price Decrease Date” shall mean the date upon which the Buyer and the Seller effectuate a Purchase Price Decrease.
“Purchase Price Increase” ” shall mean, with respect to (a) any Underlying Asset, an increase in the Purchase Price allocable to such Underlying Asset and advanced by Buyer to Seller on any date after the related initial Purchase Date for such Underlying Asset, and (b) a Purchased Certificate, an increase in the Purchase Price for such Purchased Certificate as a result of a Purchase Price Increase occurring with respect to Underlying Assets allocable to such Purchased Certificate or as a result of additional Eligible Assets being allocated to such Purchased Certificate.
“Purchase Price Increase Date” shall mean the date on which a Purchase Price Increase is made.
“Purchase Price Percentage” shall have the meaning set forth in the Pricing Side Letter.
“Purchased Asset” shall mean, individually or collectively as the context may require, each Purchased Certificate, transferred by Seller to Buyer in a Transaction hereunder as evidenced by a Confirmation and/or a Trust Receipt and not subsequently repurchased. For the sake of clarity, notwithstanding that (a) the REO Subsidiary Interests are pledged, and not sold, to Buyer hereunder and (b) the Underlying REO Property are pledged, and not sold to Buyer hereunder, such REO Subsidiary Interests and such Underlying Assets for which Buyer has paid a Purchase Price will nevertheless be referred to herein as Purchased Assets.
“Purchased Certificate” shall mean each Asset Subsidiary Certificate or REO Subsidiary Certificate transferred by Seller to Buyer in a Transaction hereunder, that has not been repurchased by Seller, together with the Asset Subsidiary Interests and REO Subsidiary Interests, as applicable, evidenced by such Purchased Certificate and including the beneficial ownership interest in the Underlying Assets related thereto, and which complies in all material respects with the applicable Asset Representations and Warranties.
“Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller, Nationstar Servicer or any other Person with respect to any Eligible Asset subject to any Transaction.
“Register” shall have the meaning set forth in Section 23(b) hereof.
“Regulations T, U or X” shall mean Regulations T, U or X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.
“REO Property” shall mean a Mortgaged Property acquired through foreclosure or by deed in lieu of foreclosure with respect to any Mortgage Loan that has been pledged to Buyer pursuant to a Transaction that has not been released.
“REO Subsidiary” shall have the meaning set forth in the recitals hereof.
“REO Subsidiary Agreement” shall mean the organizing documents governing REO Subsidiary as contemplated by this Agreement.
“REO Subsidiary Certificate” shall mean the certificates evidencing 100% of the REO Subsidiary Interests.

“REO Subsidiary Interest” shall mean the Capital Stock of the REO Subsidiary and the beneficial interests in the Underlying REO Properties represented thereby.
“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA other than an event for which the thirty (30) day notice period is waived by PBGC regulations.
“Reporting Date” shall mean one (1) Business Day prior to the Payment Date by no later than 4:00 p.m. (New York time) on such date, or if such date is not a Business Day, the prior Business Day.
“Repurchase Assets” shall have the meaning provided in Section 9(a) hereof.
“Repurchase Date” shall mean the date on which Seller is to repurchase the Purchased Assets or obtain the release of Underlying Mortgage Loans or Underlying REO Properties subject to a Transaction from Buyer as specified in the applicable Pooling Addendum, or if such Transaction is not subject to the Pooling Addendum, as so specified in the related Confirmation, or if not so specified on a date requested pursuant to Section 4(e) or on the Termination Date, including any date determined by application of the provisions of Sections 4 or 16, or the date identified to Buyer by Seller as the date that the related Purchased Asset, Underlying Mortgage Loan or Underlying REO Property is to be sold pursuant to a Take-out Commitment; provided that in no event shall the Repurchase Date with respect to any Repurchase Assets be later than the Termination Date.
“Repurchase Price” shall mean, with respect to any Purchased Asset, the price at which the Purchased Asset (including Underlying Assets supporting any Purchase Price) is to be transferred from Buyer to Seller (and with respect to the Underlying Assets released from the Lien by Buyer to Seller) upon termination of a Transaction, which will be determined in each case as the sum of the outstanding Purchase Price for such Purchased Asset and the accrued and unpaid Price Differential, each as of the date of such determination.
“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, procedure or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person.
“RHS” shall mean Rural Housing Services.
“Qualified Insurer” shall mean a mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and acceptable under the applicable Agency Guidelines or acceptable to FHA, VA, USDA, as applicable.

“S&P” shall mean Standard & Poor’s Ratings Services, or any successor thereto.
“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“SEC” shall mean the Securities and Exchange Commission.
“Section 8 Certificate” shall have the meaning set forth in Section 8(e)(ii) hereof.
“Securities Issuance Failure” shall mean the failure of a pool of Pooled Loans to back the issuance of an Agency Security.
“Seller” shall have the meaning set forth in the preamble hereto.
“Seller Parties” shall have the meaning set forth in the preamble hereto.
“Seller Purchased Items” shall have the meaning set forth in Section 9(a)(i) hereof.
“Servicer” shall mean either (i) Nationstar Servicer or (ii) any other servicer approved by Buyer in its sole discretion or otherwise appointed by Buyer pursuant to Section 32 hereof in its capacity as servicer under the Servicing Agreement.
“Servicer Notice” shall mean the notice acknowledged by each Servicer (other than Nationstar Servicer) in form and substance acceptable to Buyer.
“Servicing Advances” shall mean any advances (including existing delinquency advances, Corporate Advances and all future Corporate Advances) by the Servicer, which advances shall be owned by the owner of the Eligible Asset, and to the extent first advanced by Servicer shall be reimbursed by the owner of the Eligible Asset pursuant to the terms of the Servicing Agreement. For the avoidance of doubt, the rights of Servicer to reimbursement are a contract right derived solely from the Servicing Agreement and shall be subordinated to the rights of Asset Subsidiary and REO Subsidiary as owner of the related Eligible Assets and Buyer as the buyer hereunder.
“Servicing Agreement” shall mean any servicing agreement entered into among Seller Parties and a Servicer, as each may be amended from time to time of which Buyer has approved and with respect to which Buyer shall be an intended third party beneficiary.
“Servicing File” shall mean, with respect to each Underlying Mortgage Loan and Underlying REO Property, the file retained by the Servicer consisting of all documents that a prudent servicer would customarily have, including copies (electronic or otherwise) of the Asset Documents, and all documents necessary to document and service the Underlying Mortgage Loans and Underlying REO Property in accordance with Accepted Servicing Practices.
“Servicing Records” shall mean, with respect to each Underlying Mortgage Loan and each Underlying REO Property all servicing records, any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Underlying Mortgage Loans or Underlying REO Properties, as applicable.
“Servicing Rights” shall mean contractual, possessory or other rights to administer or service an Underlying Mortgage Loan or Underlying REO Property that underlies an REO Subsidiary Interest subject to an outstanding Transaction hereunder or to possess related Servicing Records. The parties hereto acknowledge that servicing rights and Servicing Records with respect to the Underlying Mortgage Loans or Underlying REO Property serviced by Servicer have been conveyed to the Buyer together with the related Underlying Mortgage Loan or Underlying REO Property and, as such, the Underlying Mortgage Loans or Underlying REO Properties are conveyed on a “servicing released” basis.
“Settlement Party” shall mean, in connection with each Direct Disbursement Transaction, the party identified in the related Transaction Request as the intended recipient of the applicable Purchase Price and Haircut Amount for such Eligible Asset to be disbursed by Buyer, which party shall be either (i) with respect to Wet-Ink Transactions, an unaffiliated title company, title insurance agent, escrow company or attorney which is responsible for disbursing the origination proceeds of the Mortgage Loan or a seller of such Mortgage Loan unaffiliated with a Seller Party, or (ii) with respect to all other Transactions, Seller or its designee.
“Simultaneously Funded Transaction” shall mean the purchase of any Modification Early Buyout by Seller that is to be simultaneously funded by Buyer.
“SIPA” shall mean the Securities Investor Protection Act of 1970, as amended.
“SOFR” shall mean a rate per annum equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on its website.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Take-out Commitment” shall mean a commitment of Nationstar Servicer to either (a) sell one or more identified Underlying Mortgage Loans to a Take-out Investor or (b) (i) swap one (1) or more identified Underlying Mortgage Loans with a Take-out Investor that is the applicable Agency for an Agency Security, and (ii) sell the related Agency Security to a Take-out Investor, and in each case, the corresponding Take-out Investor’s commitment back to Nationstar Servicer to effectuate any of the foregoing, as applicable. With respect to any Take-out Commitment with the applicable Agency, the applicable agency documents shall list Buyer as sole subscriber.
“Take-out Investor” shall mean (i) an Agency, (ii) other institution which has made a Take-out Commitment, with respect to Agency Securities, and settles such Agency Securities through the Mortgage-Backed Securities Clearing Corporation or the Fixed Income Clearing Corporation, or (iii) any third-party that is not an Affiliate of the Seller Parties which has made a Take-out Commitment for the purchase of Underlying Mortgage Loans; provided that to the extent Underlying Assets are sent pursuant to a bailee letter with a third party bailee that is not a nationally known bank who will hold the files for the Take-out Investor prior to purchase, such third party bailee must be approved by Buyer in its reasonable discretion.
“Tax” and “Taxes” shall have the meaning set forth in Section 8(a) hereof.
“Termination Date” shall have the meaning set forth in the Pricing Side Letter.
“Termination Event” shall have the meaning set forth in Section 17 hereof.
“Trade Assignment” shall mean an assignment by Seller to Buyer of a forward trade between a Take-out Investor and Seller with respect to an Agency Security related to Pooled Loans substantially in the form of Exhibit G hereto.
“Trailing Documentation Modification Loan” shall mean, with respect to a Modification Early Buyout, a Mortgage Loan for which the original Mortgage Note has been delivered to the applicable Custodian on or prior to the related Purchase Date but the remaining Asset Documents for such Mortgage Loan will be delivered after the related Purchase Date.
“Transaction” shall have the meaning set forth in Section 1 hereof.
“Transaction Request” shall mean a request from Seller to Buyer to enter into a Transaction (including a Purchase Price Increase), setting forth the proposed terms for such

Transaction and in form and substance acceptable to Buyer. With respect to Direct Disbursement Transactions, such Transaction Request shall occur upon Seller’s request to enter into a Direct Disbursement Transaction via the Finance Portal.
“Trust Receipt” shall have the meaning set forth in the applicable Custodial Agreement.
“Trustee” shall mean Wilmington Trust, National Association, not in its individual capacity but solely in its capacity as Owner Trustee.
“Trustee Expense Cap” shall mean an aggregate amount equal to, (i) prior to the occurrence of an Event of Default, $250,000, and (ii) following the occurrence and during the continuation of an Event of Default, $1,000,000.
“Trust’s Agent” shall have the meaning set forth in the Asset Subsidiary Agreement.
“Uncommitted Amount” shall have the meaning set forth in the Pricing Side Letter.
“Underlying Asset” shall mean each Underlying Mortgage Loan and Underlying REO Property related to a Purchased Certificate.
“Underlying Mortgage Loan” shall mean a Mortgage Loan, the legal title to which is owned by the Asset Subsidiary and 100% of the beneficial interest in which is represented by the related Purchased Certificate sold by Seller to Buyer in a Transaction.
“Underlying REO Property” shall mean REO Property, the fee title of which is held by the REO Subsidiary or a nominee approved by Buyer, including the related Asset File, 100% of the beneficial interest in which is represented by an REO Subsidiary Interest pledged by Seller to Buyer in connection with an outstanding Transaction.
“Underwriting Guidelines” shall mean the underwriting guidelines of the applicable Agency, FHA, VA and USDA, as applicable.
“Uniform Commercial Code” and “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Repurchase Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.
“Unwind Rights” shall mean the right to unilaterally dissolve, wind up, liquidate, call or otherwise terminate any Asset Subsidiary Interest and acquire or liquidate, transfer or otherwise dispose of the related Underlying Assets, and including the right to collapse any Asset Subsidiary in accordance with the terms of the Asset Subsidiary Agreement and acquire a direct interest in the related Underlying Assets.

“USB Custodial Agreement” shall mean that certain Amended and Restated Custodial Agreement, dated as of March 27, 2025, among Guarantor, Buyer and U.S. Bank National Association, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“USDA” shall mean the United States Department of Agriculture or any successor thereto.
“USDA Account” shall mean the meaning set forth in Section 32(a)(iv) hereof.
“USDA Assets” shall mean, individually or collectively, as the context may require, USDA Loans and Underlying REO Properties related thereto.
“USDA Loan” shall mean a first lien Mortgage Loan originated in accordance with the criteria in effect at the time of origination and established by and guaranteed by the USDA.
“USDA Regulations” shall mean the regulations promulgated by the USDA under the Helping Families Save Their Homes Act of 2009, as amended from time to time and codified in 7 Code of Federal Regulations, and other USDA issuances relating to USDA Loans, including the related handbooks, circulars, notices and mortgagee letters.
“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday, and (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“VA” shall mean the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.
“VA Account” shall have the meaning set forth in Section 32(a)(iii) hereof.
“VA Assets” shall mean, individually or collectively, as the context may require, any VA Loans and any REO Properties converted therefrom.
“VA Loan” shall mean a Mortgage Loan which is subject of a VA Loan Guaranty Agreement as evidenced by a loan guaranty certificate, or a Mortgage Loan which is a vendor loan sold by the VA.
“VA Loan Guaranty Agreement” shall mean the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, as amended.
“VA Regulations” shall mean the regulations promulgated by VA and codified in 38 Code of Federal Regulations, and other VA issuances relating to VA Loans, including the related handbooks, circulars, notices and mortgagee letters.

“Verification Agent” shall mean Phoenix Collateral Advisors, LLC and any successor thereto under the Verification Agent Agreement.
“Verification Agent Agreement” shall mean the Amended and Restated Verification Agent Agreement, dated as of March 27, 2025, among Seller Parties, Buyer and Verification Agent.
“Wet-Ink Mortgage Loan” shall mean an Eligible Mortgage Loan acceptable to Buyer (a) which Seller Parties are making subject to a Transaction simultaneously with the origination thereof or the acquisition thereof from a correspondent seller, and (b) for which the complete Asset File is in the possession of a title agent or a closing attorney or is in the process of being delivered to and reviewed by the Custodian.
“Wet-Ink Transactions” shall mean any Transaction the subject of which is a Wet-Ink Mortgage Loan.
Section 4.Committed Amount; Uncommitted Amount; Initiation; Termination. Subject to the terms and conditions set forth herein, Buyer agrees that it will, with respect to the Committed Amount, and may in its sole discretion with respect to the Uncommitted Amount, enter into Transactions with Seller from time to time prior to the occurrence and continuance of an Event of Default. Buyer shall have the obligation to enter into Transactions up to the Committed Amount, subject to the terms and conditions set forth herein, but shall have no obligation to enter into Transactions with respect to the Uncommitted Amount. Unless otherwise agreed to between Buyer and Seller in writing, all Transactions shall be deemed to be first made against the Committed Amount and then the remainder, if any, against the Uncommitted Amount. Within the foregoing limits and subject to the terms and conditions set forth herein, Seller and Buyer may (with respect to the Uncommitted Amount) and shall (with respect to the Committed Amount) enter into Transactions. For the sake of clarity, Seller hereby acknowledges that Buyer is under no obligation to agree to enter into, or to enter into, any Transaction with respect to the Uncommitted Amount pursuant to this Agreement.
(a)  Conditions Precedent to Initial Transaction. Buyer’s agreement to enter into the initial Transaction following the A&R Effective Date hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from Seller any fees and expenses payable hereunder, and all of the following documents, each of which shall be satisfactory to Buyer and its counsel in form and substance:
(i)Facility Documents. The Facility Documents, duly executed and delivered by the parties thereto.
(ii)Opinions of Counsel. (A) Legal opinions of counsel relating to general corporate matters of the Seller Parties and Guarantor, including the enforceability of the Facility Documents and the Buyer’s security interest in the Repurchase Assets, application of the repo and securities contract safe harbors, the attachment and perfection of such security interest under the UCC, compliance with the Investment Company Act (indicating, among other things, that it is not necessary to register REO Subsidiary or the Asset Subsidiary for express reasons other than the exemption provided by Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act); (B) Delaware opinions of outside counsel to the Asset Subsidiary and Trustee, including general corporate matters in connection with the formation of the Asset Subsidiary and issuance of the Asset Subsidiary Certificate; and (C) a Bankruptcy Code opinion of outside counsel to each Seller Party and Guarantor with respect to the matters outlined in Section 34 hereof and Section 20 of the Guaranty, each of which shall be in a form acceptable to Buyer in its sole discretion;
(iii)Organizational Documents. A certificate of corporate existence of each Seller Party and Guarantor delivered to Buyer prior to the Effective Date and copies certified by an officer of each Seller Party or Guarantor, as applicable of the charter and by-laws (or equivalent documents) of such Seller Party and Guarantor and of all corporate or other authority for each Seller Party with respect to the execution, delivery and performance of the Facility Documents;
(iv)Good Standing Certificate. A copy of a good standing certificate from the jurisdiction of organization of each Seller Party and Guarantor, dated as of no earlier than the date ten (10) Business Days prior to the A&R Effective Date;
(v)Incumbency Certificate. An incumbency certificate of an officer of each Seller Party and Guarantor, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Facility Documents;
(vi)Security Interest. Evidence that all actions necessary or, in the opinion of Buyer in its good faith discretion, desirable to perfect and protect Buyer’s interest in the Purchased Assets and other Repurchase Assets have been taken, including, without limitation, ensuring that any Asset Subsidiary Interests are evidenced by certificates in registered form and that such Asset Subsidiary Certificates constitute and remain “securities” (as defined in Section 8-102 of the Uniform Commercial Code), conducting UCC searches and filing duly authorized Uniform Commercial Code financing statements and amendments on Form UCC-1 or UCC-3, as applicable;
(vii)Insurance. Evidence that Guarantor has added Buyer as an additional loss payee under Guarantor’s Fidelity Insurance;
(viii)Delivery of Purchased Certificates. Seller shall have delivered the Purchased Certificates to Buyer, in each case, registered in the name of the Buyer; and
(ix)Addition Notices. If requested by Buyer, a copy of any bill of sale or any other schedule, notice, periodic report or other written information delivered pursuant to the Asset Subsidiary Agreement evidencing that the subject Underlying Assets have been acquired by the Asset Subsidiary pursuant to the Asset Subsidiary Agreement.
(x)Other Documents. Such other documents as Buyer may reasonably request, in form and substance reasonably acceptable to Buyer.
(viii)Conditions Precedent to all Transactions. Upon satisfaction of the conditions set forth in this Section 4(b), Buyer may enter into a Transaction with the Seller Parties. Buyer’s entering into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto to the intended use thereof:
(i)Confirmation. Buyer’s disbursement of the Purchase Price in connection with a Transaction Request shall be deemed Buyer’s agreement to fund and accept such Transaction Request, unless Buyer expressly notifies Seller Parties in writing to the contrary.
(ii)Due Diligence Review. Without limiting the generality of Section 21 hereof, Buyer shall have completed, to its satisfaction, its due diligence review of the related Mortgage Loans and REO Property to confirm their eligibility hereunder and each Seller Party, Guarantor and the Servicers;
(iii)No Default or Termination Event. No Default or Termination Event shall have occurred and be continuing under the Facility Documents;
(iv)Representations and Warranties. Both immediately prior to the Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by each Seller Party and Guarantor in Section 13 hereof, shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
(v)Maximum Facility Amount. After giving effect to the requested Transaction, the aggregate outstanding Purchase Price for all Purchased Assets subject to then outstanding Transactions under this Agreement shall not exceed the Maximum Facility Amount;
(vi)No Margin Deficit. After giving effect to the requested Transaction, (a) the Funding Asset Value with respect to all Eligible Mortgage Loans subject to such Transaction exceeds the aggregate Purchase Price for such Transaction, and (b) the Asset Value of all Purchased Assets (including the Mortgage Loans related thereto) exceeds the aggregate Repurchase Price for such Transactions;
(vii)Transaction Request.
(A)Transaction Request for Direct Disbursement Transactions. In connection with each Direct Disbursement Transaction, Seller shall deposit the required Haircut Amount for such Transaction in the Haircut Account by no later than 4:00 p.m. (New York time) on the related Purchase Date.  In addition, a Finance Portal Approved User of the Seller shall deliver into the Finance Portal the applicable disbursement instructions and all supplemental information required by Buyer, and shall initiate the final Transaction Request via the Finance Portal, by no later than 5:00 p.m. (New York time) on the related Purchase Date.  The Finance Portal will remain open until 6:00 p.m. (New York time), but any Transaction Requests completed after 5:00 p.m. (New York time) will be processed by Buyer on a best efforts basis.
(B)Simultaneously Funded Transactions. In connection with each Simultaneously Funded Transaction, Seller shall have delivered to Buyer a Transaction Request and Asset Schedule on or prior to 10:00 a.m. (New York City time) on the related Purchase Date, or other such time as the parties agree.
(C)Other Transactions.    In connection with each Transaction other than a Direct Disbursement Transaction or a Simultaneously Funded Transaction, Seller shall have delivered to Buyer a Transaction Request and a preliminary Asset Schedule to Buyer on or prior to 12:00 p.m. (New York time) two (2) Business Days prior to the Purchase Date and shall have delivered to Buyer a final Asset Schedule on or prior to

12:00 p.m. (New York time) one (1) Business Day prior to the Purchase Date, or such other time as the parties agree.
(viii)Delivery of Asset File. Nationstar Servicer shall have delivered to the applicable Custodian the Asset File with respect to the Underlying Assets related to each Purchased Asset and such Custodian shall have issued a Trust Receipt with respect to each such Purchased Asset to Buyer all in accordance with the related Custodial Agreement. Notwithstanding the foregoing condition precedent with respect to delivery of Asset Files to the Custodian, (i) with respect to a Trailing Documentation Modification Loan, Seller shall deliver such Asset Documents to such Custodian within seven (7) Business Days following the related Purchase Date (other than the Mortgage Note related to such Trailing Documentation Modification Loan, which shall be delivered on or prior to the related Purchase Date), and (b) with respect to each Wet-Ink Transaction, the complete Asset File may be in the possession of a title agent or a closing attorney and shall be delivered to the Custodian after the Purchase Date, or is in the process of being delivered to and reviewed by the Custodian, as provided in the Custodial Agreement.
(ix)Fees and Expenses. Buyer shall have received all invoiced fees and expenses of counsel to Buyer as contemplated by the Pricing Side Letter and Section 18(b) hereof;
(x)New Origination Maximum Purchase Price. With respect to any New Origination Mortgage Loans requested to be subject to a Transaction, after giving effect to the requested Transaction, the aggregate outstanding Purchase Price for all New Origination Mortgage Loans subject to then outstanding Transactions under this Agreement shall not exceed the New Origination Maximum Purchase Price;
(xi)No Material Adverse Change. None of the following shall have occurred and/or be continuing:
(A)an event or events shall have occurred in the good faith determination of Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by securities or an event or events shall have occurred resulting in Buyer not being able to finance Purchased Assets, Underlying Mortgage Loans or Underlying REO Property through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or
(B)an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or
(C)reserved; or
(D)there shall have occurred (i) a material change in financial markets, an outbreak or escalation of hostilities or a material change in national or international political, financial or economic conditions; (ii) a general suspension of trading on major stock exchanges; or (iii) a disruption in or moratorium on commercial banking activities or securities settlement services.
(xii)Reserved.

(xiii)Servicer Notices. To the extent not previously delivered and with respect to a Servicer (other than Nationstar Servicer), Seller shall have provided to Buyer a Servicer Notice in form and substance acceptable to Buyer, addressed to, agreed to and executed by Servicer, Seller and Buyer;
(xiv)Asset Guidelines. Buyer shall have received a true and correct copy of the applicable Asset Guidelines and shall have approved such Asset Guidelines and any amendments thereto in its sole discretion.
(xv)Certification by Seller. Each Transaction Request delivered by Seller hereunder shall constitute a certification by Seller that all the conditions set forth in this Section 4(b) (other than clauses (i), (ii), (vi), (vii), (viii), (x), (xi) and (xiv) hereof) have been satisfied (both as of the date of such notice or request and as of Purchase Date).
(ix)Initiation.
(i)Request and Confirmation. Unless otherwise agreed, Seller shall request that Buyer enter into a Transaction by delivering a Transaction Request to Buyer on or prior to the date and time required for such Transaction Request as provided in Section 4(b)(vii) hereof.  Each Transaction Request delivered to Buyer shall constitute a certification by Seller that all the applicable conditions set forth in Section 4(b) hereof (other than with respect to “No Material Adverse Change”) have been satisfied, both as of the date of such notice or request and as of Purchase Date.  Such Transaction Request shall include an Asset Schedule with respect to the Underlying Assets to be subject to such requested Transaction.  The terms of each Transaction shall be deemed confirmed by Buyer’s disbursement of the related Purchase Price in connection with the related Transaction Request, with respect to such Underlying Assets; provided, that to the extent there are any additional terms or any terms with respect to such Transaction that conflict with this Agreement, such terms shall be confirmed in written Confirmation (which may be delivered via electronic mail) by Buyer and accepted by Seller.  Each Confirmation, or if none, each Transaction Request, as applicable, together with this Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby.  For the avoidance of doubt, all Transactions shall be deemed part of the Facility Pool unless allocated to a Discrete Pool as set forth in the related Pooling Addendum or in accordance with Section 4(g) below.
(ii)Concerning Underlying Assets. Subject to the terms and conditions of this Agreement, during such period Seller may sell, repurchase and resell Purchased Assets, Underlying Assets and Eligible Assets hereunder.
(iii)Transfer and Custody. On the Purchase Date for each Transaction, ownership of the Purchased Assets (including the beneficial ownership in Underlying Assets related thereto) shall be transferred to Buyer or its designee, against the simultaneous transfer of the Purchase Price to Seller or Seller’s designee as provided herein. With respect to the Purchased Assets being sold by Seller on a Purchase Date, Seller hereby sells, transfers, conveys and assigns to Buyer or its designee, without recourse, but subject to the terms of this Agreement, all the right, title and interest of Seller in and to the Purchased Assets (including all Underlying Assets) together with all right, title and interest in and to the proceeds of any related Repurchase Assets. In connection with such sale, transfer, conveyance and assignment, on or prior to each Purchase Date, Seller Parties shall deliver or cause to be delivered and released to Buyer or its designee, the Asset File for the related Underlying Assets in accordance with the terms of the Custodial Agreement.

(iv)MERS Updates. Within seven (7) Business Days following the Purchase Date with respect to Wet-Ink Transactions, Seller shall take such steps as are necessary and appropriate to effect the transfer to Buyer on the MERS System of the applicable Underlying Mortgage Loans so purchased, and to cause Buyer to be designated as “Interim Funder” on the MERS System with respect to each such Underlying Mortgage Loan.
(v)Settlement.
(A)Direct Disbursement Transactions. Subject to the conditions and provisions of this Section 4 with respect to each Direct Disbursement Transaction, Buyer will make reasonable efforts to (x) transfer the related Haircut Amount from the Haircut Account to the Operating Account, (y) allocate the related Purchase Price to be paid by Buyer for such Transaction to the Operating Account, and (z) disburse the combined related Haircut Amount and Purchase Price from the Operating Account (which for the avoidance of doubt may include funds disbursed via an overdraft from the Operating Account) to the applicable Settlement Party pursuant to payment instructions provided and confirmed by an authorized Finance Portal Approved User via the Finance Portal. Such transfer of funds to the applicable Settlement Party on the Purchase Date for any Direct Disbursement Transaction will constitute full payment by Buyer of the Purchase Price for such Mortgage Loan and will be subject to the Lien of the Buyer created hereby.
(B)Other Transactions. Subject to the conditions and provisions of this Agreement, including this Section 4 with respect to each Transaction other than a Direct Disbursement Transaction, the Purchase Price will be made available by Buyer, via wire transfer, of the aggregate net amount of such Purchase Price in immediately available funds to Seller or Seller’s designee pursuant to payment instructions provided by Seller to Buyer in writing and confirmed by an Authorized Individual for Payment Instructions.
(vi)Failed Fundings. If any amounts are disbursed by Buyer to a Settlement Party in connection with a Direct Disbursement Transaction and the related Mortgage Loan fails to be funded to the related Mortgagor or the origination or acquisition of such Mortgage Loan otherwise fails to close for any reason, Seller shall provide written notice to Buyer of such failure as soon as possible and shall return, or cause the Settlement Party to return, to the Operating Account the amounts disbursed by Buyer in respect of such Mortgage Loan as soon as practicable, and in each case no later than one (1) Business Day following the related Purchase Date. In connection with any such failed Transaction, Price Differential shall accrue on the Purchase Price disbursed to the Settlement Party from the day of such disbursement (or, if Buyer disbursed such amounts to the Settlement Party after 5:30 p.m. (New York time), from the day following such disbursement) until the related Purchase Price is returned to Buyer. Funds returned to the Operating Account after 5:00 p.m. (New York time) shall be deemed to have been received on the next succeeding Business Day. Seller further agrees to indemnify Buyer for any loss, cost or expense incurred by Buyer as a result of the failure of any Mortgage Loans to close or to be delivered to Buyer. In connection with a failed Direct Disbursement Transaction, Buyer shall deposit in the Haircut Account, if applicable, the portion of disbursement proceeds allocable to the Haircut Amount returned by a Settlement Party.
(vii)FHA Loans. To the extent that any FHA Loan remains subject to a Transaction for 364 consecutive days, the Seller shall repurchase and transfer to the Guarantor such FHA Loan and may request that Buyer enter into a new Transaction with respect to such FHA Loan in accordance with the procedures set forth in Section 4(c)(i) above. For the avoidance of doubt, to the extent that an FHA Loan is repurchased, the

Seller shall be permitted to enter into a new Transaction after the time of repurchase with respect to such FHA Loan. Furthermore, if an FHA Loan becomes subject to a new Transaction pursuant to this Section 4(c)(vii), for the purposes of determining the number of days an FHA Loan is subject to a new Transaction, such measure shall be based on the first day that such FHA Loan is subject to the new Transaction, regardless of the original Purchase Date for such FHA Loan.
(x)Each Underlying Mortgage Loan subject to a Transaction hereunder that is an Early Buyout Mortgage Loan shall be subject to the following requirements. After an Early Buyout:
(i)if such Underlying Mortgage Loan remains a defaulted mortgage loan, it shall become subject to an Agency Claim Process as appropriate. All Underlying Mortgage Loans subject to such Agency Claim Process shall designate the Nationstar Servicer on the applicable Agency electronic submission as payee. Upon receipt of proceeds, Nationstar Servicer shall transfer funds into the Collection Account within two (2) Business Days as more particularly set forth in Section 32 hereof; and
(ii)if such Underlying Mortgage Loan becomes subject to foreclosure and/or conversion to Underlying REO Property, REO Subsidiary shall cause such real property to be taken by deed, or by means of such instruments as is provided by the Governmental Authority governing the transfer, or right to request transfer and issuance of the deed, or such instrument as is provided by the related Governmental Authority, or to be acquired through foreclosure sale in the jurisdiction in which the Underlying REO Property is located, in the name of the Nominee for the benefit of REO Subsidiary (the date on which any such event occurs, the “Conversion Date”). On the Conversion Date, (a) Seller shall (i) notify Buyer in writing that such Underlying Mortgage Loan has become an Underlying REO Property and the value attributed to such Underlying REO Property by Seller, (ii) deliver, or shall cause to be delivered, to Buyer and the applicable Custodian an Asset Schedule with respect to such Underlying REO Property, and (iii) be deemed to make the representations and warranties listed on Schedule 1-A hereto with respect to such Underlying REO Property; and (b) (i) such Underlying REO Property shall be deemed an Underlying REO Property owned by the REO Subsidiary hereunder and its Market Value shall be included in the Market Value of the REO Subsidiary Interests and (ii) to the extent that such conversion results in a Margin Deficit, Seller shall pay such amount in accordance with Section 5(b) hereof. In connection with any VA Loan, Seller shall obtain a BPO within thirty (30) calendar days following conversion thereof. Notwithstanding anything to the contrary herein, Buyer shall have a continuous Lien on the Mortgage Loan through foreclosure of such Underlying Mortgage Loan and the resulting Underlying REO Property and any transfer thereof shall, in all cases, be made subject to the Lien of Buyer.
(xi)Repurchase.
(i)Unless an Event of Default has occurred and is continuing, there is an outstanding Margin Deficit or any Default related to a nonpayment of any Obligation, Seller may, in its sole option, repurchase Purchased Assets or obtain the release of REO Properties without penalty or premium on any date; it being understood that Seller shall be permitted to repurchase such Purchased Asset if such repurchase would cure such Event of Default, Default, or Margin Deficit. The Repurchase Price payable for the repurchase of any such Purchased Asset or release of REO Property shall be reduced as provided in Section 5(e) hereof. If Seller intends to make such a repurchase, Seller shall give prior written notice in the form of Exhibit F attached hereto to Buyer, designating the Purchased Asset to be repurchased or REO Property to be released. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, and, on receipt, such amount shall be applied to the Repurchase Price for the designated Purchased Asset or Underlying Asset.
(ii)On the Repurchase Date, termination of the Transaction will be effected by reassignment to Seller or its designee of the Purchased Asset, Underlying Mortgage Loan or Underlying REO Property (and any Income in respect thereof received by Buyer not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 6 hereof) against the simultaneous transfer of the Repurchase Price to an account of Buyer free and clear of any Liens created by or through Buyer. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Asset, Underlying Mortgage Loan or REO Property (but liquidation or foreclosure proceeds received by Buyer shall be applied to reduce the Repurchase Price for such Purchased Asset, Underlying Mortgage Loan or Underlying REO Property on each Payment Date except as otherwise provided herein). Seller is obligated to obtain the Asset Files from Buyer or its designee at Seller’s expense on the Repurchase Date and Buyer, upon request, shall instruct the applicable Custodian to return the Asset Files to Seller or its designee.
(iii)On the related Repurchase Date, Buyer shall be deemed to have simultaneously released its interest in the applicable Purchased Asset in each case without any further action by Buyer or any other Person.  To the extent any UCC financing statement filed against the Seller specifically identifies such Purchased Asset, upon Seller’s reasonable request, within a reasonable time frame, Buyer shall deliver an amendment thereto or termination thereof evidencing the release of such Purchased Asset from Buyer’s security interest therein.  Any such transfer or release shall be without recourse to Buyer and without representation or warranty by Buyer.
(xii)Administration of the Benchmark.
(i)If prior to any Payment Date, Buyer determines in its sole discretion that, by reason of circumstances affecting the relevant market, (A) adequate and reasonable means do not exist for ascertaining the Benchmark, (B) the applicable Benchmark is no longer in existence, (C) continued implementation of the Benchmark is no longer administratively feasible or no significant market practice for the administration of the Benchmark exists, (D) the Benchmark will not adequately and fairly reflect the cost to Buyer of purchasing or maintaining Purchased Assets or (E) the administrator of the applicable Benchmark or a Governmental Authority having jurisdiction over Buyer has made a public statement identifying a specific date after which the Benchmark shall no longer be made available or used for determining the interest rate of loans, Buyer may give prompt notice thereof to Seller (each, a “Benchmark Replacement Event”), whereupon either (x) the rate that will replace the Benchmark for the accrual period immediately succeeding such Payment Date, and for all subsequent accrual periods until such notice has been withdrawn by Buyer, shall be the greater of (i) an alternative benchmark rate (including any mathematical or other adjustments to such benchmark rate (if any) incorporated therein) and (ii) zero, in lieu of the then-applicable Benchmark (any such rate, a “Benchmark Replacement Rate”), together with any proposed Benchmark Administration Changes, as determined by Buyer in its sole discretion, or (y) Seller may repurchase the Purchased Assets then subject to Transactions and terminate the Facility Documents without penalty or premium.
(ii)Subject to the following sentence, Buyer will have the right to make Benchmark Administration Changes from time to time with respect to the

Benchmark (including any Benchmark Replacement Rate), and will promptly notify Seller of the effectiveness of any such changes. Any adoption of Benchmark Administration Changes and any determination of a Benchmark Replacement Rate shall be made by Buyer in a manner substantially consistent with market practice with respect to similarly situated counterparties with substantially similar assets in similar facilities; provided that the foregoing standard shall only apply to repurchase transactions that are under the supervision of Buyer’s investment bank New York mortgage finance business that administers the Transactions. Notwithstanding anything to the contrary herein or the other Facility Documents, any such Benchmark Administration Changes will become effective without any further action or consent of Seller or any other party to this Agreement or the other Facility Documents.
(xiii)Pooling Transactions.
(i)Transactions may only be allocated to one Pool at a time. At any time, the Buyer and Seller may mutually agree to allocate one or more Transactions and the related Underlying Assets to a Discrete Pool by entering into a Pooling Addendum. The Pooling Addendum shall specifically identify the Transactions and related Underlying Assets in such Discrete Pool. Except as set forth in Section 4(h) below, once a Transaction is designated to a Discrete Pool, it may not be reallocated to any other Pool. Unless otherwise specified in the related Pooling Addendum, the Transactions in such Discrete Pool shall be subject to the same terms and conditions set forth herein. Notwithstanding the foregoing, a Pooling Addendum may set forth additional terms in respect of the related Discrete Pool, including without limitation, a limit on the aggregate Purchase Price of Transactions which may be allocated to such Discrete Pool.
(ii)Unless an Event of Default has occurred and is continuing or there is an outstanding Margin Call, the Seller may cause the removal of Transactions from a Discrete Pool in connection with an optional repurchase described in Section 4(e)(i) hereof. Provided that no Event of Default has occurred and is continuing and there is no outstanding Margin Call, Transactions allocated to any Discrete Pool may be reallocated to the Facility Pool or to another Discrete Pool with the consent of Buyer in its good faith discretion; provided that Buyer shall not be required to consent to such a reallocation if Buyer has sold any participation which remains outstanding with respect to such Transactions.
(iii)Each Pooling Addendum shall designate a single Repurchase Date for all of the Transactions in such Discrete Pool.
(xiv)Rollover Transactions. On the scheduled Repurchase Date for any Transaction, if (x) such Repurchase Date occurs prior to the Termination Date, (y) the Seller elects not to repurchase such Transactions and (z) the conditions precedent to Transactions as set forth in Section 4(b) hereof are satisfied, a new Transaction shall be entered into with respect to the Underlying Asset(s) related to such Transaction and the Purchase Price paid by Buyer in respect thereof shall be used to repay the Repurchase Price of the then-maturing Transaction in full. Unless otherwise agreed to by the Buyer and Seller, each Transaction entered into pursuant to this Section 4(h) shall be designated to the Facility Pool subject to the same terms and conditions set forth herein, and the applicable Repurchase Date therefor shall initially be designated as the Termination Date.
Section 5.Margin Amount Maintenance; Determination of Asset Value.

(a)    Buyer shall determine the Asset Value (without duplication) of the Purchased Assets, Underlying Mortgage Loans and Underlying REO Property at such intervals as determined by Buyer in its sole discretion (which may be performed on a daily basis, at the Buyer’s good faith discretion).
(xv)From time to time the Asset Value of all Purchased Assets or Underlying Assets subject to one or more Transactions may be less than the aggregate Purchase Price for all such Transactions (a “Margin Deficit”). If at any time a Margin Deficit exists with respect to (x) all Transactions related to Early Buyout Assets, or (y) all Transactions related to New Origination Mortgage Loans, as applicable, and such Margin Deficit is greater than the applicable Margin Threshold, then Buyer may by notice to Seller (as such notice is more particularly set forth below, a “Margin Call”) require Seller to transfer to Buyer cash so that the aggregate Asset Value of the related Purchased Assets or Underlying Assets, including any such cash, will thereupon equal or exceed the aggregate Purchase Price for all Transactions related to such Purchased Assets or Underlying Assets (such transfer, a “Margin Deficit Payment”). If Buyer delivers a Margin Call to Seller on or prior to 10:00 a.m. on any Business Day, then Seller shall transfer cash to Buyer no later than 5:00 p.m. that same day. In the event Buyer delivers a Margin Call to Seller after 10:00 a.m. on any Business Day, Seller shall be required to transfer cash no later than 10:00 a.m. on the subsequent Business Day.
(xvi)Buyer’s election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit in excess of the Margin Threshold shall not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit in excess of the Margin Threshold exists.
(xvii)If at any time the Funding Asset Value of the Purchased Assets or an Underlying Asset subject to Transactions hereunder as of any date of determination exceeds the aggregate Purchase Price for all Transactions on account of Purchased Assets or the applicable Underlying Assets, plus accrued and unpaid Price Differential (an “Excess Unfunded Purchase Price”) by more than the applicable Margin Threshold, then Seller may, by prior written notice to Buyer (an “Excess Unfunded Purchase Price Notice”), require Buyer to remit such Excess Unfunded Purchase Price and such Excess Unfunded Purchase Price shall be added to the Purchase Price outstanding on a pro rata basis with respect to the applicable Underlying Assets. If Seller delivers an Excess Unfunded Purchase Price Notice to Buyer on or prior to 10:00 a.m. on any Business Day, then Buyer shall transfer such Excess Unfunded Purchase Price to Seller no later than 5:00 p.m. that same day. In the event Seller delivers an Excess Unfunded Purchase Price Notice to Buyer after 10:00 a.m. on any Business Day, Buyer shall be required to transfer such Excess Unfunded Purchase Price no later than 10:00 a.m. on the subsequent Business Day. Buyer shall not be obligated to remit Excess Unfunded Purchase Price to the extent (A) it would cause the outstanding Purchase Price to exceed the Maximum Facility Amount; (B) a Default has occurred and is continuing or would exist after such action by Buyer; (C) such action would be inconsistent with Buyer’s determination of Funding Asset Value in accordance with this Agreement; or (D) such action would cause a Margin Deficit.
(xviii)Any cash transferred to Buyer pursuant to Section 5(b) above shall be credited to the Repurchase Price of the related Transactions and any cash transferred from Buyer pursuant to Section 5(d) hereof shall be added to the Repurchase Price.
(xix)Provided that no Event of Default has occurred and is continuing, Buyer may reallocate outstanding Purchase Price among some or all Underlying Assets subject to Transactions by reducing the Purchase Price in respect of any Underlying Assets having a deficit of Margin and increasing the Purchase Price in respect of any Underlying Assets having an excess of Margin (a “Margin Reallocation”). Any Margin Reallocation made by Buyer shall become effective (i) immediately, if no Margin Deficit exists following such Margin Reallocation, or (ii) upon satisfaction of any Margin Deficit (via Margin Deficit Payment or pursuant to Section 6(c) hereof). For the avoidance of doubt, if a Margin Deficit exists or would exist following any Margin Reallocation, and such Margin Deficit (x) exceeds the applicable Margin Threshold and (y) remains uncured, then such Margin Reallocation will not become effective and Buyer shall adjust its books and records as if such Margin Reallocation had not occurred. Upon the effectiveness of any Margin Reallocation, the aggregate Purchase Price for any Pool may be deemed to be increased or decreased, as applicable.
(xx)If at any time the aggregate Asset Value of all Purchased Assets and Underlying Assets (without duplication) subject to all Transactions is greater than the aggregate outstanding Purchase Price for all such Transactions (a “Margin Excess”), then Buyer may, to the extent such Margin Excess is being used to cover any payment that would otherwise be due from Seller or Guarantor (such amount, a “Governing Agreement Payment”) pursuant to a Governing Agreement (as defined in the Netting Agreement), remit additional Purchase Price (the “Additional Purchase Price”) in an amount equal to the lesser of (x) such Margin Excess and (y) the Governing Agreement Payment, which Additional Purchase Price is hereby authorized and directed by Seller to be remitted by Buyer or JPM Entity (as defined in the Netting Agreement), as applicable, to which such Governing Agreement Payment is due. Buyer shall not be obligated to remit any Additional Purchase Price in connection with a Margin Excess to the extent that (A) it would cause the outstanding Purchase Price for all Transactions to exceed the Maximum Purchase Price; (B) a Default has occurred and is continuing or would exist after such action by Buyer; (C) such action would be inconsistent with Buyer’s determination of Margin Excess in accordance with this Agreement; (D) such action would cause a Margin Deficit; or (E) it would be used for any purpose other than as a Governing Agreement Payment remitted to a JPM Entity.
Section 6.Accounts; Income Payments.
(a)    Notwithstanding that Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Assets (other than REO properties) for all purposes except accounting and tax purposes, Seller shall pay to Buyer the accreted value of the Price Differential (less any amount of such Price Differential previously paid by Seller to Buyer) plus the amount of any unpaid Margin Deficit (each such payment, a “Periodic Advance Repurchase Payment”) on each Payment Date. Notwithstanding the preceding sentence, if Seller fails to make all or part of the Periodic Advance Repurchase Payment by 4:00 p.m. on any Payment Date, the Pricing Rate shall be equal to the Post-Default Rate until the Periodic Advance Repurchase Payment is received in full by Buyer.
(xxi)Reserved.
(xxii)Seller shall, and shall cause Servicer to, hold for the benefit of, and in trust for, Buyer all Income received by Servicer on behalf of the Seller Parties with respect to such Purchased Assets, Underlying Mortgage Loans and Underlying REO Property. Seller shall cause Servicer to deposit all such Income received on account of such Purchased Assets, Underlying Mortgage Loans and Underlying REO Property serviced or managed by Servicer in accordance with the applicable Servicer Notice. To the extent that Seller is holding any Income, Seller shall deposit such Income upon receipt into the Collection Account (the title of which shall indicate that the funds therein are being held in trust for Buyer) with Bank, which account shall be subject to the Collection Account Control Agreement. All such Income shall constitute the property of Buyer except for tax purposes which shall be treated as income and property of Seller, and shall not be commingled with other property of Seller or any Affiliate of Seller. Seller understands and agrees that the Collection Account shall be subject to the Collection Account Control Agreement. Seller shall and shall cause Nationstar Servicer to deposit all such Income with respect to Early Buyout Mortgage Loans, including all amounts received from HUD, FHA, VA or USDA, received on account of the Underlying Mortgage Loans and Underlying REO Property serviced by Servicer, into the Collection Account within two (2) Business Days of receipt. With respect to any New Origination Mortgage Loans subject to a Transaction, upon the occurrence and continuance of an Event of Default, Seller shall, and shall cause Nationstar Servicer to deposit all related Income in the Collection Account within two (2) Business Days of receipt. All funds deposited in the Collection Account during any month shall be remitted to the Operating Account one (1) Business Day prior to the monthly Payment Date. Buyer shall withdraw any funds on deposit in the Operating Account and apply them in respect of the applicable Pool to which such funds relate as follows:
(i)first, (a) to pay any outstanding Servicer (other than Nationstar Servicer) fees or sub-servicer fees related to such Pool and then (b) to pay fees, expenses and indemnities then due and owing to the Trustee or the Trust Certificate Registrar (as defined in the Asset Subsidiary Agreement) allocable to such Pool, provided that any amounts remitted in the aggregate pursuant to this clause (i)(b) for all Pools in any one year shall not exceed the Trustee Expense Cap;
(ii)second, to Buyer in payment of any accrued and unpaid Price Differential, fees and expenses related to such Pool;
(iii)third, to pay to the Buyer Principal Payments and, with respect to Early Buyout Mortgage Loans, reimbursed Servicing Advances, in each case, related to such Pool, in each case, multiplied by the applicable Purchase Price Percentage;
(iv)fourth, to pay the portion of any outstanding Margin Deficit applicable to the Underlying Assets in such Pool;
(v)fifth, to Buyer in payment of any accrued and unpaid Price Differential, fees and expenses related to the other Pools, pro rata and pari passu;
(vi)sixth, to Buyer, to be applied to satisfy the portion of any outstanding Margin Deficit applicable to the Underlying Assets in other Pools, pro rata and pari passu;
(vii)seventh, to Buyer the Obligations due and owing to the Buyer pursuant to the Facility Documents (for the avoidance of doubt, such Obligations shall exclude the Repurchase Price, unless due pursuant to another provision of this Agreement); and
(viii)eighth, to the Seller, any amounts remaining.
(xxiii)To the extent that Buyer receives any funds from a Take-out Investor with respect to the purchase by such Take-out Investor of an Underlying Mortgage Loan, Buyer shall promptly apply such funds, but no later than one (1) Business Day following receipt of notice of such payment and, in any event, in accordance with the same order of priority set forth in Section 6(c) hereof.
(xxiv)Notwithstanding the preceding provisions, if an Event of Default has occurred and is continuing, all funds in the Collection Account, Operating Account and Haircut Account may be withdrawn and applied by Buyer with respect to the applicable Pool to which such funds relate as follows:

(i) first, to the aggregate outstanding Repurchase Price of all Transactions in such Pool;
(ii)second, to the aggregate outstanding Repurchase Price of all Transactions in the other Pools, pro rata and pari passu;
(iii)third, to any remaining Obligations until the Obligations are paid in full;
(iv)fourth, to pay fees, expenses and indemnities then due and owing to the Trustee or the Trust Certificate Registrar (as defined in the Asset Subsidiary Agreement) allocable to such Pool in excess of amounts remitted pursuant to clause (c)(i)(b) above; and
(v)fifth, to the Seller, any amounts remaining.
Section 7.Requirements Of Law.
(a)    If any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
(i)shall subject Buyer to any Tax or increased Tax of any kind whatsoever with respect to this Agreement or any Transaction or change the basis of taxation of payments to Buyer in respect thereof, other than with respect to (A) Non-Excluded Taxes, (B) Other Taxes, (C) Taxes that are not “Non-Excluded Taxes” by operation of clauses (A) through (D) of the definition of Non-Excluded Taxes, and (D) Taxes attributable to Buyer’s failure to comply with Section 8(e) hereof;
(ii)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the Benchmark or a Benchmark Replacement Rate hereunder;
(iii)shall impose on Buyer any other condition;
and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems in its good faith discretion to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, Seller shall promptly pay Buyer such additional amount or amounts as calculated by Buyer in good faith as will compensate Buyer for such increased cost or reduced amount receivable.
(xxv)If Buyer shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer in its good faith discretion to be material, then from time to time, Seller shall promptly pay to Buyer, upon Buyer’s written demand therefor, such additional amount or amounts as will compensate Buyer for such reduction.
(xxvi)If Buyer becomes entitled to claim any additional amounts pursuant to this Section 7, it shall promptly notify Seller of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 7 submitted by Buyer to Seller shall be conclusive in the absence of manifest error.
Section 8.Taxes.
(i)Any and all payments by Seller under or in respect of this Agreement or any other Facility Documents to which Seller is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by any applicable Requirement of Law. If Seller shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Facility Documents to Buyer, (i) Seller shall make all such deductions and withholdings in respect of Taxes, (ii) Seller shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable Requirement of Law, and (iii) if such Tax is a Non-Excluded Tax, the sum payable by Seller shall be increased as may be necessary so that after Seller has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 8 hereof) Buyer receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of such Non-Excluded Taxes. For purposes of this Agreement the term “Non-Excluded Taxes” are Taxes imposed on or with respect to any payment made by or on account of any obligation of Seller under this Agreement, other than, in the case of Buyer, (A) any branch profits taxes and any Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) in each case (x) by the jurisdiction under the laws of which Buyer is organized or of its applicable lending office, or any political subdivision thereof, or (y) that are Other Connection Taxes, (B) in the case of Buyer, U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer with respect to an applicable interest herein pursuant to a law in effect on the day on which Buyer acquires such interest herein or on which Buyer changes its lending office from which it participates in the Transaction, except, in each respective case, to the extent such Taxes were payable either to Buyer’s assignor immediately before Buyer acquired such interest or to Buyer immediately before Buyer changed its lending office, (C) Taxes attributable to Buyer’s failure to comply with Section 8(e) hereof and (D) any U.S. federal withholding Taxes imposed under FATCA.
(ii)In addition, Seller hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Facility Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement or any other Facility Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment requested by Seller) (collectively, “Other Taxes”).
(iii)Seller hereby agrees to indemnify Buyer for, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable by Seller under this Section 8 imposed on or paid by Buyer and any liability (including penalties, additions to tax, interest and reasonable out-of-pocket expenses) arising therefrom or with respect thereto. The indemnity by the Seller provided for in this Section 8(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by Seller under the indemnity set forth in this Section 8(c) shall be paid within ten (10) days from the date on which Buyer makes written demand therefor.
(iv)Within thirty (30) days after the date of any payment of Taxes pursuant to this Section 8, Seller (or any Person making such payment on behalf of Seller) shall furnish to Buyer for its own account a certified copy of the original official receipt evidencing payment thereof.
(v)For purposes of subsection (e) of this Section 8, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code. If Buyer on or prior to the Purchase Date (and from time to time thereafter, upon the reasonable request of Seller or upon expiration or obsolescence of any previously delivered documentation), is entitled to an exemption from or reduction of U.S. withholding tax, with respect to payments hereunder, Buyer shall deliver or cause to be delivered to Seller such properly completed and executed documentation prescribed by applicable law as will permit payments hereunder to be made without withholding or at a reduced rate of withholding. In addition, Buyer, if requested by Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding sentences, the completion, execution and submission of such documentation (other than the documentation set forth in Section 8(e)(i) through (vii) below and Section 8(g) below) shall not be required if in Buyer’s reasonable judgment such completion, execution or submission would subject Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer. Without limiting the generality of the foregoing, in the event that a Buyer either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “N.A.,” “National Association,” “insurance company,” or “assurance company” (a “Non-Exempt Buyer”) shall deliver or cause to be delivered to Seller the following properly completed and duly executed documents to the extent it is legally entitled to do so:
(i)in the case of a Non-Exempt Buyer that is not a United States person for U.S. federal income tax purposes that is entitled to provide such form, a complete, and executed (x) U.S. Internal Revenue Form W-8BEN or W-8BEN-E, as applicable, in which Buyer claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or
(ii)in the case of an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of Exhibit F (a “Section 8 Certificate”) or (y) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or
(iii)in the case of a Non-Exempt Buyer that is organized under the laws of the United States, any State thereof, or the District of Columbia, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto), including all appropriate attachments; or
(iv)in the case of a Non-Exempt Buyer that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete, correct and executed U.S. Internal Revenue Service Form W-8BEN-E (or any successor forms thereto) and a Section 8 Certificate; or
(v)in the case of a Non-Exempt Buyer that (A) is treated as a partnership or other non-corporate entity, and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) a Section 8 Certificate, and (y) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be provided by each such beneficial owner pursuant to this Section if such beneficial owner were Buyer, provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Buyer is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (v) are otherwise determined to be unnecessary, all such determinations under this clause (v) to be made in the sole discretion of Seller; provided, however, that Buyer shall be provided an opportunity to establish such compliance as reasonable; or
(vi)in the case of a Non-Exempt Buyer that is disregarded for U.S. federal income tax purposes, the document that would be provided by its beneficial owner pursuant to this Section if such beneficial owner were Buyer; or
(vii)in the case of a Non-Exempt Buyer that (A) is not a United States person and (B) is acting in the capacity as an “intermediary” (as defined in U.S. Treasury Regulations), (x)(i) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) a Section 8 Certificate, and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be provided by each such person pursuant to this Section 8 if each such person were Buyer.
Buyer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.
(vi)If Buyer (including for avoidance of doubt any assignee, successor or participant) determines in its sole discretion acting in good faith that it has received a refund of any Taxes that have been paid or indemnified by Seller and that such refund is allocable to such payment or indemnification, it shall pay the amount of such refund to Seller net of all out-of-pocket expenses (including Taxes) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that Seller, upon the request of Buyer, agrees to repay the amount paid over to Seller (plus any penalties, interest or other charges imposed by the relevant taxing authority or other Governmental Authority) to Buyer in the event Buyer is required to repay such refund to such taxing authority or other Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will Buyer be required to pay any amount to Seller pursuant to this clause (f) the payment of which would place Buyer in a less favorable net after-Tax position than Buyer would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.
(vii)Buyer (including for avoidance of doubt any assignee or successor) shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 8(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(viii)Without prejudice to the survival of any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 8 shall survive the termination of this Agreement. Nothing contained in this Section 8 shall require Buyer to make available any of its tax returns or any other information that it deems to be confidential or proprietary.
(ix)Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes, to treat the Transaction as Indebtedness of Seller that is secured by the Purchased Assets and Underlying REO Properties and the Purchased Assets as owned by Seller and the Underlying REO Properties as owned by the REO Subsidiary for federal income tax purposes in the absence of a Default by Seller. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.
Section 9.Security Interest; Buyer’s Appointment as Attorney-in-Fact; Voting Rights.
(i)Security Interest.
(i)On each Purchase Date, Seller hereby sells, assigns and conveys all rights and interests in the related Purchased Assets. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Seller’s performance of all of its Obligations, and in any event, Seller hereby grants, conveys and assigns, as applicable, to Buyer, a first priority security interest in all of Seller’s rights, title and interest in and to the following property, whether now existing or hereafter created or acquired: (i) each Purchased Asset which is the subject of a Transaction hereunder, including the REO Subsidiary Interests and the Asset Subsidiary Interests, (ii) all beneficial interest of Seller in any Underlying Mortgage Loans and Underlying REO Property, (iii) any other collateral pledged or other assets relating to the Purchased Assets, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, accounting records and other books and records relating thereto, (iv) Servicing Advances and rights to reimbursement thereof related to the Purchased Assets, (v) the Servicing Records, any Servicing Agreement and the related Servicing Rights solely with respect to the Purchased Assets, (vi) all rights of Seller to receive from any third party or to take delivery of any Servicing Records or other documents which constitute a part of the Asset File, Servicing File, all rights of Seller to receive from any third party or to take delivery of any Records or other documents which constitute a part of the Asset File or Servicing File solely with respect to the Purchased Assets, (vii) each Pledged Account and all amount on deposit therein, and the Joint Securities Account (subject to and as defined in the Joint Securities Account Control Agreement and Intercreditor Agreement), (viii) all Agency Securities related to Pooled Loans that are Purchased Assets, (ix) all Income relating to any Purchased Asset, (x) all Income relating to such Underlying Mortgage Loans or Underlying REO Property and rights to receive payments and distributions with respect thereto, (xi) all rights to payment of mortgage guaranties and insurance (issued by governmental agencies or otherwise), including FHA, VA and USDA claims, and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Purchased Assets, Underlying Mortgage Loans or Underlying REO Properties and all claims and payments thereunder (including any rights to reimbursement of Servicing Advances) and all rights of Seller to receive from any third party or to take delivery of any of the foregoing, (xii) all interests in real property collateralizing any Purchased Assets, (xiii) all other insurance policies and insurance proceeds relating to any Purchased Assets or the related Mortgaged Property or any Underlying REO Property and all rights of Seller to receive from any third party or to take delivery of any of the foregoing, (xiv) Seller’s Capital Stock in REO Subsidiary, (xv) any Take-out Commitments relating to any Purchased Assets or Agency Security relating to any Purchased Assets to the extent assignable, (xvi) the Asset Subsidiary Agreement and the REO Subsidiary Agreement (xvii) all “accounts”, “chattel paper”, “commercial tort claims”, “deposit accounts”, “documents,” “equipment”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter of credit rights”, and “securities accounts” as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds relating to or constituting any or all of the Purchased Assets subject to Transactions, and (xviii) any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing (collectively, the “Seller Purchased Items”). The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to this Agreement and Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.
(ii)In order to further secure Seller’s performance of all of its Obligations hereunder, REO Subsidiary hereby grants, conveys and assigns, as applicable, to Buyer, to the extent of REO Subsidiary’s rights, a first priority security interest in all of REO Subsidiary’s rights, title and interest in and to the following property, whether now existing or hereafter created or acquired and to the extent not prohibited by law: (i) each Underlying REO Property which is the subject of a Transaction hereunder, (ii) any other collateral pledged or other assets relating to the Underlying REO Property, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, accounting records and other books and records relating thereto, (iii) each Pledged Account and all amount on deposit therein, (iv) Servicing Advances and rights to reimbursement thereof related to the Underlying REO Properties, (v) the Servicing Records, any Servicing Agreement and the related Servicing Rights, solely with respect to the Underlying REO Properties, (vi) all rights of REO Subsidiary to receive from any third party or to take delivery of any Servicing Records or other documents which constitute a part of the Asset File, Servicing File, all rights of REO Subsidiary to receive from any third party or to take delivery of any Records or other documents which constitute a part of the Asset File or Servicing File, solely with respect to the Underlying REO Properties (vii) all Income relating to such Underlying REO Property and rights to receive payments and distributions with respect thereto, (viii) to the extent assignable (after giving effect to the UCC or any other applicable law or principles of equity that renders ineffective any restrictions on assignability), all rights to payment of mortgage guaranties and insurance (issued by governmental agencies or otherwise), including FHA, VA and USDA claims, and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Underlying REO Properties and all claims and payments thereunder (including any rights to reimbursement of Servicing Advances) and all rights of REO Subsidiary to receive from any third party or to take delivery of any of the foregoing, (ix) any Take-out Commitments relating to any Underlying REO Property to the extent assignable, (x) all “accounts”, “chattel paper”, “commercial tort claims”, “deposit accounts”, “documents,” “equipment”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter of credit rights”, and “securities accounts” as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds relating to or constituting any or all of the Underlying REO Property subject to Transactions, and (xi) any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing (collectively the “Additional REO Subsidiary Pledged Items”). The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to this Agreement and Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code, and is further intended to be a guaranty of the Obligations to the Buyer by the REO Subsidiary to the extent of the Underlying REO Properties.
(iii)In order to further secure Seller’s performance of all Obligations hereunder, Nationstar Servicer hereby grants, conveys and assigns, as applicable, to Buyer, to the extent of Nationstar Servicer’s rights therein, a first priority security interest in all of Nationstar Servicer’s rights, title and interest in and to the following property, whether now existing or hereafter created or acquired: (i) each Purchased Asset, Underlying Mortgage Loan or Underlying REO Property which is the subject of a Transaction hereunder, (ii) [reserved], (iii) any other collateral pledged or other assets relating to the Underlying Mortgage Loans, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, accounting records and other books and records relating thereto; (iv) Servicing Advances and rights to reimbursement thereof related to the Purchased Assets, (v) the Servicing Records, any Servicing Agreement and the related Servicing Rights, solely with respect to the Purchased Assets, (vi) all rights of Nationstar Servicer to receive from any third party or to take delivery of any Servicing Records or other documents which constitute a part of the Asset File, Servicing File, all rights of Nationstar Servicer to receive from any third party or to take delivery of any Records or other documents which constitute a part of the Asset File or Servicing File, solely with respect to the Purchased Assets (vii) the REO Subsidiary Agreement, (viii) all Agency Securities related to Pooled Loans that are Purchased Assets, (ix) all Income relating to any Purchased Asset, (x) all Income relating to such Underlying Mortgage Loan or Underlying REO Property and rights to receive payments and distributions with respect thereto, (xi) all rights to payment of mortgage guaranties and insurance (issued by governmental agencies or otherwise), including FHA, VA and USDA claims, and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Purchased Assets, Underlying Mortgage Loans or Underlying REO Properties and all claims and payments thereunder (including any rights to reimbursement of Servicing Advances) and all rights of Nationstar Servicer to receive from any third party or to take delivery of any of the foregoing, (xii) all interests in real property collateralizing any Purchased Asset, (xiii) all other insurance policies and insurance proceeds relating to any Purchased Asset or the related Mortgaged Property or any REO Property and all rights of Nationstar Servicer to receive from any third party or to take delivery of any of the foregoing, (xiv) any Take-out Commitments relating to any Purchased Assets, Underlying Mortgage Loans or Underlying REO Property or related Agency Security to the extent assignable, (xv) the Joint Securities Account (subject to and as defined in the Joint Securities Account Control Agreement and Intercreditor Agreement), (xvi) all “accounts”, “chattel paper”, “commercial tort claims”, “deposit accounts”, “documents,” “equipment”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter of credit rights”, and “securities accounts” as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds relating to or constituting any or all of the Purchased Assets, Underlying Mortgage Loans and Underlying REO Property subject to Transactions, and (xvii) any and all dividends, replacements, substitutions, distributions on or proceeds of any or all of the foregoing (collectively, the “Additional Nationstar Servicer Pledged Items”). The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to this Agreement and Transactions hereunder as defined under Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code, and is further intended to be a guaranty of the Obligations to the Buyer by Nationstar Servicer.
(iv)In order to further secure Seller’s performance of all Obligations hereunder, each of the Asset Subsidiary and the Trustee, not in its individual capacity but solely as Trustee of the Asset Subsidiary, to the extent of Asset Subsidiary’s rights therein or Trustee’s rights therein not individually but solely as Trustee on behalf of Asset Subsidiary, as applicable, hereby grants, conveys and assigns, as applicable, to Buyer, to the extent of Asset Subsidiary’s rights and Trustee’s rights therein on behalf of Asset Subsidiary, as applicable, a first priority security interest in the rights, title and interest of the Asset Subsidiary and Trustee (not individually but solely as Trustee on behalf of the Asset Subsidiary), as applicable, in and to the following property, whether now existing or hereafter created or acquired and to the extent not prohibited by law: (i) each Underlying Mortgage Loan which is the subject of a Transaction hereunder, (ii) Servicing Advances and rights to reimbursement thereof solely with respect to the Underlying Mortgage Loans, (iii) the Servicing Records, any applicable servicing agreement and the related Servicing Rights solely with respect to the Underlying Mortgage Loans, (iv) all rights of Asset Subsidiary and Trustee (not individually but solely as Trustee on behalf of the Asset Subsidiary) to receive from any third party or to take delivery of any Servicing Records or other documents which constitute a part of the Asset File, Servicing File, all rights of Asset Subsidiary and Trustee (not individually but solely as Trustee on behalf of the Asset Subsidiary) to receive from any third party or to take delivery of any Records or other documents which constitute a part of the Asset File or Servicing File solely with respect to the Underlying Mortgage Loans, (v) the Asset Subsidiary Agreement, (vi) all Agency Securities related to Pooled Loans that are Purchased Assets, (vii) [reserved], (viii) all Income relating to such Underlying Mortgage Loan and rights to receive payments and distributions with respect thereto, (ix) to the extent assignable (after giving effect to the UCC or any other applicable law or principles of equity that renders ineffective any restrictions on assignability) all rights to payment of mortgage guaranties and insurance (issued by governmental agencies or otherwise), including FHA, VA and USDA claims, and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Underlying Mortgage Loans and all claims and payments thereunder (including any rights to reimbursement of Servicing Advances) and all rights of Asset Subsidiary and Trustee (not individually but solely as Trustee on behalf of the Asset Subsidiary) to receive from any third party or to take delivery of any of the foregoing, (x) [reserved] (xi) all other insurance policies and insurance proceeds relating to any Underlying Mortgage Loan or the related Mortgaged Property and all rights of Asset Subsidiary and Trustee (not individually but solely as Trustee on behalf of the Asset Subsidiary) to receive from any third party or to take delivery of any of the foregoing, (xii) any Take-out Commitments relating to any Underlying Mortgage Loans or the related Agency Security to the extent assignable, (xiii) all “accounts”, “chattel paper”, “commercial tort claims”, “deposit accounts”, “documents,” “equipment”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter of credit rights”, and “securities’ accounts” as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds relating to or constituting any or all of the Underlying Mortgage Loans subject to Transactions, and (xiv) any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing (collectively, the “Additional Asset Subsidiary Pledged Items” and together with the Seller Pledged Items, the Additional REO Subsidiary Pledged Items and the Additional Nationstar Servicer Pledged Items, the “Repurchase Assets”). The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to this Agreement and Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code, and is further intended to be a guaranty of the Obligations to the Buyer by the Asset Subsidiary and Trustee (not individually but solely as Trustee on behalf of the Asset Subsidiary).
Each of Seller Party and Nationstar Servicer acknowledges that it has no rights to service the Purchased Asset but only has rights as a party to the current Servicing Agreement. Without limiting the generality of the foregoing and in the event that any Seller Party or Nationstar Servicer is deemed to retain any residual Servicing Rights, and for the avoidance of doubt, each Seller Party and Nationstar Servicer grants, assigns and pledges to Buyer a security interest in the Servicing Rights and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created.
Seller Parties, Nationstar Servicer and Trustee hereby authorize Buyer to file such financing statement or statements relating to the Repurchase Assets as Buyer, at its option, may deem appropriate. Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 9.
The parties (i) acknowledge and agree that each Purchased Certificate shall constitute and remain “securities” as defined in Section 8-102 of the Uniform Commercial Code, and (ii) covenant and agree that (a) such Purchased Certificate is not and will not be dealt in or traded on securities exchanges or securities markets and (b) such Purchased Certificate is not and will not be an investment company security within the meaning of Section 8-103 of the Uniform Commercial Code. Seller shall, at its sole cost and expense, take all steps as may be necessary in connection with the endorsement, transfer, delivery and pledge of each Purchased Certificate to Buyer.
If, as a result of ownership of a Purchased Certificate, any Seller Party shall become entitled to receive or shall receive any certificate evidencing any such Purchased Certificate or other equity interest, any option rights, or any equity interest in the related Asset Subsidiary or REO Subsidiary whether in addition to, in substitution for, as a conversion of, or in exchange for such Purchased Certificate or otherwise in respect thereof, such Seller Party shall accept the same as Buyer’s agent, hold the same in trust for Buyer and deliver the same forthwith to Buyer in the exact form received, registered in the name of Buyer, to be held by Buyer subject to the terms hereof as additional security for the Obligations. Any sums paid upon or in respect of such Purchased Certificate upon the liquidation or dissolution any Asset Subsidiary or REO Subsidiary shall be paid over to the Buyer as additional security for the Obligations. If following the occurrence and during the continuation of an Event of Default any sums of money or property so paid or distributed in respect of such Purchased Certificate shall be received by any Seller Party, such Seller Party shall, until such money or property is paid or delivered to Buyer, hold such money or property in trust for Buyer segregated from other funds of such Seller Party as additional security for the Obligations.
(ii)Voting Rights. Buyer, as the holder thereof, shall exercise all voting and member rights with respect to the Purchased Assets. Notwithstanding the foregoing and consistent with the provisions hereof, prior to the occurrence of an Event of Default which is continuing, Buyer shall notify and consult with Seller prior to the exercise of any rights under this Section; provided, however, Buyer may in its sole discretion (x) remove a Servicer or terminate a Servicing Agreement in connection with a Termination Event or (y) consent to a waiver of a material breach or consent to a material modification of a Servicing Agreement. In no event shall Buyer be required to cast or exercise a vote or other action taken which would impair the REO Subsidiary Interests or Asset Subsidiary Interests, or which would be inconsistent with or result in a violation of any provision of this Agreement. Without limiting the generality of the foregoing, Buyer shall have no obligation to, (i) vote to enable, or take any other action to permit the Seller to issue any interests of any nature or to issue any other interests convertible into or granting the right to purchase or exchange for any interests of such entity, or (ii) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the REO Subsidiary Interests and Asset Subsidiary Interests, as applicable or (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, Guarantor’s interest in the Asset Subsidiary Interest or REO Subsidiary Interests except for the Lien provided for by this Agreement, or (iv) enter into any agreement or undertaking restricting the right or ability of Guarantor or Buyer to sell, assign or transfer the REO Subsidiary Interests or Asset Subsidiary Interests.
(iii)Buyer’s Appointment as Attorney in Fact. Each Seller Party and Guarantor hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Seller Party or Guarantor, as applicable, and in the name of such Seller Party or Guarantor, as applicable, or in its own name, from time to time in Buyer’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all reasonable and appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, such Seller Party and Guarantor hereby gives Buyer the power and right, on behalf of such Seller Party or Guarantor, as applicable, without assent by, but with notice to, such Seller Party or Guarantor, as applicable, if an Event of Default shall have occurred and be continuing, to do the following:
(i)in the name of such Seller Party or Guarantor, as applicable, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Repurchase Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any other Repurchase Assets whenever payable;
(ii)to pay or discharge Taxes and Liens levied or placed on or threatened against the Repurchase Assets;

(iii)(A) to direct any party liable for any payment under any Repurchase Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Repurchase Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Repurchase Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Repurchase Assets or any proceeds thereof and to enforce any other right in respect of any Repurchase Assets; (E) to defend any suit, action or proceeding brought against Seller with respect to any Repurchase Assets; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; (G) to cause the mortgagee of record to be changed to Buyer on the FHA, VA or USDA system, as applicable, with respect to any Repurchase Assets; and (H) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Repurchase Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Repurchase Assets and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as such Seller Party or Guarantor, as applicable, might do.
Each Seller Party and Guarantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable. In addition to the foregoing, each Seller Party and Guarantor agrees to execute a Power of Attorney, the form of Exhibit E hereto, to be delivered on the date hereof.
Each Seller Party and Guarantor also authorizes Buyer, if an Event of Default shall have occurred that is continuing, from time to time, to execute, in connection with any sale provided for in Section 16 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Repurchase Assets.
The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Repurchase Assets and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to such Seller Parties or Guarantor for any act or failure to act hereunder, except for its or their own lack of good faith, gross negligence or willful misconduct.
Section 10.Payment, Transfer and Custody.
(i)Operating Account.
(1)Buyer shall establish an Operating Account in the name of Buyer.  Except with respect to any amounts required or permitted to be paid to the Haircut Account in this Agreement, or as otherwise mutually agreed in writing, all transfers of funds to be made by Seller to Buyer under this Agreement (including Price Differential, Repurchase Price, amounts in respect of a Margin Deficit, Income and other proceeds as provided herein) shall be remitted to Buyer at the Operating Account by not later than 5:00 p.m. (New York time) on the date such payment shall become due, unless otherwise provided herein, and each payment made after such time shall be deemed to have been made on the next succeeding Business Day.  Each Seller Party acknowledges that it has no rights of withdrawal from the Operating Account.
(2)Reserved.
(ii)Haircut Account.
(1)As part of the Purchased Assets securing all of the Obligations, and to facilitate the funding of Transactions hereunder, the Haircut Account shall be established and maintained with Buyer.  The Haircut Account and all funds credited to the Haircut Account shall be under the sole dominion and control of Buyer, and shall be and remain pledged to Buyer until all Obligations have been repaid in full and the Agreement has terminated.  Amounts on deposit in the Haircut Account will accrue interest at standard deposit rates agreed to by Buyer.
(2)From time to time, Seller shall deposit applicable Haircut Amounts into the Haircut Account in connection with Direct Disbursement Transactions, and may otherwise direct the remittance into the Haircut Account of any excess amounts owed to Seller following Buyer's application of take-out proceeds or other income with respect to a Transaction. Seller shall be entitled to withdraw or otherwise direct the disposition of funds, at any time and from time to time (subject to reasonable limitations on frequency of withdrawals), amounts in the Haircut Account, subject to Buyer’s rights hereunder and the absence of a Margin Call, Default or Event of Default.
(3)If (i) no Event of Default has occurred that is continuing, and if any Price Differential, amounts in respect of a Margin Deficit or any other amounts are then due and owing to Buyer under this Agreement or another Facility Document, Buyer shall provide notice to Seller and (ii) any Event of Default has occurred and is continuing, and if any Price Differential, amounts in respect of a Margin Deficit or any other amounts are then due and owing to Buyer under this Agreement or another Facility Document, Buyer shall be entitled to withdraw any or all amounts on deposit in the Haircut Account to cure such circumstance or otherwise exercise remedies available to Buyer, including the right of setoff, without consent from any Seller Party but should provide notice thereof.
Section 11.Fees. Seller shall pay Buyer reasonable and documented third-party out-of-pocket fees and expenses as and when contemplated by this Agreement or any other Facility Document.
Section 12.Hypothecation or Pledge of Purchased Assets. Title to all Purchased Assets and Repurchase Assets (other than the REO Subsidiary Interests, which Seller pledges to Buyer) shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Assets and Repurchase Assets. Nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets and Repurchase Assets or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Assets and Repurchase Assets, in each case, at no additional cost to Seller. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Assets and Repurchase Assets delivered to Buyer by the Seller Parties. Notwithstanding the foregoing, nothing in this Section 12 shall relieve the Buyer from its obligation to return the Purchased Assets and Repurchase Assets to the Seller upon payment of the related Repurchase Price on the related Repurchase Date.
Section 13.Representations. Each of Seller and Guarantor represents and warrants to Buyer that as of the Purchase Date of any Purchased Assets by Buyer from Seller and as of the date of this Agreement and any Transaction hereunder:
(i)Acting as Principal. Seller will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).
(ii)Reserved.
(iii)Solvency. Neither the Facility Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of Seller’s creditors. The transfer of the Eligible Assets subject hereto is not undertaken with the intent to hinder, delay or defraud any Seller Parties’ or Guarantor’s creditors. No Seller Party nor Guarantor is insolvent within the meaning of 11 U.S.C. Section 101(32) and the transfer and sale of the Underlying Mortgage Loans pursuant hereto (i) will not cause Seller or Guarantor to become insolvent, (ii) will not result in any property remaining with Seller or Guarantor to be unreasonably small capital, and (iii) will not result in debts that would be beyond Seller’s or Guarantor’s ability to pay as same mature. Seller has received reasonably equivalent value in exchange for the transfer and sale of the Purchased Assets including the REO Subsidiary Interests (that are pledged and not sold to Buyer) subject hereto in light of the Transactions contemplated herein.
(iv)No Broker.   Seller has not dealt with any broker, investment banker, agent, or other person, who may be entitled to any commission or compensation in connection with the transactions pursuant to this Agreement.
(v)Ability to Perform. Neither Seller nor Guarantor believes, nor does either have any reason or cause to believe, that either Seller Party cannot perform its respective obligations in all material respects each and every covenant contained in the Facility Documents to which it is a party on its part to be performed.
(vi)Existence. Each Seller Party is a Delaware limited liability company or trust and Guarantor is a Delaware limited liability company and each (i) is a duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; and (iii) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.
(vii)Financial Statements. Guarantor has heretofore furnished to Buyer a copy of its (a) consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal year ended the Annual Financial Statement Date and the related consolidated statements of income and retained earnings and of cash flows for Guarantor and its consolidated Subsidiaries for such fiscal year with the opinion thereon of Ernst & Young LLP or successor thereto acceptable to Buyer and (b) consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal quarter ending December 31, 2018 and the related consolidated statements of income and retained earnings and of cash flows for Guarantor and its consolidated Subsidiaries for such fiscal quarter setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of Guarantor and its Subsidiaries and the consolidated results of their operations as at such dates and for such period, all in accordance with GAAP applied on a consistent basis. Since the Annual Financial Statement Date, there has been no material adverse change in the consolidated business, operations or financial condition of Guarantor and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is Guarantor aware of any state of facts which (without notice or the lapse of time) would result in any such material adverse change. Guarantor does not have, on the Annual Financial Statement Date any liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for Taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Guarantor except as heretofore disclosed to Buyer in writing.
(viii)No Breach. Neither (i) the execution and delivery of the Facility Documents nor (ii) the consummation of the transactions therein contemplated to be entered into by Seller Parties and/or Guarantor in compliance with the terms and provisions thereof will materially conflict with, or result in a material breach of, the organizational documents of any Seller Party or Guarantor, as applicable, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or material instrument to which any Seller Party or Guarantor is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien (except for the Liens created pursuant to the Facility Documents) upon any Property of a Seller Party, pursuant to the terms of any such agreement or instrument.
(ix)Action. Each Seller Party and Guarantor have all necessary corporate or other power, authority and legal right to execute, deliver and perform their respective obligations under each of the Facility Documents to which they are a party, as applicable; the execution, delivery and performance by each Seller Party and Guarantor of each of the Facility Documents to which they are a party have been duly authorized by all necessary corporate or other action on its part; and each Facility Document has been duly and validly executed and delivered by each Seller Party and Guarantor, as applicable, that is a party thereto.
(x)Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by each Seller Party and Guarantor, as applicable, of the Facility Documents to which they are a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to the Facility Documents.
(xi)Enforceability. This Agreement and all of the other Facility Documents executed and delivered by each Seller Party and/or Guarantor, as applicable, in connection herewith are legal, valid and binding obligations of such Seller Party and/or Guarantor, as applicable, and are enforceable against such Seller Party and/or Guarantor in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally and (ii) general principles of equity.
(xii)Material Adverse Effect. Since the Annual Financial Statement Date, there has been no development or event nor, to Seller’s knowledge, any event, which has had or is reasonably likely to have a Material Adverse Effect.
(xiii)No Event of Default. No Event of Default or Termination Event has occurred and is continuing.
(xiv)No Adverse Selection. Neither Seller nor Nationstar Servicer has selected from Early Buyouts or from Mortgage Loans originated by Nationstar Servicer for which they have an alternative financing source (other than corporate cash), the Purchased Assets, Underlying Mortgage Loans or Underlying REO Property in a manner so as to intentionally adversely affect Buyer’s interests.
(xv)Litigation. There are no actions, suits, arbitrations, investigations (including any of the foregoing which are pending or, to the Seller’s knowledge, threatened) or other legal or arbitrable proceedings affecting any Seller Party or Guarantor, or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Facility Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) prior to the Purchase Date,  except as otherwise disclosed to Buyer pursuant to Section 14(d)(iii) hereof, makes a claim that is reasonably likely to be adversely determined, and if adversely determined, is reasonably likely to exceed the Litigation Threshold or (iii) which, individually or in the aggregate, could be reasonably likely to have a Material Adverse Effect.
(xvi)Margin Regulations. The use of all funds acquired by Seller under this Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.
(xvii)Taxes. Seller, Guarantor and their respective Subsidiaries have timely filed all federal and state income and all other material tax returns that are required to be filed by them and have timely paid all federal and state taxes and all other material Taxes, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. There are no Liens for Taxes, except for statutory liens for Taxes not yet due and payable.
(xviii)Investment Company Act. No Seller Party nor Guarantor is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, and it is not necessary for the Asset Subsidiary or the REO Subsidiary to register under the Investment Company Act by virtue of an exemption other than the exemption provided by Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.
(xix)Reserved.
(xx)Chief Executive Office/Jurisdiction of Organization. On the A&R Effective Date, each Seller Party’s and the Guarantor’s chief executive office, is located at 8950 Cypress Waters Blvd., Coppell, Texas 75019, and has been for the previous five (5) years located at 8950 Cypress Waters Blvd., Coppell, Texas 75019. On the A&R Effective Date, each of each Seller Party’s and Guarantor’s jurisdiction of organization is Delaware.

(xxi)Location of Books and Records. The locations where each Seller Party and Guarantor keep their respective its books and records, including all computer tapes and records related to the Repurchase Assets is its chief executive office.
(xxii)True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of any Seller Party and/or Guarantor to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Facility Documents are true and correct in all material respects, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.
(xxiii)ERISA.
(i)No liability under Section 4062, 4063, 4064 or 4069 of ERISA has been or is expected by any Seller Party or Guarantor to be incurred by such Seller Party, Guarantor or any ERISA Affiliate thereof with respect to any Plan in an amount that could reasonably be expected to have a Material Adverse Effect.
(ii)Except as would not result in a Material Adverse Effect, no Plan had any minimum required contribution under Section 430 of the Code or any required installment under Section 430(j) of the Code that was due but unpaid or underpaid, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, and no Plan which is subject to Section 412 of the Code failed to meet in any respects the requirements of Section 436 of the Code as of such last day. None of Seller, Guarantor or any ERISA Affiliate thereof is subject to a Lien in favor of such a Plan as described in Section 430(k) of the Code or Section 303(k) of ERISA.
(iii)Each Plan of each Seller Party or Guarantor and each of their respective ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code, except where the failure to comply would not result in any Material Adverse Effect.
(iv)Neither Seller nor Guarantor has, nor has any of their respective ERISA Affiliates, incurred a tax liability under Chapter 43 of the Code or a penalty under Section 502(i) of ERISA which has not been paid in full, except where the incurrence of such tax or penalty would not result in a Material Adverse Effect.
(v)Neither Seller nor Guarantor has, nor has any of their respective ERISA Affiliates, incurred, and they do not reasonably expect to incur, any withdrawal liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.
(xxiv)Agency Approvals. Nationstar Servicer is approved as an issuer and/or seller by each Agency. Nationstar Servicer is in good standing, with no event having occurred or Nationstar Servicer having any reason whatsoever to believe or suspect will occur, including a change in insurance coverage, which would either make Nationstar Servicer unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the applicable Agency that would adversely affect Nationstar Servicer’s good standing with such Agency. Nationstar Servicer has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

(xxv)Reserved.
(xxvi)No Reliance. Each Seller Party and Guarantor have made their own independent decisions to enter into the Facility Documents and each Transaction and as to whether such Transaction is appropriate and proper for them based upon their own judgment and upon advice from such advisors (including legal counsel and accountants) as it has deemed necessary. No Seller Party nor Guarantor is relying upon any advice from Buyer as to any aspect of the Transactions, including the legal, accounting or tax treatment of such Transactions.
(xxvii)Plan Assets. No Seller Party nor Guarantor is an employee benefit plan as defined in Section 3 of Title I of ERISA that is subject to Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code, and the Repurchase Assets are not “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA (“Plan Assets”), in Seller Party’s or Guarantor’s hands. No Seller Party nor Guarantor is subject to any state or local statute regulating investments of, or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA that would be violated by the transactions contemplated by this Agreement.
(xxviii)Anti-Money Laundering Laws. The operations of each Seller Party and Guarantor are conducted and have been conducted in all material respects in compliance with the applicable anti-money laundering statutes of all jurisdictions to which such Seller Party and Guarantor, as applicable, is subject and the rules and regulations thereunder, including the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act) (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Seller Party or Guarantor with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of such Seller Party and Guarantor, threatened.
(xxix)No Prohibited Persons. No Seller Party nor Guarantor, or, to the knowledge of any Seller Party or Guarantor, no director, officer, agent or employee of any Seller Party, Guarantor or any of their respective Subsidiaries is a Person that is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC-administered sanctions”), or is located, organized or resident in a country or territory that is the subject of OFAC-administered sanctions; and no Seller Party nor Guarantor will directly or indirectly use the proceeds of the Transactions hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund activities of or business with any Person, or in any country or territory, that at the time of such funding or facilitation, is the subject of OFAC-administered sanctions, or in a manner that would otherwise cause any Person (including any Person involved in or facilitating the Transactions, whether as underwriter, advisor, or otherwise) to violate any OFAC-administered sanctions.
(xxx)Foreign Corrupt Practices Act. No Seller Party nor Guarantor is, or, to the knowledge of any Seller Party and Guarantor, no director, officer, agent or employee of a Seller Party or Guarantor is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA; and Seller has conducted its businesses in compliance with the FCPA.
(xxxi)Anti-Corruption Laws and Sanctions. Each Seller Party and Guarantor has implemented and maintains in effect policies and procedures designed to ensure compliance by such Seller Party and Guarantor, their respective Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws, including the FCPA, and applicable Sanctions, and each Seller Party and Guarantor, their respective Subsidiaries and their respective officers and directors and to the knowledge of each Seller Party and Guarantor, its employees are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in a Seller Party or Guarantor being designated as a Sanctioned Person. None of (a) the Seller Parties or Guarantor, to the knowledge of each Seller Party and Guarantor, such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of each Seller Party and Guarantor, any agent of a Seller Party or Guarantor or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.
(xxxii)Asset Guidelines. The Asset Guidelines provided to Buyer are the true and correct Asset Guidelines of the Guarantor in all material respects, as of the date provided.
Section 14.Covenants of Seller. On and as of the date of this Agreement and each Purchase Date and on each day until this Agreement is no longer in force, each of Seller and Guarantor covenant as follows:
(i)Preservation of Existence; Compliance with Law. Each Seller Party and Guarantor shall:
(i)preserve and maintain their legal existence and all of their respective material rights, privileges, licenses and franchises necessary for the operation of its business;
(ii)comply in all material respects with the requirements of all applicable laws, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including all environmental laws);
(iii)maintain all material licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Facility Documents, and shall conduct its business in accordance with applicable laws;
(iv)keep adequate records and books of account, in which complete entries will be made in accordance with GAAP; and
(v)maintain in effect and enforce policies and procedures designed to ensure compliance by each Seller Party, Guarantor, their respective Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.
(ii)Taxes. Seller, Guarantor and their respective Subsidiaries shall timely file all federal and state income tax returns and all other material tax returns that are required to be filed by them and shall timely pay all federal and state income taxes and all other material Taxes due, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.
(iii)Notice of Proceedings or Adverse Change. Each of Seller or Guarantor shall give notice to Buyer promptly after a Responsible Officer of Seller or Guarantor, as applicable, has any knowledge of:
(i)the occurrence of any Event of Default or Termination Event;

(ii)any (a) event of default under any Indebtedness of Seller or (b) litigation, investigation, regulatory action or proceeding that is pending or threatened by or against any Seller Party or Guarantor in any federal or state court or before any Governmental Authority that would reasonably be expected to have a Material Adverse Effect or constitute a Default or Event of Default, and (c) any Material Adverse Effect with respect to any Seller Party or Guarantor;
(iii)Reserved;
(iv)as soon as reasonably practicable, upon the occurrence of:
(A)a change in the insurance coverage of Seller or Guarantor, with a copy of evidence of same attached; or
(B)any material change in accounting policies or financial reporting practices of Seller or Guarantor except such changes as required by GAAP;
(C)Reserved;
(D)promptly upon receipt of notice or knowledge of any Lien or security interest (other than security interests created hereby or under any other Facility Document) on, or claim asserted against, any of the Repurchase Assets;
(E)any Securities Issuance Failure; and
(F)any other event, circumstance or condition that has resulted, or would reasonably be expected to result in a Material Adverse Effect.
(iv)Financial Reporting. Guarantor shall maintain a system of accounting established and administered in accordance with GAAP, and furnish to Buyer:
(i)Within one hundred twenty (120) days after the close of each fiscal year, Financial Statements, including a statement of income and changes in shareholders’ equity of Guarantor for such year, and the related balance sheet as of the end of such year, all in reasonable detail and accompanied by an opinion of an accounting firm as to said financial statements which opinion shall not be qualified or limited by reference to the status of the Guarantor as a “going concern” or reference of similar import;
(ii)Within forty-five (45) days after the end of each calendar month, the unaudited consolidated balance sheets of Guarantor as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for Guarantor for such period and the portion of the fiscal year through the end of such period, subject, however, to year-end adjustments;
(iii)Simultaneously with the furnishing of each of the financial statements to be delivered pursuant to subsections (i) and (ii) above, or monthly upon Buyer’s request, a certificate in a form acceptable to Buyer and certified by an executive officer of such Guarantor which will include, among other things, a list of all existing Indebtedness facilities of Seller Parties and Guarantor and the amounts thereof and any litigation or proceeding that is pending or threatened against any Seller Party and Guarantor as to which there is a reasonable likelihood of an adverse determination that would exceed the Litigation Threshold or constitute a Material Adverse Effect; and

(iv)Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of Guarantor as Buyer may reasonably request.
(v)Visitation and Inspection Rights. Seller and Guarantor shall permit Buyer to inspect, and to discuss with Seller’s or Guarantor’s, as applicable, officers, agents and auditors, the affairs, finances, and accounts of Seller or Guarantor, as applicable, the Repurchase Assets, and Seller’s or Guarantor’s books and records, and to make abstracts or reproductions thereof and to duplicate, reduce to hard copy or otherwise use any and all computer or electronically stored information or data, in each case, (i) during normal business hours, (ii) upon reasonable prior notice (provided, that upon the occurrence of an Event of Default that is continuing, no notice shall be required), and (iii) at the expense of Seller to discuss with its officers, its affairs, finances, and accounts; provided that Seller’s obligation to reimburse such expenses shall be limited to Buyer’s actual, reasonable and documented out-of-pocket costs and expenses.
(vi)Reserved.
(vii)Further Assurances. Each Seller Party and Guarantor, as applicable, shall execute and deliver to Buyer all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that Buyer may reasonably request, in order to effectuate the transactions contemplated by this Agreement and the Facility Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created hereby. Each Seller Party and Guarantor shall do all things necessary to preserve the Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Seller will comply, in all material respects, with all rules, regulations, and other laws of any Governmental Authority and cause the Repurchase Assets to comply, in all material respects, with all applicable rules, regulations and other laws.
(viii)True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of Seller, Guarantor or any of their respective officers or agents or otherwise furnished in writing by or on behalf of Seller or Guarantor to Buyer hereunder and during Buyer’s diligence of Seller or Guarantor are and will be true and correct in all material respects and will not omit to disclose any material facts necessary to make the statements therein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by Seller and Guarantor to Buyer pursuant to this Agreement shall be prepared in accordance with GAAP, or in applicable, to SEC filings, the appropriate SEC accounting requirements.
(ix)ERISA Events.
(i)Promptly upon becoming aware of the occurrence of any Event of ERISA Termination which together with all other Events of ERISA Termination occurring within the prior 12 months involve a payment of money by or a potential aggregate liability of Seller, Guarantor or any ERISA Affiliate thereof or any combination of such entities in excess of $25,000,000, Seller or Guarantor shall give Buyer a written notice specifying the nature thereof, what action Seller, Guarantor or any ERISA Affiliate thereof has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;
(ii)(A) Promptly upon receipt thereof, Seller or Guarantor, as applicable, shall furnish to Buyer copies of (x) all notices received by Seller, Guarantor or any ERISA Affiliate thereof of the PBGC’s intent to terminate any Plan or to have a trustee appointed to administer any Plan; (y) all notices received by Seller, Guarantor or any ERISA Affiliate thereof from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving a withdrawal liability in excess of $25,000,000; and (B) promptly upon the filing thereof, Seller or Guarantor shall furnish to Buyer all funding waiver requests filed by Seller, Guarantor or any ERISA Affiliate thereof with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed by more than $25,000,000, and thereafter, promptly upon receipt thereof, all communications received by Seller, Guarantor or any ERISA Affiliate thereof from the Internal Revenue Service with respect to any such funding waiver request.
(x)Financial Condition Covenants. Guarantor shall comply with the financial covenants set forth in Section 3 of the Pricing Side Letter.
(xi)Use of Proceeds. No Seller Party nor Guarantor will request any Transaction, and no Seller Party nor Guarantor shall use, and shall provide that their respective Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Transaction (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
(xii)No Adverse Selection. Neither Seller nor Nationstar Servicer shall select from Early Buyout Mortgage Loans or from Mortgage Loans originated by Nationstar Servicer for which they have an alternative financing source (other than corporate cash), the Purchased Assets, Underlying Mortgage Loans or Underlying REO Property in a manner so as to intentionally adversely affect Buyer’s interests.
(xiii)Insurance. Each of Seller and Guarantor shall continue to maintain Fidelity Insurance in an aggregate amount at least equal to the greatest minimum amount required by any Agency with respect to Seller and Guarantor. Guarantor shall maintain Fidelity Insurance in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets. Guarantor shall notify Buyer of any material change in the terms of any such Fidelity Insurance.
(xiv)Books and Records. Seller and Guarantor shall, to the extent practicable, maintain and implement administrative and operating procedures (including an ability to recreate records evidencing the Repurchase Assets in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Repurchase Assets.
(xv)Illegal Activities. No Seller Party nor Guarantor shall engage in any conduct or activity that would reasonably be expected to subject its assets to forfeiture or seizure.
(xvi)Material Change in Business. Guarantor shall maintain its primary business as a residential mortgage servicer.
(xvii)Limitation on Dividends and Distributions. Following the occurrence and during the continuation of an Event of Default or if an Event of Default would result therefrom,

neither Seller nor Guarantor shall make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of Seller or Guarantor, whether now or hereafter outstanding, or make any other distribution or dividend in respect of any of the foregoing or to any shareholder or equity owner of Seller or Guarantor, either directly or indirectly, whether in cash or property or in obligations of Seller, Guarantor or any of Seller’s or Guarantor’s consolidated Subsidiaries.
(xviii)Disposition of Assets; Liens. No Seller Party nor Nationstar Servicer shall cause any of the Repurchase Assets to be sold, pledged, assigned or transferred; nor shall any Seller Party or Nationstar Servicer create, incur, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of the Repurchase Assets, whether real, personal or mixed, now or hereafter owned, other than Liens in favor of Buyer.
(xix)Transactions with Affiliates. No Seller Party nor Guarantor shall enter into any transaction, including the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, unless such transaction is (a) not otherwise prohibited in this Agreement and (b)  upon fair and reasonable terms no less favorable to Seller, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.
(xx)ERISA Matters.
(i)Neither Seller nor Guarantor shall permit any event or condition which is described in any of clauses (i) through (viii) of the definition of “Event of ERISA Termination” to occur or exist with respect to any Plan or Multiemployer Plan, as applicable, if such event or condition, together with all other events or conditions described in the definition of Event of ERISA Termination occurring within the prior 12 months, involves the payment of money by or an incurrence of liability of Seller, Guarantor or any ERISA Affiliate thereof, or any combination of such entities in an amount in excess of $25,000,000.
(ii)Neither Seller nor Guarantor shall be an employee benefit plan as defined in Section 3 of Title I of ERISA that is subject to Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code and Seller shall not use Plan Assets to engage in this Agreement or the Transactions hereunder. Seller is not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA that would be violated by the transactions contemplated by this Agreement.
(xxi)Consolidations, Mergers and Sales of Assets. No Seller Party nor Guarantor shall (i) consolidate or merge with or into any other Person (except that Seller or Guarantor may enter into a merger or consolidation if Seller or Guarantor, as applicable, is the surviving entity after such merger or consolidation) or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person.
(xxii)Asset Reports. On the Reporting Date, Seller will furnish to Buyer monthly electronic Mortgage Loan performance data in the form of Exhibit I attached hereto, including an Asset Schedule that includes all data fields required by FHA, VA, USDA and each Agency and any other additional data fields Buyer may reasonably request in order to determine the Market Value of the Eligible Assets, delinquency reports and static pool reports (i.e., delinquency, foreclosure and net charge-off reports) and monthly stratification reports summarizing the characteristics of the Mortgage Loans. Seller shall provide monthly representation and warranty claim reports as well as reports detailing any repurchases or indemnification. Seller shall also include in such monthly reports furnished to Buyer evidence that the investor codes with respect to any Modification Early Buyouts have been moved from the related GNMA investor code into the Nominee’s code.
(xxiii)Agency Securities. With respect to Pooled Loans, Nationstar Servicer shall only designate Buyer as the party authorized to receive the related Agency Security and shall designate Buyer accordingly on the applicable Form HUD 11711A (Release of Security Interest) or Freddie Mac Form 966E (Warehouse Provider Release and Transfer), as applicable.
(xxiv)Pooled Loans. Nationstar Servicer, as Nominee for Seller, shall deliver to Buyer (i) copies of the relevant Pooling Documents (the originals of which shall have been delivered to the applicable Agency) as Buyer may request from time to time and as required by the applicable Custodial Agreement and (ii) the related Trade Assignment with respect to the related Pooled Loans. Upon the issuance of the Agency Security, Seller shall automatically convey its interests in the Pooled Loans to Nationstar Servicer in exchange for the Agency Security backed by such Pooled Loans, which Nationstar Servicer shall simultaneously convey to Seller. From time to time, solely for the purpose of facilitating the pool certification process for Pooled Loans, with consent of Buyer, such Pooled Loans may be removed from the Asset Subsidiary and reconveyed to Nationstar Servicer pursuant to the Flow Assignment and Security Agreement. For the avoidance of doubt, such Pooled Loans shall remain subject to the lien of Buyer under this Agreement unless and until Buyer has received the related Repurchase Price.
(xxv)Purchased Certificates.
(i)REO Subsidiary Interests. (A) Seller shall deliver to Buyer the original REO Subsidiary Certificate registered in the name of Buyer; (B) neither Seller nor REO Subsidiary shall take any action which results in any REO Subsidiary Certificate being dealt or traded on securities exchanges or securities markets and none of the REO Subsidiary Certificates is nor will they be an investment company security within the meaning of Section 8-103 of the UCC; (C) neither Seller nor REO Subsidiary shall issue any new classes under existing REO Subsidiary Certificates that are subject to Transactions hereunder without Buyer’s prior written consent which shall not be unreasonably withheld.
(ii)Asset Subsidiary Interests. (A) Seller shall deliver to Buyer the original Asset Subsidiary Certificate registered in the name of Buyer; (B) neither Nationstar Servicer nor Seller shall take any action which results in any Asset Subsidiary Certificate being dealt or traded on securities exchanges or securities markets and none of the Asset Subsidiary Certificates is nor will they be an investment company security within the meaning of Section 8-103 of the UCC; (C) neither Seller nor Nationstar Servicer shall issue any new classes under existing Asset Subsidiary Certificates that are subject to Transactions hereunder without Buyer’s prior written consent which shall not be unreasonably withheld.
(xxvi)Take-out Payments. With respect to each Underlying Mortgage Loan subject to a Take-out Commitment, Seller shall arrange that all payments under the related Take-out Commitment shall be paid directly to Buyer at the account designated by Buyer in writing prior to such payment (or, with respect to any Take-out Commitment with the applicable Agency, Securities Intermediary pursuant to the Joint Securities Account Control Agreement).
(xxvii)HUD; FHA; VA and USDA Matters.

(i)Conveyance of Eligible Assets; Submission of Claims. With respect to each Underlying Mortgage Loan subject to a Transaction that is an Early Buyout Mortgage Loan, after an Early Buyout:
(A)if an Underlying Mortgage Loan shall become a Pooled Loan subject to a Transaction hereunder then, with respect to such Pooled Loan, Seller shall be deemed to make the representations and warranties listed on Schedule 1-D hereto;
(B)on commencement of an Agency Claim Process, all Underlying Mortgage Loans subject to such Agency Claim Process shall designate the Nationstar Servicer on the USDA, FHA or the applicable Servicer on the VA electronic submission as payee, and Nationstar Servicer or the applicable Servicer shall serve as Nominee for each Seller Party; and
(C)if such Underlying Mortgage Loan becomes subject to foreclosure and conversion to REO Property as contemplated by Section 4(d)(ii), (a) Seller shall (i) notify Buyer in writing that such Underlying Mortgage Loan has become a REO Property and the value attributed to such REO Property by Seller, (ii) deliver, or shall cause to be delivered, to Buyer and the applicable Custodian an Asset Schedule with respect to such REO Property, and (iii) be deemed to make the representations and warranties listed on Schedule 1-A hereto with respect to such REO Property; and (b) solely with respect to an Underlying Mortgage Loan becoming a REO Property (i) such REO Property shall be deemed a REO Property owned by the REO Subsidiary hereunder and its Market Value shall be included in the Market Value of the REO Subsidiary Interests and (ii) to the extent that such conversion results in a Margin Deficit, Seller shall pay such amount in accordance with Section 5 hereof. In connection with any VA Loan, Seller shall obtain a BPO within 30 calendar days following conversion thereof.
(ii)Agency Accounts. Seller shall cause Nationstar Servicer (as each Seller Party’s Nominee) to be designated (A) with respect to each FHA Loan, as mortgagee of record on the FHA LEAP System under mortgagee number 26450-00001, (B) with respect to each VA Loan, as the payee on the VALERI system under payee vendor identification number 880587-0000, (C) with respect to each USDA Loan, as the lender of record. In addition, Seller shall provide the lender agreement with respect to Buyer to RHS. Seller shall cause the Nationstar Servicer (as its Nominee) to submit all claims to HUD, VALERI or USDA under the applicable numbers set forth above and to remit all amounts received in connection therewith to the applicable Agency Account. To the extent any of HUD, VA or USDA deducts any amounts owing by Nominee to HUD, VA or USDA, Nationstar Servicer shall deposit, to the Collection Account within two (2) Business Days following notice or knowledge of such deduction by HUD, VA or USDA, such deducted amounts into the applicable account. Nationstar Servicer shall cause all amounts on deposit in any Agency Account to the Collection Account within two (2) Business Days of receipt as more particularly set forth in Section 32 hereof and thereafter in accordance with Section 6 hereof.
(iii)Approvals. Nationstar Servicer shall be approved by Ginnie Mae as an approved issuer, and Servicer shall be approved by FHA as an approved mortgagee, by VA as an approved VA lender and by USDA as an approved USDA lender, in each case in good standing (such collective approvals and conditions, “Agency Approvals”), with no event having occurred or Nationstar Servicer having any reason whatsoever to believe or suspect will occur prior to the issuance of any Agency Security, including a change in insurance coverage, which would make Nationstar Servicer unable to comply with the eligibility requirements for maintaining all such Agency Approvals or require notification to Ginnie Mae or, to HUD, FHA, VA or USDA. Should

Nationstar Servicer, for any reason, cease to possess all such Agency Approvals, or should notification to Ginnie Mae or, to HUD, FHA, VA or USDA be required of an event that would adversely affect Nationstar Servicer’s good standing with such Agency, Nationstar Servicer shall so notify Buyer promptly in writing. Notwithstanding the preceding sentence, Nationstar Servicer shall take all necessary action to maintain all of its Agency Approvals at all times during the term of this Agreement and each outstanding Transaction. Nationstar Servicer shall service all Early Buyout Mortgage Loans subject to Transactions in accordance with the FHA Regulations, VA Regulations or USDA Regulations, as applicable.
(iv)Seller shall cooperate and do all things deemed necessary or appropriate by Buyer to effectuate the steps as contemplated in this Section 14(aa).
(xxviii)Special Purpose Entity. Unless otherwise consented to by Buyer in writing, and except as permitted by the Facility Documents, Seller shall, and shall cause each of the REO Subsidiary and Asset Subsidiary to be a special purpose entity that shall (i) own no assets and will not engage in any business, other than the assets and transactions specifically contemplated by the Facility Documents and sales, purchases, distribution or contribution of assets made in connection with assets that are no longer subject to a Transaction; (ii) not incur any Indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than pursuant to the Facility Documents; (iii) not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of Seller’s or Guarantor’s Affiliates other than Seller’s ownership of the Purchased Certificates; (iv) pay its debts and liabilities (including, as applicable, shared personnel expenses and overhead expenses) only from its own assets; (v) comply with the provisions of its organizational documents, the REO Subsidiary Agreement or the Asset Subsidiary Agreement, as applicable; (vi) do all things necessary to observe organizational formalities and to preserve its existence, and not amend, modify or otherwise change its organizational documents, or suffer same to be amended, modified or otherwise changed, without the Buyer’s prior written consent; (vii) maintain all of its books, records and financial statements separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required under GAAP or as a matter of applicable law; provided, that (A) appropriate notation shall be made on such financial statements if prepared to indicate the separateness of it from such Affiliate and to indicate that its assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (B) such assets shall also be listed on its own separate balance sheet if prepared and (C) shall file its own tax returns if filed, except to the extent consolidation is required or permitted under applicable law); (viii) be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name and shall not identify itself or any of its Affiliates as a division or part of the other; (ix) not enter into any transactions other than transactions specifically contemplated by the Facility Documents with any Affiliates; (x) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; (xi) not engage in or suffer any change in ownership other than transactions specifically contemplated by the Facility Documents, dissolution, winding up, liquidation, consolidation or merger or transfer all or substantially all of its properties and assets to any Person (except as contemplated herein); (xii) not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others; (xiii) not institute against, or join any other Person in instituting against Seller, REO Subsidiary or Asset Subsidiary, as applicable, any proceedings of the type referred to in the definition of “Insolvency Event” hereunder or seek to substantively consolidate the REO Subsidiary or Seller with each other or the Guarantor in connection with any Insolvency Event; (xiv) not hold itself out to be responsible for the debts or obligations of any other Person;

(xv) not form, acquire or hold any Subsidiary or own any equity interest in any other entity other than the REO Subsidiary Interests or the Asset Subsidiary Interests, as applicable; (xvi) allocate fairly and reasonably any overhead for shared office space and services performed by an employee of an Affiliate; and (xvii) not pledge its assets to secure the obligations of any other Person except pursuant to this Agreement.1
(xxix)Ineligible Assets. To the extent that an REO Property fails to remain an Eligible Asset due to a material breach of Schedule 1-A(k) (Environmental Matters) which could result in material liability to the any Seller Party, such asset shall be repurchased by Seller within ten (10) Business Days thereof.
(xxx)Release for Pooling. From time to time, solely for the purpose of facilitating the pool certification process for Mortgage Loans that will be sold to an Agency or swapped for Agency Security backed by such pool of Mortgage Loans, in accordance with the terms of the Flow Assignment and Security Agreement, such Mortgage Loans may be removed from the Asset Subsidiary and reconveyed to Guarantor. For the avoidance of doubt, such Mortgage Loans shall remain subject to the lien of the Buyer under this Agreement unless and until the Buyer has received the related Repurchase Price.
(xxxi)Anti-Money Laundering Laws. Each Seller Party and Guarantor shall conduct their operations in all material respects in compliance with the applicable Anti-Money Laundering Laws.
(xxxii)No Prohibited Persons. No Seller Party nor Guarantor is and no director, officer, agent or employee of a Seller Party or Guarantor shall be a Person that is subject of any OFAC-administered sanctions, or shall be located, organized or resident in a country or territory that is the subject of OFAC-administered sanctions; and no Seller Party nor Guarantor will directly or indirectly use the proceeds of the Transactions hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund activities of or business with any Person, or in any country or territory, that at the time of such funding or facilitation, is the subject of OFAC-administered sanctions, or in a manner that would otherwise cause any Person (including any Person involved in or facilitating the Transactions, whether as underwriter, advisor, or otherwise) to violate any OFAC-administered sanctions.
(xxxiii)Foreign Corrupt Practices Act. No Seller Party nor Guarantor and no director, officer, agent or employee of a Seller Party or Guarantor shall take any action, directly or indirectly, that would result in a violation by such persons of the FCPA; and Seller shall conduct its businesses in compliance with the FCPA and shall institute and maintain policies and procedures designed to ensure continued compliance therewith.
(xxxiv)Investment Company Act. No Seller Party nor Guarantor will be an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, and it will not maintain the status of the REO Subsidiary or the Asset Subsidiary such that it will be necessary for REO Subsidiary or the Asset Subsidiary to register under the Investment Company Act for specifically identified reasons other than the exemption provided by Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.
Section 15.Events of Default. If any of the following events (each an “Event of Default”) occur, the Seller Parties and Buyer shall have the rights set forth in Section 16 below:
1 REO Subsidiary LLC Agreement to be amended to include new SPV requirement.

(i)Payment Default. Seller shall default in the payment of (i) any amount payable by it hereunder or under any other Facility Document on account of Repurchase Price or to satisfy a Margin Call, (ii) Price Differential (and such failure to pay Price Differential shall continue for more than two (2) Business Days), (iii) Expenses (and such failure to pay Expenses shall continue for more than two (2) Business Days) or (iv) any other Obligations, when the same shall become due and payable, whether at the due date thereof, or by acceleration or otherwise (and such failure to pay such Obligations shall continue for more than two (2) Business Days); or
(ii)Representation and Warranty Breach. Any representation, warranty or certification made or deemed made herein or in any other Facility Document by any Seller Party or Guarantor or any certificate furnished to Buyer pursuant to the provisions hereof or thereof or any information furnished in writing by or on behalf of any Seller Party or Guarantor shall prove to have been untrue or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1-A, 1-B, 1-C or 1-D or other information related solely to the Purchased Assets, Underlying Mortgage Loans or Underlying REO Properties, which shall be considered solely for the purpose of determining the Market Value of the Purchased Assets, Underlying Mortgage Loans and Underlying REO Property; unless (i) such Seller Party or Guarantor shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined in good faith by Buyer in its sole discretion to be materially false or misleading on a regular basis), which such breach of any representation, warranty or certification, to the extent it is curable (provided that the representation, warranty and certification contained in Sections 13(c)(Solvency) and (f)(Existence) hereof shall not be curable), shall continue unremedied for a period of ten (10) Business Days following any Seller Party’s or Guarantor’s receipt of notice or knowledge thereof; or
(iii)Immediate Covenant Default. The failure of any Seller Party or Guarantor to perform, comply with or observe any term, covenant or agreement applicable to Seller or Guarantor contained in any of Sections 14(a)(Preservation of Existence; Compliance with Law), (h)(True and Correct Information) to the extent relied upon by Buyer and adversely affecting the Buyer’s decisions, (j)(Financial Condition Covenants), (k) (Use of Proceeds), (l)(No Adverse Selection), (o)(Illegal Activities), (p)(Material Change in Business), (q)(Limitation on Dividends and Distributions), (r)(Disposition of Assets; Liens), (s)(Transactions with Affiliates), (t)(ii)(ERISA Matters), (u)(Consolidations, Mergers and Sales of Assets), (aa)(HUD; FHA; VA and USDA Matters) (excluding, for the avoidance of doubt, the representations and warranties listed on Schedule 1-A or Schedule 1-D and referenced therein) or (bb)(Special Purpose Entity); or
(iv)Additional Covenant Defaults. Any Seller Party or Guarantor shall fail to observe or perform any other covenant or agreement contained in this Agreement (and not identified in clause (c) of Section 15 hereof) or any other Facility Document, and if such default shall be capable of being remedied, and such failure to observe or perform shall continue unremedied for a period of ten (10) Business Days following any Seller Party’s or Guarantor’s receipt of notice or knowledge thereof; or
(v)Judgments. A judgment or judgments for the payment of money in excess of the Litigation Threshold in the aggregate shall be rendered against any Seller Party, Guarantor or any of their Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof, and such Seller Party or Guarantor or any such Affiliate shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or
(vi)Cross-Default. Seller or Guarantor shall be in default under (A)(i) any Indebtedness of Seller or Guarantor to Buyer which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, or (ii) any other contract to which Seller or Guarantor and Buyer are parties which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract, (B) any Indebtedness, in the aggregate, in excess of $25,000,000 of Seller or Guarantor which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness; or
(vii)Insolvency Event. An Insolvency Event shall have occurred with respect to any Seller Party or Guarantor; or
(viii)Enforceability. For any reason this Agreement at any time shall not to be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Lien granted pursuant hereto shall fail to be perfected and of first priority, or any Seller Party or Guarantor shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant thereto, or any party hereto (other than Buyer) shall seek to disaffirm, terminate, limit or reduce its obligations hereunder; or
(ix)Liens. Any Seller Party or Guarantor shall grant, or suffer to exist, any Lien on any Repurchase Asset (except with respect to a Mortgaged Property subject to a Junior Mortgage Loan, any Lien in favor of Buyer or any Lien consented to by Buyer in writing) and Seller fails to pay Buyer the Repurchase Price with respect to any Repurchase Asset with such a Lien within one (1) Business Day of notice to or knowledge thereof by any Seller Party or Guarantor; or
(x)Material Adverse Effect. A Material Adverse Effect shall occur as determined by Buyer in its sole good faith discretion; or
(xi)ERISA. (i) any Seller Party, Guarantor or any ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to comply with the minimum funding requirements set forth in Code Section 412 or any Lien in favor of the PBGC or the Plan shall arise on the assets of any Seller Party, Guarantor or ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed to administer or to terminate any Plan, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) Seller or any ERISA Affiliate shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with the withdrawal from, or the insolvency of a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan, and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or
(xii)Change in Control. A Change in Control shall have occurred; or
(xiii)Reserved; or
(xiv)Reserved; or

(xv)Inability to Perform. Any Seller Party or Guarantor shall admit its inability to, or its intention not to, perform any of such Seller Party’s Obligations or Guarantor’s Obligations (as such term is defined in the Guaranty), as applicable; or
(xvi)Reserved; or
(xvii)Guarantor Breach. A breach by Guarantor of any material representation, warranty or covenant set forth in the Guaranty or any other Facility Document, any repudiation of the Guaranty by the Guarantor, or if the Guaranty is not enforceable against the Guarantor; or
(xviii)Custodian. Any Custodian fails to maintain its good standing under the Agency requirements, FHA Regulations, VA Regulations or USDA Regulations and is not replaced in accordance with the related Custodial Agreement and the related Asset Files are not transferred to a replacement custodian acceptable to Buyer (such acceptance not to be unreasonably withheld or delayed) within sixty (60) calendar days following Guarantor’s receipt of notice or knowledge thereof.
Section 16.Remedies. (a) If an Event of Default occurs with respect to a Seller Party or Guarantor, the following rights and remedies are available to Buyer; provided, that an Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing and once waived shall be deemed not to be continuing.
(i)At the option of Buyer, exercised by written notice to such Seller Party (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Insolvency Event of a Seller Party or Guarantor), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur. Buyer shall (except upon the occurrence of an Insolvency Event of a Seller Party or Guarantor) give notice to the applicable Seller Party of exercise of such option as promptly as practicable.
(ii)If Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section,
(A)Seller’s obligations in such Transactions to repurchase all Purchased Assets and Repurchase Assets, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subsection (a)(i) of this Section, (1) shall thereupon become immediately due and payable, (2) all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by Seller hereunder, and (3)  Seller Parties and Guarantor shall immediately deliver to Buyer any Purchased Assets, Repurchase Assets and Underlying Assets subject to such Transactions then in such Seller Party’s or Guarantor’s possession or control;
(B)to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate in effect following an Event of Default to (y) the Purchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, and (ii) any proceeds from the sale of Purchased Assets and Repurchase Assets applied to the Repurchase Price pursuant to subsection (a)(iv) of this Section); and

(C)all Income actually received by Buyer pursuant to Section 6 hereof shall be applied to the aggregate unpaid Obligations owed by Seller.
(iii)Upon the occurrence of one or more Events of Default, Buyer shall have the right to obtain physical possession of all files of Seller relating to the Purchased Assets and the Repurchase Assets and all documents relating to the Purchased Assets and Repurchase Assets which are then or may thereafter come in to the possession of Seller or any third party acting for Seller and Seller shall deliver to Buyer such assignments as Buyer shall request. Buyer shall be entitled to specific performance of all agreements of Seller contained in Facility Documents.
(iv)At any time on the Business Day following notice to Seller (which notice may be the notice given under subsection (a)(i) of this Section), in the event Seller has not repurchased all Purchased Assets and Repurchase Assets, Buyer may (A) immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as Buyer may deem satisfactory any or all Purchased Assets and the Repurchase Assets subject to a such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by Seller hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets and Repurchase Assets, to give Seller credit for such Purchased Assets and the Repurchase Assets in an amount equal to the Buyer’s Market Value of the Purchased Assets and Repurchase Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. The proceeds of any disposition of Purchased Assets and the Repurchase Assets shall be applied as determined by Buyer in its sole discretion and any amount remaining after application to the Repurchase Price and any other Obligations owed by Seller under this Agreement shall be distributed to Seller.
(v)Each Seller Party and Guarantor shall be liable to Buyer for (i) the amount of all reasonable and documented legal or other out-of-pocket expenses (including all reasonable out-of-pocket costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction), whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including the reasonable out-of-pocket fees and expenses of counsel incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the reasonable third-party out-of-pocket cost (including all reasonable out-of-pocket fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other reasonable and documented out-of-pocket loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.
(vi)(vii)    Buyer shall have the right to exercise the Unwind Rights.
(vii)Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.
(xix)Buyer may exercise one or more of the remedies available hereunder immediately upon the occurrence of an Event of Default which is continuing and at any time thereafter without notice to the Seller Parties or Guarantor. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(xx)Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller Party and Guarantor hereby expressly waives any defenses such Seller Party or Guarantor might otherwise have to require Buyer to enforce its rights by judicial process. Each Seller Party and Guarantor also waives any defense (other than a defense of payment or performance) such Seller Party or Guarantor might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. Each Seller Party and Guarantor recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
(xxi)To the extent permitted by applicable law, each Seller Party and Guarantor shall be liable to Buyer for interest on any amounts owing by a Seller Party hereunder, from the date any Seller Party or Guarantor becomes liable for such amounts hereunder until such amounts are (i) paid in full by such Seller Party or Guarantor or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by a Seller Party to Buyer under this paragraph 16(d) shall be at a rate equal to the Post-Default Rate.
(xxii)Without limiting the rights of Buyer hereto to pursue all other legal and equitable rights available to Buyer for a Seller Party’s or Guarantor’s failure to perform its obligations under this Agreement, each Seller Party and Guarantor acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder would be inadequate and Buyer shall be entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit Buyer from pursuing any other remedies for such breach, including the recovery of monetary damages.
(xxiii)Seller and Nationstar Servicer agrees that, following an Event of Default, it shall cooperate with the Buyer to name the Buyer or its designee as the mortgagee of record on the FHA LEAP System and VA and USDA electronic registration systems.
Section 17.Termination Event. If one of the following events (a “Termination Event”) occurs, Buyer shall have the right to immediately terminate the Servicer:
(i)An Event of Default under the Facility Documents;
(ii)Servicer (other than Nationstar Servicer) materially breaches or fails to comply with the Servicing Agreement and such breach or failure continues uncured or unremedied for a period of thirty (30) calendar days (in either case, without regard to any other cure periods);
(iii)Servicer ceases to be an approved servicer for Fannie Mae, Freddie Mac, Ginnie Mae, HUD, VA or USDA;
(iv)Reserved;
(v)Servicer demonstrates a consistent pattern of failing to make any required servicing advance, to the extent that such failure impairs FHA Mortgage Insurance coverage, or VA Loan Guaranty Agreement coverage or USDA guaranty coverage, with respect to any Underlying Mortgage Loan or gives rise to a liability to HUD, FHA, VA or USDA as determined by Buyer in its good faith discretion;
(vi)Servicer fails to make a required deposit to the Collection Account within two (2) Business Days of receipt of such amounts;

(vii)Servicer provides a notice of its intent to resign as Servicer of the Underlying Mortgage Loans and Underlying REO Property and a new Servicer reasonably acceptable to Buyer is not appointed within thirty (30) calendar days;
(viii)Seller or Servicer is subject to FHA, HUD, VA or USDA fees or penalties in excess of $100,000 which are not in dispute by the Seller or Servicer and have not been paid or is subject to a set-off by any of FHA, HUD, VA or USDA, in either case and which is not paid within two (2) Business Days; or
(ix)The occurrence of an FHA Loss Rate Trigger.
Section 18.Indemnification and Expenses. (a) Seller and Guarantor agree to hold Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind (including reasonable fees of counsel) which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, “Costs”), relating to or arising out of this Agreement, any other Facility Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Facility Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s lack of good faith, gross negligence or willful misconduct; provided, however, that Buyer shall be responsible for all Costs incurred by any Indemnified Party in connection with the development, preparation, negotiation and execution and delivery of this Agreement and the related Facility Documents on the Amendment Effective Date. Without limiting the generality of the foregoing, Seller and Guarantor agree to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Purchased Assets and Underlying Assets relating to or arising out of any Taxes incurred or assessed as a result of such Indemnified Party having legal ownership of the Purchased Assets or Underlying Assets, that, in each case, results from anything other than the Indemnified Party’s lack of good faith, gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Purchased Asset or Underlying Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset or Underlying Asset, Seller and Guarantor will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller or Guarantor of any obligation thereunder or arising out of any other agreement, Indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller and Guarantor also agree to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of Buyer’s rights under this Agreement, any other Facility Document or any transaction contemplated hereby or thereby, including the out-of-pocket reasonable and documented fees and disbursements of its counsel. Except as otherwise expressly provided for in this Section 18(a), Section 18(a) shall not apply with respect to Taxes.
(xxiv)Seller agrees to pay within thirty (30) calendar days of receipt of an invoice from Buyer all of the reasonable and documented out-of-pocket costs and expenses incurred by Buyer in connection (i) with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, any other Facility Document or any other documents prepared in connection herewith or therewith (other than any such amendment entered into on the Amendment Effective Date), (ii) with the consummation and administration of the transactions contemplated hereby and thereby including filing fees and all the fees, disbursements and expenses of counsel to Buyer which amount shall be deducted from the Purchase Price paid for the first Transaction hereunder, (iii) all reasonable and documented out-

of-pocket expenses of the Buyer and the Buyer’s counsel (including the reasonable fees, disbursements and other charges of counsel) in connection with the enforcement of the Facility Documents and (iv) all reasonable fees and expenses of the Verification Agent and the Custodians. Subject to the limitations set forth in Section 32 hereof, Seller agrees to pay within thirty (30) calendar days of receipt of an invoice from Buyer all the reasonable due diligence, inspection, testing and review costs and expenses incurred by Buyer with respect to Mortgage Loans and REO Properties submitted by Seller for purchase under this Agreement, including those out of pocket costs and expenses incurred by Buyer pursuant to this Section 18(b) and Section 21 hereof.
(xxv)The obligations of Seller from time to time to pay the Repurchase Price, the Periodic Advance Repurchase Payments, and all other amounts due under this Agreement shall be full recourse obligations to the Seller.
Section 19.Servicing.
(a)Nationstar Servicer shall, to the extent it is the Servicer, service the Underlying Mortgage Loans and Underlying REO Properties, on Buyer’s behalf, consistent with the degree of skill and care that such Servicers customarily require with respect to similar Mortgage Loans and REO Property owned or managed by such Servicers and in accordance with the Accepted Servicing Practices and with the terms of this Agreement, but, in no event, of a lesser standard than the degree of skill and care Nationstar Servicer requires for Mortgage Loans it services for its own account.
(b)Nationstar Servicer shall (and shall cause each Servicer to) submit all claims required to realize on the FHA insurance within the timeframes prescribed by HUD, under Seller’s HUD mortgagee number.
(c)Seller Parties or Nationstar Servicer, on Buyer’s behalf, may contract with one or more Servicers to service the Underlying Mortgage Loans and Underlying REO Properties consistent with the degree of skill and care that Nationstar Servicer customarily requires with respect to similar Mortgage Loans and REO Properties owned or managed by such Servicers and in accordance with Accepted Servicing Practices. The Nationstar Servicer shall (and the Seller shall cause each Servicer to) (i) comply in all material respects with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not materially impair the rights of Buyer in any Underlying Mortgage Loans and Underlying REO Properties or any payment thereunder. The form and substance of any Servicing Agreement shall be approved by Buyer and Buyer shall be an intended third-party beneficiary of such Servicing Agreement. Buyer may terminate the servicing of any Mortgage Loan or Underlying REO Property with the then existing servicer in accordance with Section 19(d) hereof. Any Servicing Agreement shall not be materially amended without the written consent of Buyer, which may be granted or withheld in its sole good faith discretion; provided, that the Seller provide the Buyer with written notice of any amendment of such Servicing Agreement, including a copy of such amendment.
(d)Nationstar Servicer shall, and Seller Parties shall cause the Servicer to hold or cause to be held all escrow funds collected by Nationstar Servicer and Servicer with respect to any Purchased Asset, Underlying Mortgage Loan and Underlying REO Properties in trust accounts and shall apply the same for the purposes for which such funds were collected.
(e)Nationstar Servicer shall, and Seller shall cause the Servicer to, deposit all collections received by Servicer on behalf of Seller on account of the Early Buyout Assets (other than Performing Modification Early Buyouts) subject to a Transaction in the Collection Account no later than two (2) Business Days following receipt.

(f)Seller shall, provide promptly to Buyer (i) a Servicer Notice addressed to and agreed to by the Servicer of the related Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties, advising such Servicer of such matters as Buyer may reasonably request, including recognition by the Servicer of Buyer’s interest in such Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties and the Servicer’s agreement that upon receipt of notice of an Event of Default from Buyer, it will follow the instructions of Buyer with respect to the Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties and any related Income with respect thereto.
(g)Upon the occurrence and during the continuation of an Event of Default or a Termination Event, Buyer shall have the right to immediately terminate the Servicer’s right to service the Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties without payment of any penalty or termination fee. Each of Nationstar Servicer and Seller shall cooperate in transferring the servicing of the Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties to a successor servicer appointed by Buyer in its sole discretion. For the avoidance of doubt any termination of the Servicer’s rights to service by the Buyer as a result of an Event of Default shall be deemed part of an exercise of the Buyer’s rights to cause the liquidation, termination or acceleration of this Agreement. Upon the occurrence and during the continuation of an Event of Default or Servicer Termination Event hereunder, Nationstar Servicer will comply with the Buyer’s instructions with respect to the Purchased Assets, Underlying Mortgage Loans and the Underlying REO Property, to the extent permitted by applicable law.
(h)If Nationstar Servicer or Seller should discover that, for any reason whatsoever, any entity responsible to Seller by contract for managing or servicing any such Purchased Asset, Underlying Mortgage Loans and Underlying REO Properties has failed to perform fully Seller’s obligations under the Facility Documents or any of the obligations of such entities with respect to the Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties, Seller or Nationstar Servicer shall promptly notify Buyer.
(i)For the avoidance of doubt, no Seller Party, Guarantor nor Servicer retains any economic rights to the servicing of the Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties; provided that the Nationstar Servicer shall continue to service the Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties hereunder as part of its Obligations hereunder. As such, each Seller Party and Guarantor expressly acknowledges that the Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties are sold to Buyer or transferred to REO Subsidiary, as applicable, on a “servicing released” basis.
Section 20.Recording Of Communications. Buyer, Seller and Nationstar Servicer shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Transactions upon prior written notice to the other party of such recording.
Section 21.Due Diligence. Each of Seller and Guarantor acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to Seller Parties, Guarantor, the Servicer, the Purchased Assets, Underlying Mortgage Loans and Underlying REO Property subject to any Transaction hereunder, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and each of Seller and Guarantor agrees that (a) upon reasonable prior notice to Seller unless an Event of Default shall have occurred that is continuing, in which case no notice is required, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of the Asset Files and any and all documents, records, agreements, instruments or information relating to such Purchased Assets, Underlying Mortgage Loans and

Underlying REO Properties of the Seller (the “Due Diligence Documents”) in the possession or under the control of Seller, Guarantor, Servicer and/or the Custodians, or (b) upon request, Seller shall create and deliver to Buyer within twenty (20) calendar days of such request, an electronic copy on CD or DVD, in a format acceptable to Buyer, of such Due Diligence Documents as Buyer may request. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Asset Files, the Purchased Assets, the Underlying REO Property and the Underlying Mortgage Loans. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may purchase Purchased Assets from Seller based solely upon the information provided by, or on behalf of, Seller to Buyer in the Asset Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets, Underlying Mortgage Loans or Underlying REO Properties subject to a Transaction, including ordering appraisals or BPOs, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Underlying Mortgage Loan, as well as reviews of claim history and files with FHA, VA and USDA and verification of FHA Mortgage Insurance in place, VA Loan Guaranty Agreement in place and USDA guaranty in place. Buyer may due diligence such Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties itself or engage a mutually agreed upon third party due diligence firm to perform such due diligence, subject to such third party due diligence firm executing the Buyer’s standard form of non-disclosure agreement. Seller agrees to cooperate with Buyer and any third party due diligence firm in connection with such underwriting, including, but not limited to, providing Buyer and any third party due diligence firm with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties in the possession, or under the control, of Seller. Seller further agrees that Seller shall pay all reasonable third-party out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 21 (“Due Diligence Costs”) in an amount not to exceed the Due Diligence Cap per calendar year; provided that the Due Diligence Cap shall not apply upon the occurrence and continuance of an Event of Default.
Section 22.Assignability.
(i)The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by any Seller Party or Guarantor without the prior written consent of Buyer. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agreement express or implied, shall give to any Person, other than the parties to this Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Agreement. Buyer may, from time to time with Seller’s consent, such consent not to be unreasonably withheld, assign all or a portion of its rights and obligations under this Agreement and the Facility Documents pursuant to an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned; provided, however, that no consent shall be required (i) for an assignment to an Affiliate of Buyer that is a “U.S. person” within the meaning of Section 7701(a)(30) of the Code or a non-U.S. person that is entitled to a complete exemption from U.S. federal withholding tax on the receipt of interest (and can document such exemption) or (ii) after the occurrence of an Event of Default that is continuing. Upon such assignment, (a) such assignee shall be a party hereto and to each Facility Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it be released from its obligations hereunder and under the Facility Documents. Unless otherwise stated in the Assignment and Acceptance, Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by a Seller Party or Guarantor.
(ii)Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement at no additional cost or expense to Seller or Guarantor; provided, however, that (i) Buyer’s obligations under this Agreement shall remain unchanged, (ii) Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) each Seller Party shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement and the other Facility Documents except as provided in Section 8 hereof; provided, however, that such participants shall have the same benefits as the Buyer with respect to yield protection and increased cost provisions but only to the extent of the claims that the Buyer would have and voting rights of such participants shall be limited to those matters with respect to which the affirmative vote of the Buyer from which it purchased its participation would be required as described in the Facility Documents; provided, further, however, that for the avoidance of doubt, if Buyer is unable to effectuate or continue a participation, Buyer may not pass through any increased costs to funding to Seller arising solely as a result of Buyer’s inability to so participate.
(iii)Buyer shall, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 22, provide Seller and Guarantor at least ten (10) calendar days prior notice if the prospective assignee or participant is not an Affiliate of the Buyer.
(iv)Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 22, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to a Seller Party, Guarantor or any of their Subsidiaries or to any aspect of the Transactions that has been furnished to Buyer by or on behalf of a Seller Party, Guarantor or any of their Subsidiaries; provided that such assignee or participant agrees to hold such information subject to the Buyer’s standard non-disclosure agreement.
(v)In the event Buyer assigns all or a portion of its rights and obligations under this Agreement, the parties hereto agree to negotiate in good faith an amendment to this Agreement to add agency provisions similar to those included in repurchase agreements for similar syndicated repurchase facilities.
Section 23.Transfer and Maintenance of Register.
(i)Subject to acceptance and recording thereof pursuant to paragraph (b) of this Section 23, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of Buyer under this Agreement. Any assignment or transfer by Buyer of rights or obligations under this Agreement that does not comply with this Section 23 shall be treated for purposes of this Agreement as a sale by such Buyer of a participation in such rights and obligations in accordance with Section 23(b) hereof.
(ii)Seller shall maintain a register (the “Register”) on which it will record Buyer’s rights hereunder, and each Assignment and Acceptance and participation. The Register shall include the names and addresses of Buyer (including all assignees, successors and participants) and the percentage or portion of such rights and obligations assigned. Failure to make any such recordation, or any error in such recordation shall not affect Seller’s obligations in respect of such rights. If Buyer sells a participation in its rights hereunder, it shall provide Seller, or maintain as agent of Seller, the information described in this paragraph and permit

Seller to review such information as reasonably needed for Seller to comply with its obligations under this Agreement or under any applicable Requirement of Law.
Section 24.Tax Treatment. Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes, to treat each Transaction as Indebtedness of the Seller that is secured by the Purchased Assets and that the Purchased Assets are owned by Seller, the Underlying REO Properties are owned by REO Subsidiary and the Underlying Mortgage Loans are owned by the Trustee on behalf of the Asset Subsidiary, in the absence of an Event of Default by Seller. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.
Section 25.Set-Off. (a) In addition to any rights and remedies of Buyer hereunder and by law, Buyer shall have the right, without prior notice to Seller or Guarantor, any such notice being expressly waived by Seller and Guarantor to the extent permitted by applicable law to set-off and appropriate and apply against any Obligation from Seller, Guarantor or any Affiliate thereof to Buyer or any of its Affiliates any and all deposits (except with respect to funds and/or proceeds which the Seller holds in a custodial, escrow or trust capacity), in any currency, and any other obligation (including to return excess margin), credits, Indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Buyer or any Affiliate thereof to or for the credit or the account of Seller, Guarantor or any Affiliate thereof. Buyer agrees promptly to notify Seller after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.
(iii)Buyer shall at any time after an Event of Default has occurred that is continuing, have the right, in each case until such time as Buyer determines otherwise, to retain, to suspend payment or performance of, or to decline to remit, any amount or property that Buyer would otherwise be obligated to pay, remit or deliver to Seller hereunder.
Section 26.Terminability. Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and Buyer shall not be deemed to have waived any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made. The obligations of Seller under Section 18 hereof shall survive the termination of this Agreement.
Section 27.Notices And Other Communications. Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by electronic mail, telecopy or other electronic delivery) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof; or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given under Section 4 hereof (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by electronic mail, telecopy or other electronic delivery or when personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.
Section 28.Entire Agreement; Severability; Single Agreement. (a) This Agreement, together with the Facility Documents, constitute the entire understanding among Buyer, the Seller Parties and the Guarantor with respect to the subject matter they cover and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties. By acceptance of this Agreement, Buyer, the Seller Parties and Guarantor acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.
(iv)Buyer, the Seller Parties and Guarantor acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of Buyer, each Seller Party and Guarantor agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iii) to promptly provide notice to the other after any such set off or application.
Section 29.GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL GOVERN.
Section 30.SUBMISSION TO JURISDICTION; WAIVERS. EACH SELLER PARTY, GUARANTOR AND BUYER HEREBY IRREVOCABLY AND UNCONDITIONALLY:
(i)SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;
(ii)CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii)AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED;
(iv)AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND
(v)BUYER, EACH SELLER PARTY AND GUARANTOR HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 31.No Waivers, etc.. No failure on the part of Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Facility Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Facility Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. An Event of Default and Termination Event shall each be deemed to be continuing unless expressly waived by Buyer in writing and shall be deemed not to be continuing if expressly waived in writing by the Buyer.
Section 32.Nominee.
(i)Appointment of Nominee; Maintenance of Accounts. With respect to any Underlying Mortgage Loans:
(i)Seller Parties, Servicer and Buyer hereby acknowledge and agree, and Seller Parties hereby appoint, the Servicer as (w) their nominee as mortgagee of record and payee on the FHA LEAP System and the Servicer hereby accepts such appointment, (x) their nominee as payee on the VALERI system and the Servicer hereby accepts such appointment, (y) as their nominee as the lender of record and payee with the RHS and the Servicer hereby accepts such appointment, and (z) as nominee and agent of Seller Parties and Buyer as set forth herein, including as nominee under the Custodial Agreements.
(ii)With respect to those Mortgage Loans that are FHA Loans, Seller Parties and Buyer desire that the Nominee be designated as mortgagee of record on the FHA LEAP System under mortgagee number 26450-00001, and Servicer shall submit all claims to HUD under such applicable number for remittance of amounts to the account designated as NSM Payment Clearing Wire Account 4121967343 (the “FHA Account”). Seller Parties hereby instruct Nominee to remit all amounts on deposit in any FHA Account to the Collection Account within two (2) Business Days of receipt.
(iii)With respect to those Mortgage Loans that are VA Loans, Seller Parties and Buyer desire that the Nominee be designated as the payee under payee vendor identification number 880587-0000, and Servicer shall submit all claims to

VALERI under such applicable number for remittance of amounts to the account designated as NSM Payment Clearing Wire Account 4121967343 (the “VA Account”). Any amounts paid by VALERI with respect to a VA Loan shall be paid to Nominee; such amounts shall be remitted by Nominee into the Collection Account within two (2) Business Days of receipt.
(iv) With respect to those Mortgage Loans that are USDA Loans, Seller Parties and Buyer desire that the Nominee be designated as the lender of record under identification number 752921540, and Servicer shall submit all claims to RHS under such applicable number for remittance of amounts to the account designated as NSM Payment Clearing Wire Account 4121967343 (the “USDA Account”). RHS shall make payment of any claim with respect to a USDA Loan directly to Nominee for remittance into the Collection Account within two (2) Business Days of receipt. Seller Parties provide the lender agreement with respect to the Buyer to the RHS.
(v)Following receipt by Nominee and Servicer each of written notice of the occurrence of a Termination Event or an Event of Default, the Nominee and Servicer each agrees to take direction from the Buyer with respect to the Underlying Mortgage Loans. Prior to such time, Nominee and Servicer each shall take direction from Seller Parties with respect to such Underlying Mortgage Loans.
(vi)It is the intent of the Seller Parties, Servicer and the Buyer that the Trustee on behalf of Asset Subsidiary retain all legal title to the Underlying Mortgage Loans and the Nominee retain bare legal title to the Underlying REO Property for all purposes including for purposes of Section 541(d) of the Bankruptcy Code and accordingly, Servicer, in its capacity as servicer or nominee, shall have no property right to the Mortgage Loans or Underlying REO Property.
(vii)Upon the occurrence of a Termination Event, Buyer may terminate the Servicer as Nominee and appoint itself or another person as the successor nominee.
(ii)Remittance of Collections. With respect to any Underlying Mortgage Loans:
(i)The Nominee shall segregate all amounts collected on account of such Early Buyout Assets in the Collection Account, and shall remit such collections (collectively, the “Funds”) no later than two (2) Business Days following receipt to the Collection Account in accordance with Section 6(c) hereof. Each Seller Party hereby notifies and instructs the Nominee and the Nominee is hereby authorized and instructed to remit any and all Funds which would be otherwise payable to Seller Parties with respect to the Mortgage Loans and/or Underlying REO Property to the Collection Account which instructions are irrevocable without the prior written consent of Buyer.
(ii)With respect to any Early Buyout Mortgage Loan, to the extent any of HUD, VA or USDA deducts, from amounts otherwise due on account of Mortgage Loans or Underlying REO Property subject to this Agreement, any amounts owing by Nominee to HUD, VA or USDA, Nominee shall deposit, within two (2) Business Days following notice or knowledge of such deduction by HUD, VA or USDA, such deducted amounts into the Collection Account.
(iii)Agency Matters.
(i)The Servicer shall maintain all Agency Approvals. Servicer has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.
(ii)Should Servicer, for any reason, cease to possess all such Agency Approvals, or should notification to the applicable Agency or, to HUD, FHA, VA or USDA be required with respect to any non-compliance or breach, Servicer shall so notify Seller Parties and Buyer immediately in writing. Notwithstanding the preceding sentence, Servicer shall take all necessary action to maintain all of its Agency Approvals at all times during the term of this Agreement and each outstanding Transaction. Servicer shall service all Underlying Mortgage Loans in accordance with the applicable Agency requirements, FHA Regulations, VA Regulations or USDA Regulations, as applicable.
(iv)Nominee with Respect to REO Property. To the extent that an Underlying Mortgage Loan becomes an REO Property, an interest in such REO Property shall be transferred to REO Subsidiary and shall be subject to the existing Transaction hereunder. The bare legal title for such Underlying REO Property shall remain with the Nominee. Each Seller Party, Guarantor and Buyer hereby acknowledge and agree that the Nominee shall act as nominee and agent solely with respect to bare legal title of all Underlying REO Properties. Upon the occurrence of an Event of Default or at the written request of Buyer, Buyer shall have the right to terminate the Nominee in its capacity as nominee and agent for the REO Subsidiary and require that the Nominee assign any Underlying REO Property to the REO Subsidiary. It is the intent of the Seller Parties, and the Buyer that the Nominee retain bare legal title to the REO Property for all purposes including, without limitation, for purposes of Section 541(d) of the Bankruptcy Code and accordingly, the Nominee, in its capacity as servicer or nominee, shall have no property right to the Underlying REO Property.
Section 33.Confidentiality. (a)Buyer, Seller and Guarantor hereby acknowledge and agree that all written or computer-readable information provided by one party to any other party hereto (including, for the avoidance of doubt, any and all information disclosed pursuant to Sections 13(o) and 14(d) hereof) regarding the terms set forth in any of the Facility Documents or the Transactions contemplated thereby (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is necessary to do so in working with legal counsel, accountants, auditors, or any Governmental Authority, or in order to comply with any applicable federal or state laws, rules, regulations or orders of a court or other regulatory body (a “Governmental Order”) , (ii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant or (iii) Buyer determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Assets or otherwise to enforce or exercise Buyer’s rights hereunder. Except as set forth above, Seller, Guarantor and their respective Affiliates shall not, without written consent of the Buyer, make any communication, press release, public announcement or statement in any way connected to the existence or terms of this Agreement or of the other Facility Documents or the Transactions contemplated hereby or thereby, except where such communication or announcement is required by law or regulation, in which event the Seller or Guarantor, as applicable, will consult with Buyer and cooperate with respect to the wording of any such announcement to the extent practical. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Facility Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that unless otherwise required by law, regulation or judicial decision, neither Seller nor Guarantor may not disclose the name of or identifying information with respect to Buyer or any pricing terms (including the Pricing Rate, the fees payable to Buyer under any Facility Document, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of Buyer. Notwithstanding the foregoing, if any party to this Agreement becomes legally compelled by Governmental Order or is required by the rules and regulations or any action of any applicable Governmental Authority to disclose any such confidential information, such party shall provide such other party (or parties) with reasonable prior written notice of such requirement, to the extent practicable and legally permitted, so that such party may seek a protective order or other remedy. The provisions set forth in this Section 33 shall survive the termination of this Agreement.
(v)Notwithstanding anything in this Agreement to the contrary, the parties hereto shall comply with all applicable local, state and federal laws, including all privacy and data protection law, rules and regulations that are applicable to the Purchased Assets and/or any applicable terms of this Agreement (the “Confidential Information”). The parties hereto understand that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the GLB Act. The parties hereto agree to maintain such nonpublic personal information that such party receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws. Each Seller Party and Guarantor shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the GLB Act) of Buyer or any Affiliate of Buyer which Buyer holds (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Each Seller Party and Guarantor shall, at a minimum establish and maintain such data security program as is necessary to meet the objectives of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information as set forth in the Code of Federal Regulations at 12 C.F.R. Parts 30, 168, 208, 211, 225, 263, 308 and 364. Upon request, each Seller Party and Guarantor will provide evidence reasonably satisfactory to allow Buyer to confirm that such Seller Party or Guarantor, as applicable, has satisfied its obligations as required under this Section. Without limitation, this may include Buyer’s review of audits, summaries of test results, and other equivalent evaluations of each Seller Party and Guarantor. Each Seller Party and Guarantor shall notify Buyer promptly following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of Buyer or any Affiliate of Buyer provided directly to such Seller Party or Guarantor by Buyer or such Affiliate. Each Seller Party and Guarantor shall provide such notice to Buyer by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.
Section 34.Intent. (a) The parties intend and agree that this Agreement and each Transaction hereunder is a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code, a “securities contract” as that term is defined in Section 741 of Bankruptcy Code and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code, that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in the Bankruptcy Code, each of the Participation Interests and the REO Subsidiary Interests is a “security” as that term is defined Section 101(49) of the Bankruptcy Code and that both the pledge of the Repurchase Assets and the Guaranty constitute “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code. Seller and Buyer further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a). Each Party further agrees that it shall not challenge, and hereby waives to the fullest extent available under applicable law its right to challenge, the characterization of either (i) the Participation Interests and the REO Subsidiary Interests as a security contemplated by Section 101(49) of the Bankruptcy Code or (ii) any Transaction under this Agreement or this Agreement as a “repurchase agreement,” “securities contract” and/or “master netting agreement” within the meaning of the Bankruptcy Code.
(vi)Buyer’s right to liquidate the Purchased Assets, Underlying Mortgage Loans and Underlying REO Property delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 16 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Sections 555, 559 and 561 of the Bankruptcy Code; any payments or transfers of property made with respect to this Agreement or any Transaction to satisfy a Margin Deficit shall be considered a “margin payment” as such term is defined in Bankruptcy Code Section 741(5).
(vii)The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the FDIA, then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).
(viii)It is understood that this Agreement constitutes a “netting contract” as defined in and subject to FDICIA and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).
(ix)Each party agrees that this Agreement is intended to create mutuality of obligations among the parties, and as such, the Agreement constitutes a contract which (i) is between all of the parties and (ii) places each party in the same right and capacity.
Section 35.Disclosure Relating to Certain Federal Protections. The parties acknowledge that they have been advised that:
(i)in the case of Transactions in which one of the parties is a broker or dealer registered with the SEC under Section 15 of the Exchange Act, the Securities Investor Protection Corporation has taken the position that the provisions of SIPA do not protect the other party with respect to any Transaction hereunder;
(ii)in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the Exchange Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and
(iii)in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.
Section 36.Conflicts. In the event of any conflict between the terms of this Agreement, any other Facility Document and any Confirmation, the documents shall control in the following order of priority: first, the terms of the Confirmation shall prevail, then the terms of this Agreement shall prevail, and then the terms of the Facility Documents shall prevail.

Section 37.Authorizations.
(i)Authorized Representatives. Any of the persons whose signatures and titles appear on Schedule 3 are authorized, acting singly, to act for any Seller Party or Buyer, as the case may be, under this Agreement. The parties hereto may amend Schedule 3 from time to time by delivering a revised schedule to the other parties and expressly stating that such revised schedule shall replace the existing Schedule 3 hereto.
(ii)Authorized Individual for Payment Instructions. Seller confirms and agrees that each Authorized Individual for Payment Instructions identified on Schedule 4 is authorized, acting singly, to provide and confirm payment instructions (including pursuant to any call-back verifications initiated by Buyer) with respect to the transfers of any payments by Buyer for the benefit of Seller hereunder. Seller may amend Schedule 4 from time to time by delivering a revised schedule to Buyer, signed by an Authorized Representative of Seller, and expressly stating that such revised schedule shall replace the existing Schedule 4 hereto.
(iii)Finance Portal Approved Users. From time to time, Seller Parties may utilize the Finance Portal to access information and reports related to the Transactions, initiate requests to enter into Transactions and effect repurchases of designated Underlying Assets, provide payment instructions for funding Transactions, and discharge certain reporting and notice obligations to Buyer, as contemplated by the Facility Documents.  All information furnished by Seller to Buyer via the Finance Portal, including without limitation wire and disbursement instructions, Asset Schedules and loan data and all other informational requirements, are required to be in .xls or .csv format.  Seller shall maintain a list of individuals (each, a “Finance Portal Approved User”) with authorization to access information and/or administer Transactions through the Finance Portal for or on behalf of any Seller Party including, if applicable, the authorization to provide Settlement Party payment instructions through the Finance Portal in connection with Direct Disbursement Transactions or to approve the funding of Transactions in connection with such payment instructions provided by another Finance Portal Approved User.  Seller shall maintain with Buyer a current list of Finance Portal Administrators, in a form to be provided separately by Buyer, and shall revise and update such list as required from time to time.  Each Finance Portal Administrator appointed by Seller is authorized, acting singly and at any time, and from time to time, to grant, remove, manage and modify the authorization of any person as a Finance Portal Approved User with respect to the Transactions.  Buyer shall not be under any duty or obligation to inspect, review or verify, nor to make any investigation into the accuracy, suitability or due authorization of, any request, instruction, certification or other information (including without limitation any payment or disbursement instructions or repurchase requests) provided by any person duly authorized as a Finance Portal Approved User by a Finance Portal Administrator and acting in accordance with such user’s authorized entitlements via the Finance Portal.  In the absence of bad faith on the part of Buyer, Buyer may conclusively rely upon any request, instruction, certification or other information furnished by a Finance Portal Approved User via the Finance Portal, and Buyer shall not be liable for any action taken in reliance thereon which is not a result of Buyer’s bad faith or willful misconduct.
Section 38.Miscellaneous.
(i)Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile shall be effective as delivery of a manually executed original counterpart of this Agreement.

(ii)Captions. The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
(iii)Acknowledgment. Each Seller Party and Guarantor hereby acknowledges that:
(i)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Facility Documents;
(ii)Buyer has no fiduciary relationship to such Seller Party or Guarantor; and
(iii)no joint venture exists between Buyer and such Seller Party and/or Guarantor.
(iv)Documents Mutually Drafted. Each Seller Party, Guarantor and Buyer agree that this Agreement each other Facility Document prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.
Section 39.General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(i)the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;
(ii)accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;
(iii)references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;
(iv)a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;
(v)the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;
(vi)the term “include” or “including” shall mean without limitation by reason of enumeration;
(vii)all times specified herein or in any other Facility Document (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated;
(viii)all references herein or in any Facility Document to “good faith” means good faith as defined in Section 1-201(19) of the UCC as in effect in the State of New York; and
(ix)for purposes of determining the number of days a Mortgage Loan or REO Property is subject to a Transaction, such measure shall be based on the original Purchase Date or Purchase Price Increase Date of the Mortgage Loan regardless of when it converted to REO Property.
Section 40.Limitation of Liability of Trustee.
(i)It is expressly understood and agreed by the parties to this Agreement that, with respect to the Asset Subsidiary, (a) this Agreement is executed and delivered by Wilmington Trust, National Association (“WTNA”), as Trustee of the Asset Subsidiary, and not individually or personally but solely in its capacity as Trustee, and in the exercise of the powers and authority conferred upon and vested in WTNA as Trustee under the Asset Subsidiary Agreement, (b) each of the representations, undertakings and agreements herein made on the part of the Trustee and the Asset Subsidiary under this Agreement is made and intended not as the personal representation, undertaking of agreement of WTNA, but is made and intended for the purpose of binding only such Trust, (c) in accordance with the following paragraph, nothing herein contained shall be construed as creating any liability on the part of WTNA, individually or personally, to perform any covenant or obligation under this Agreement, either expressed or implied, contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (d) under no circumstances shall WTNA be personally liable for the payment of any indebtedness or expenses of the Asset Subsidiary or Trustee or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Asset Subsidiary or the Trustee under this Agreement and any other agreement related hereto, and (e) WTNA has made no investigation as to the accuracy or completeness of any representations or warranties made by the Trustee or the Asset Subsidiary in this Agreement.
(ii)The parties hereto acknowledge and agree that no Trustee shall have any obligation to take any action or perform any obligations hereunder unless and until such Trustee has received written direction by the applicable party under the related Asset Subsidiary Agreement. Notwithstanding any provision in this Agreement, with respect to any obligation of a Trustee, the parties understand and agree that in the absence of such direction, such Trustee will not take action or direct another party to take action, despite any time restriction set forth in this Agreement.
Section 41.Amendment and Restatement. Seller, REO Subsidiary, Guarantor and Buyer previously entered into the Original Agreement. Seller Parties, Guarantor and Buyer desire to enter into this Agreement in order to amend and restate the Original Agreement in its entirety. The amendment and restatement of the Original Agreement shall become effective on the A&R Effective Date, and Buyer, each Seller Party and Guarantor shall hereafter be bound by the terms and conditions of this Agreement and the other Facility Documents. This Agreement amends and restates the terms and conditions of the Original Agreement and is not a novation of any of the agreements or obligations incurred pursuant to the terms of the Original Agreement. Accordingly, except as terms deviate from the Original Agreement in this Agreement, all of the agreements and obligations incurred pursuant to the terms of the Original Agreement are hereby ratified and affirmed by the parties hereto and are continued by this Agreement. For the avoidance of doubt, it is the intent of Buyer, the Seller Parties and Guarantor that the security interests and liens granted in the Repurchase Assets pursuant to the Original Agreement shall continue in full force and effect. All references to the Original Agreement in any Facility Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.
IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.

BUYER:
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
By:     /s/ Jeffrey Neufeld
Name: Jeffrey Neufeld
Title: Executive Director
Address for Notices:
JPMorgan Chase Bank, National Association
Rifat Chowdhury, Managing Director
383 Madison Avenue, 8th Floor
New York, New York 10179
Phone Number: 212-834-5873
Email: rifat.r.chowdhury@jpmorgan.com
CC: rmbs_principal_finance@jpmorgan.com
With a copy to:
JPMorgan Chase Bank, National Association
383 Madison Avenue, 8th Floor
New York, New York 10179
Attn: SPG Legal
With a copy to:
JPMorgan Chase Bank, National AssociationMichelle Peppel, Vice President
500 Stanton Christiana Road, Ops 2, Floor 2
Newark, Delaware 19713-2107
Phone Number: 302-634-1570
Email: michelle.l.peppel@jpmorgan.com
CC: spg_mf_team@jpmorgan.com
SELLER:
NATIONSTAR SUB 1J LLC
By:     /s/ Lola Akibola
Name: Lola Akibola
Title: SVP, Treasurer

Address for Notices:
Nationstar Mortgage LLC
8950 Cypress Waters Boulevard

Coppell, Texas  75019
Attention: Lola Akibola
Telephone: 214-687-4012
E-mail: lola.akibola@mrcooper.com
With a copy to:
Nationstar Mortgage LLC
8950 Cypress Waters Boulevard
Coppell, Texas  75019
Attention: General Counsel
E-mail: carlos.pelayo@mrcooper.com
GUARANTOR, NOMINEE AND SERVICER:
NATIONSTAR MORTGAGE LLC
By:     /s/ Lola Akibola
Name: Lola Akibola
Title: SVP, Treasurer
Address for Notices:
Nationstar Mortgage LLC
8950 Cypress Waters Boulevard
Coppell, Texas  75019
Attention: Lola Akibola
Telephone: 214-687-4012
E-mail: lola.akibola@mrcooper.com
With a copy to:
Nationstar Mortgage LLC
8950 Cypress Waters Boulevard
Coppell, Texas  75019
Attention: General Counsel
E-mail: carlos.pelayo@mrcooper.com
REO SUBSIDIARY:
NATIONSTAR REO SUB 1J LLC
By:     /s/ Lola Akibola
Name: Lola Akibola
Title: SVP, Treasurer
Address for Notices:

Nationstar Mortgage LLC
8950 Cypress Waters Boulevard
Coppell, Texas  75019
Attention: Lola Akibola
Telephone: 214-687-4012
E-mail: lola.akibola@mrcooper.com
With a copy to:
Nationstar Mortgage LLC
8950 Cypress Waters Boulevard
Coppell, Texas  75019
Attention: General Counsel
E-mail: carlos.pelayo@mrcooper.com
ASSET SUBSIDIARY:
NATIONSTAR 1J TRUST
By: Wilmington Trust, National Association, not it its individual capacity but solely as Trustee for Nationstar 1J Trust
By:     /s/ Beverly D. Capers
Name: Beverly D. Capers
Title: Vice President
Address for Notices:
Wilmington Trust, National Association, not in its individual capacity but solely as Owner Trustee
Rodney Square North, 1100 North Market Street
Wilmington, Delaware 19890
Attention: Corporate Trust Administration – Nationstar 1J Trust

SCHEDULE 1-A
REPRESENTATIONS AND WARRANTIES RE: UNDERLYING REO PROPERTY

With respect to each Underlying REO Property the beneficial interest in which is evidenced by the REO Subsidiary Interest that is subject to a Transaction hereunder, Seller shall be deemed to make the representations and warranties set forth below to Buyer as of the Purchase Date and as of each date such Underlying REO Property is subject to a Transaction.
Seller is making these representations and warranties contained in Schedule 1-A to the best of its knowledge. Notwithstanding the foregoing, if any Underlying REO Property would fail to comply with any applicable representation and warranty in this Schedule 1-A but for Seller’s lack of knowledge with respect thereto, then notwithstanding Seller’s lack of knowledge with respect to the substance of such representation and warranty, such Underlying REO Property shall nevertheless be deemed to have breached the applicable representation and warranty and Seller acknowledges that such Underlying REO Property shall be deemed to have a Market Value of zero in accordance with the definition of Market Value hereunder. For purposes of this Schedule 1-A and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to an Underlying REO Property if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Underlying REO Property or when no portion of the Purchase Price is allocated to such Underlying REO Property.
(a)Origin. Each Underlying REO Property was related to an Underlying Mortgage Loan the claim for which has not been rejected by HUD, VA or USDA.
(b)Asset File. All documents required to be delivered as part of the Asset File have been delivered to or are in transit to the applicable Custodian, an attorney in connection with the prior foreclosure of the Underlying Mortgage Loan or a governmental entity (including sheriff’s office, county court or county recorder’s office) and all information contained in the related Asset File (or as otherwise provided to Buyer) in respect of such Underlying REO Property is accurate and complete in all material respects; provided, however, that with respect to a deed in transit, a copy of the Attorney Bailee Letter used to transmit the Asset File, as applicable, and a sale notice or sale confirmation, as applicable, has been delivered promptly to Buyer. To the extent that a deed has been sent out for recording, a recorded copy will be contained in the Asset File within a period of ninety (90) days from the date the Underlying Mortgage Loan became an Underlying REO Property.
(c)Ownership. The REO Subsidiary is the sole owner and holder of the Underlying REO Property and acquired the Underlying REO Property for reasonably equivalent value.
(d)Underlying REO Property as Described. The information set forth in the Asset Schedule accurately reflects information contained in the Seller’s records in all material respects.
(e)Taxes, Assessments and Other Charges. To the best of Seller’s knowledge, all Taxes, governmental assessments, insurance premiums, water, sewer and
Sch. 1-A-1

municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable.
(f)No Litigation. To the best of Seller’s knowledge, other than any customary claim or counterclaim arising out of any foreclosure or collection proceeding relating to any Underlying REO Property, there is no litigation, proceeding or governmental investigation pending, or any order, injunction or decree outstanding, existing or relating to any Seller or any of their Subsidiaries with respect to the Underlying REO Property that would materially and adversely affect the value of the Underlying REO Property.
(g)Flood Insurance. If any improvement on, or any portion of, the Underlying REO Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the lesser of (1) the full insurable value of the Underlying REO Property, and (2) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1973.
(h)No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material affecting the related Underlying REO Property.
(i)No Occupants. Other than with respect to an Underlying REO Property as to which the redemption period has not yet expired or the eviction process has not yet been completed, no holdover borrower has any right to occupy or is currently occupying any Underlying REO Property.
(j)Underlying REO Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Underlying REO Property. The Underlying REO Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Underlying REO Property or the use for which the premises were intended and each Underlying REO Property is in good repair.
(k)Environmental Matters. There is no pending action or proceeding directly involving the Underlying REO Property in which compliance with any environmental law, rule or regulation is an issue or is secured by a secured lender’s environmental insurance policy.
(l)Taxes and Assessments Not Delinquent. The real estate taxes and/or assessments with respect to the related Underlying REO Property securing are not delinquent in payment.
(m) REO Property Insurance. Each Underlying REO Property is insured by a hazard insurance policy in an amount equal to the greater of (i) the lesser of (a) the fair market value of such Underlying REO Property or (b) 100% of the replacement value of the improvements on the Underlying REO Property (as indicated by the last known coverage amount for the Underlying REO Property) and (ii) the minimum amount of hazard insurance required by the applicable Agency. Each Underlying REO Property is also insured by a blanket general liability insurance policy in an amount of $1,000,000 per occurrence and with a $2,000,000 general aggregate limit.
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(n)FHA/VA/USDA Insurance. Each Underlying REO Property (i) is covered by FHA Mortgage Insurance and there exists no impairment to full recovery without indemnity to HUD or the FHA under the FHA Mortgage Insurance, (ii) is guaranteed, or eligible to be guaranteed by a VA Loan Guaranty Agreement, under the VA Regulations and there exists no impairment to full recovery without indemnity to the VA under the VA Loan Guaranty Agreement, or (iii) is guaranteed, or eligible to be guaranteed by an USDA guaranty, under the USDA Regulations and there exists no impairment to full recovery without indemnity to the USDA under the USDA guaranty.
(o)Foreclosure. Each REO Property was foreclosed upon in accordance with Accepted Servicing Practices or was acquired by a deed-in-lieu of foreclosure.
(p)Compliance with Law. Each REO Property shall comply with the requirements of all applicable laws, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including all environmental laws).
(q)Asset Schedule. The information set forth in the related Asset Schedule and all other information or data furnished by, or on behalf of, Seller to Buyer is true and correct in all material respects, and Seller acknowledges that Buyer has not verified the accuracy of such information or data.
(r)Underlying REO Property.
(i)No Seller Party nor Nationstar Servicer has assigned, pledged, or otherwise conveyed or encumbered any Underlying REO Property to any other Person, other than to Buyer, Seller, Asset Subsidiary or REO Subsidiary, and immediately prior to the sale or pledge of such Underlying REO Property to Buyer, the related Seller Party and/or Nationstar Servicer, as applicable, was the sole owner of such Underlying REO Property and had good and marketable title thereto, free and clear of all Liens, other than Liens in favor of Buyer, in each case except for Liens to be released simultaneously with the sale or pledge to Buyer hereunder.
(ii)The provisions of this Agreement are effective to either constitute a sale of Repurchase Assets to Buyer or to create in favor of Buyer a valid security interest in all right, title and interest of Seller Parties in, to and under the Repurchase Assets.
(s)
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SCHEDULE 1-B
REPRESENTATIONS AND WARRANTIES RE: UNDERLYING MORTGAGE LOANS

With respect to each Underlying Mortgage Loan that is subject to a Transaction hereunder, Seller shall be deemed to make the representations and warranties set forth below to Buyer as of the Purchase Date and as of each date such Underlying Mortgage Loan is subject to a Transaction.
Seller is making these representations and warranties contained in Schedule 1-B to the best of its knowledge. Notwithstanding the foregoing, if any Underlying Mortgage Loan would fail to comply with any applicable representation and warranty in this Schedule 1-B but for Seller’s lack of knowledge with respect thereto, then notwithstanding Seller’s lack of knowledge with respect to the substance of such representation and warranty, such Underlying Mortgage Loan shall nevertheless be deemed to have breached the applicable representation and warranty and Seller acknowledges that such Underlying Mortgage Loan shall be deemed to have a Market Value of zero in accordance with the definition of Market Value hereunder. For purposes of this Schedule 1-B and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to an Underlying Mortgage Loan if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Underlying Mortgage Loan or when no portion of the Purchase Price is allocated to such Underlying Mortgage Loan.
(a)Underlying Mortgage Loans as Described. The information set forth in the related Asset Schedule is true and correct. Except as otherwise approved in writing by Buyer at its sole discretion, no Underlying Mortgage Loan is a reverse mortgage, a construction mortgage, a rehabilitation mortgage or commercial loan.
(b)No Outstanding Charges. Other than with respect to Junior Mortgage Loans, all Taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable.
(c)Original Terms Unmodified. With respect to each Underlying Mortgage Loan that is not a Modification Early Buyout, the terms of the related Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination; except by a written instrument which has been recorded, if necessary to protect the interests of Buyer, and which has been delivered to the applicable Custodian and the terms of which are reflected in the Asset Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required, and its terms are reflected on the Asset Schedule, and will not impair the applicable insurance or guarantee, including any FHA Mortgage Insurance, VA Loan Guaranty Agreement or USDA guaranty, as applicable. No Mortgagor in respect of the Underlying Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Asset File delivered to the applicable Custodian and the terms of which are reflected in the Asset Schedule.
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(d)No Defenses. The Underlying Mortgage Loan is not subject to any right of rescission, set off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor in respect of the Underlying Mortgage Loan was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Underlying Mortgage Loan was originated.
(e)Hazard Insurance. The Mortgaged Property (other than Mortgaged Property subject to a Junior Mortgage Loan) is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by Seller as of the date of origination consistent with the Underwriting Guidelines, against earthquake and other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than the lesser of (i) 100% of the replacement cost of all improvements to the Mortgaged Property or (ii) the outstanding principal balance of the Underlying Mortgage Loan, and consistent with the amount that would have been required as of the date of origination in accordance with the Underwriting Guidelines. With respect to Mortgaged Property subject to a Junior Mortgage Loan, on the origination date such Mortgaged Property was covered by a generally acceptable insurer against loss by fire, hazards covered by extended coverage insurance and such other hazards as are provided for in the applicable Agency or FHA, VA, or USDA guidelines, as well as all additional requirements set forth in the applicable Agency Guidelines or otherwise set forth by FHA, VA or USDA. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) 100% of the replacement cost of all improvements to the Mortgaged Property, (2) the outstanding principal balance of the Underlying Mortgage Loan, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1973. All such insurance policies, other than individual insurance policies relating to Junior Mortgage Loans, (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming the Seller, its successors and assigns (including subsequent owners of the Underlying Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without 30 days’ prior written notice to the mortgagee. No such notice has been received by Seller. All premiums on such insurance policy have been paid. The related Mortgage (other than Mortgages related to Junior Mortgage Loans) obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. Seller has not engaged in, nor has any knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.
(f)Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including usury, truth-in-lending, real estate settlement procedures,
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consumer credit protection, equal credit opportunity and disclosure laws and unfair and deceptive practices laws applicable to the Underlying Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Seller shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Buyer, and shall deliver to Buyer, upon demand, evidence of compliance with all such requirements.
(g)No Satisfaction of Mortgage. Except (a) with respect to subordination of a Junior Mortgage Loan to the first priority lien or security interest or (b) as permitted or required by Ginnie Mae, the Mortgage has not been satisfied, cancelled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release (except with respect to subordination of a Junior Mortgage Loan to the first priority lien or security interest). Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Underlying Mortgage Loan to be in default, nor has Seller waived any default resulting from any action or inaction by the Mortgagor.
(h)Valid Lien. The Mortgage is a valid, subsisting, enforceable and perfected first priority lien and first priority security interest, or junior lien and junior priority security interest with respect to a Junior Mortgage Loan, on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The Mortgaged Property is free and clear of all adverse claims, encumbrances and liens having priority over the first lien of the Mortgage, except for:
(i)the lien of current real property taxes and assessments not yet due and payable;
(ii)covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in a lender’s title insurance policy delivered to the originator of the Underlying Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Underlying Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal;
(iii)in the case of a Junior Mortgage Loan, the senior lien(s) on the Mortgaged Property; and
(iv)other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.
Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Underlying Mortgage Loan establishes and creates a valid, subsisting and enforceable first or second priority lien and security interest on the property described therein and the Seller has full right to pledge and assign the same to Buyer. Other than with respect to Junior Mortgage Loans, the related Mortgaged Property was not, as of the date of
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origination of the Underlying Asset, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage.
(i)Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with an Underlying Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Underlying Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to an Underlying Mortgage Loan has taken place on the part of any Person, including the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Underlying Mortgage Loan. To the best of Seller’s knowledge, except as disclosed to Buyer in writing, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed.
(j)Full Disbursement of Proceeds. Except with respect to a home equity line of credit, the Underlying Mortgage Loan has been closed and the proceeds of the Underlying Mortgage Loan have been fully disbursed to or for the account of the Mortgagor and there is no obligation for the mortgagee to advance additional funds thereunder, and any and all requirements as to completion of any on site or off site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Underlying Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.
(k)Ownership. Other than Pooled Loans, the Asset Subsidiary is the sole owner of record and holder of the Underlying Mortgage Loan and the Indebtedness evidenced by each Mortgage Note and upon the sale of the Underlying Mortgage Loans to Buyer, Servicer will retain the Asset Files or any part thereof with respect thereto not delivered to the applicable Custodian, Buyer or Buyer’s designee, in trust only for the purpose of servicing and supervising the servicing of each Underlying Mortgage Loan. The Underlying Mortgage Loans were acquired by the Asset Subsidiary in accordance with the terms of the Asset Subsidiary Agreement. Except as contemplated by this Agreement and the other Facility Documents, the Underlying Mortgage Loan is not assigned or pledged, and Asset Subsidiary has good, indefeasible and marketable title thereto, and has full right to sell the Underlying Mortgage Loan to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell each Underlying Mortgage Loan pursuant to this Agreement and following the sale of each Underlying Mortgage Loan, Buyer will own such Underlying Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Agreement.
(l)Doing Business. All parties which have had any interest in the Underlying Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (D) not doing business in such state.
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(m)Title Insurance. The Underlying Mortgage Loan is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to the applicable Agency and each such title insurance policy is issued by a title insurer acceptable to the applicable Agency and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Asset Subsidiary, its successors and assigns, as to the first priority lien (or junior priority lien, if applicable) of the Mortgage, as applicable, in the original principal amount (or with respect to a home equity line of credit, the original credit limit) of the Underlying Mortgage Loan, with respect to an Underlying Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (i), (ii) and (iii) of paragraph (h) of this Schedule 1-B, and in the case of adjustable rate Underlying Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the mortgage interest rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The applicable originator, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and Lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No prior holder or servicer of the related Mortgage, including Guarantor, has done, by act or omission, anything which would or may invalidate any such policy, impair the coverage of such lender’s title insurance policy, including no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Guarantor.
(n)Non-Owner Occupied GSE Loan. Each Non-Owner Occupied GSE Loan is an Agency Mortgage Loan originated in accordance with the Agencies’ Underwriting Guidelines and otherwise satisfies all requirements for purchase by the Agencies (without regard to any limits on deliveries of Non-Owner Occupied GSE Loans to the Agencies).
(o)Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation.
(p)Origination; Payment Terms. The Underlying Mortgage Loan was originated by a mortgagee approved by the Secretary of HUD pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority. The Mortgage Note is payable on the first day of each month in equal monthly installments of principal and interest, which installments of interest, with respect to adjustable rate Underlying Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Underlying Mortgage Loan fully by
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the stated maturity date, over an original term of not more than thirty (30) years from commencement of amortization.
(q)Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. There is no homestead or other exemption or other right available to the Mortgagor that would either (y) prevent the sale of the related Mortgaged Property at a trustee’s sale or otherwise, or (z) prevent the foreclosure on the related Mortgage. The Mortgage Note and Mortgage are on forms acceptable to the applicable Agency.
(r)Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination and collection practices used by the originator, each servicer of the Underlying Mortgage Loan and Seller, with respect to the Underlying Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and escrow payments, if any, all such payments are in the possession of, or under the control of, Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law. All mortgage interest rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited.
(s)Compliance with Anti-Money Laundering Laws. Seller and Servicer have complied with all applicable Anti-Money Laundering Laws; Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws.
(t)FHA/VA/USDA Insurance. Each Government Mortgage Loan (i) is covered by FHA Mortgage Insurance and there exists no impairment to full recovery without indemnity to HUD or the FHA under the FHA Mortgage Insurance, (ii) is guaranteed, or eligible to be guaranteed by a VA Loan Guaranty Agreement, under the VA Regulations and there exists no impairment to full recovery without indemnity to the VA under the VA Loan Guaranty Agreement, or (iii) is guaranteed, or eligible to be guaranteed by an USDA guaranty, under the USDA Regulations and there exists no impairment to full recovery without indemnity to the USDA under the USDA guaranty.
(u)Conformance with Underwriting Standards. Each Underlying Mortgage Loan was originated in accordance with the applicable Agency’s Underwriting Guidelines and applicable Agency, FHA, VA or USDA requirements, as applicable, and other than due to delinquency or modification with respect to Early Buyout Mortgage Loans, would otherwise be acceptable for inclusion in an Agency Security.
(v)No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (h) above.
(w)Appraisal. Other than with respect to Junior Mortgage Loans, the Asset File contains an appraisal (or other permissible valuation with respect to Agency Mortgage Loans) of the related Mortgaged Property signed prior to the funding of the Underlying Mortgage Loan by a qualified appraiser, duly appointed by Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Underlying Mortgage Loan,
Sch. 1-B-6

and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989, as amended and the regulations promulgated thereunder, all as in effect on the date the Underlying Mortgage Loan was originated. To the extent required by the Asset Guidelines with respect to Junior Mortgage Loans, an Exterior Property Inspection approved by Buyer in its sole discretion was conducted and executed prior to the funding of such Junior Mortgage Loan by a qualified appraiser who had no interest, direct or indirect, in the Mortgaged Property or in any loan secured thereby, and whose compensation is not affected by the approval of disapproval of the Junior Mortgage Loan. Seller Parties make no representation or warranty regarding the value of the Mortgaged Property.
(x)Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.
(y)Transfer of Underlying Mortgage Loans. Except with respect to Underlying Mortgage Loans registered with MERS, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.
(z)Reserved.
(aa)Reserved.
(ab)No Construction Loans; Commercial Loans. Except as otherwise approved in writing by Buyer at its sole discretion, no Underlying Mortgage Loan (i) was made in connection with the construction or rehabilitation of a Mortgaged Property where construction loan proceeds are still being disbursed; or (ii) was made in connection with facilitating the trade-in or exchange of a Mortgaged Property. No portion of any Mortgaged Property related to any Underlying Mortgage Loan is being used for commercial or mixed-use purposes.
(ac)Single-Premium Credit Life Insurance. None of the proceeds of the Underlying Mortgage Loan were used to finance single-premium credit insurance policies.
(ad)Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Asset Schedule for the Underlying Mortgage Loan and consists of a parcel of real property with a detached single family residence erected thereon, or a one- to four-family dwelling, or an individual condominium unit in a low-rise condominium project, or an individual unit in a planned unit development, provided, however, that any condominium project, manufactured home or planned unit development shall conform with the applicable Agency requirements regarding such dwellings, and no residence or dwelling is a mobile home. No portion of the Mortgaged Property is used for commercial purposes; or secured by raw land.
(ae)Located in U.S. No collateral (including the related real property and the dwellings thereon and otherwise) relating to an Underlying Mortgage Loan is located in any jurisdiction other than in one of the fifty (50) states of the United States of America or the District of Columbia.
(af)Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged
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Property. The Mortgaged Property is undamaged by fire, earthquake, windstorm, flood, tornado or other similar casualty so as to affect adversely the value of the Mortgaged Property as security for the Underlying Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair.
(ag)No Violation of Environmental Laws. To Seller’s knowledge, there is no violation of any applicable environmental law (including asbestos) with regard to pollutants or hazardous or toxic substances. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue or is secured by a secured lender’s environmental insurance policy.
(ah)Occupancy of Mortgaged Property. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material noncompliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate.
(ai)Predatory Lending Regulations; High Cost Mortgage Loans. No Underlying Mortgage Loan, itself or its origination, (i) triggers the thresholds of Section 32 of Regulation Z of the Federal Reserve Board (12 C.F.R. § 226.32), (ii) is classified as a High Cost Mortgage Loan, or (iii) contains any term or condition, or involves any loan origination practice, that has been defined as “predatory” under any such applicable federal, state, county or municipal Law, or that has been expressly categorized as an “unfair” or “deceptive” term, condition or practice in any such applicable federal, state, county or municipal Law.
(aj)Servicemembers Civil Relief Act of 2003. The Mortgagor has not notified Seller, and Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003, that is not, in either case, otherwise specified in the Asset Schedule.
(ak)Reserved.
(al)Qualified Mortgage. Other than with respect to Junior Mortgage Loans and notwithstanding anything to the contrary set forth in this Agreement, solely with respect to each Underlying Mortgage Loan which the related Mortgagor’s application was dated on and after January 10, 2014 (or such later date as set forth in the relevant regulations), prior to consummation of a “covered transaction” as defined in 12 C.F.R. § 1026.43(b)(1) consummated after the Effective Date, the originator made a reasonable and good faith determination that the Mortgagor had a reasonable ability to repay the loan according to its terms as set forth in 12 C.F.R. § 1026.43 (c)(2), and each Underlying Mortgage Loan is, as applicable: (i) a “Qualified Mortgage” as defined in 12 C.F.R. § 1026.43(e); or (ii) a “Qualified Mortgage” as defined for loans eligible to be insured by HUD under the National Housing Act (12 U.S.C. § 1701 et seq.); provided that a modification subsequent to the date listed above shall not be considered an “origination” of an Underlying Mortgage Loan or a “covered transaction” as long as no new Mortgage Note is executed and delivered and the interest rate of the related Underlying Mortgage Loan is not increased; and (iii) is supported by documentation that evidences compliance with 12 C.F.R. § 1026.43 (e) and 12 C.F.R. § 1026.43 (c)(2).
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(am)Flood Certification Contract. Except with respect to Junior Mortgage Loans, the Seller has obtained a life of loan, transferable flood certification contract acceptable to Buyer in its sole discretion for each applicable Underlying Mortgage Loan and such contract is assignable without penalty, premium or cost to the Buyer.
(an)Tax Service Contracts. Except with respect to Junior Mortgage Loans, the Seller has obtained a life of loan, transferable real estate tax service contract on each Underlying Mortgage Loan and such contract is assignable without penalty, premium or cost to the Buyer.
(ao)OFAC. No Underlying Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “specially designated national” or “blocked person” for purposes of the OFAC Regulations.
(ap)Simultaneously Funded Transactions. With respect to any Simultaneously Funded Transaction, the proceeds of the Modification Early Buyouts have been remitted to GNMA’s master account within one (1) Business Day of receipt.
(aq)HELOC Revolving Period. Each HELOC (a) provides for an initial revolving period not in excess of ten (10) years during which the Mortgagor may request advances up to the credit limit and is required to make monthly payments of interest payable in arrears and (b) requires repayment of the unpaid principal balance thereof over a following repayment period which is not in excess of twenty (20) years. The interest rate on each HELOC adjusts periodically in accordance with the home equity line of credit agreement to equal the sum of the applicable index rate and the related gross margin. On each interest rate adjustment date the related Servicer has made interest rate adjustments on the HELOC which are in compliance with the related Mortgage and Mortgage Note and applicable law.
(ar)HELOC Draws In Compliance With Laws. Each additional borrowing by the Mortgagor under any HELOC has been disbursed in accordance with the related home equity line of credit agreement and all applicable laws, rules and regulations, including, without limitation, all state and local licensing requirements.
(as)Asset Schedule. The information set forth in the related Asset Schedule and all other information or data furnished by, or on behalf of, Seller to Buyer is true and correct in all material respects, and Seller acknowledges that Buyer has not verified the accuracy of such information or data.
(at)Underlying Mortgage Loans.
(i)No Seller Party nor Nationstar Servicer has assigned, pledged or otherwise conveyed or encumbered any Underlying Mortgage Loan, to any other Person, other than to Buyer, Seller, Asset Subsidiary or REO Subsidiary, and immediately prior to the sale or pledge of such Underlying Mortgage Loan, to Buyer, the related Seller Party and/or Nationstar Servicer, as applicable, was the sole owner of such Underlying Mortgage Loan, and had good and marketable title thereto, free and clear of all Liens, other than Liens in favor of Buyer, in each case except for Liens to be released simultaneously with the sale or pledge to Buyer hereunder.
Sch. 1-B-9

(ii)The provisions of this Agreement are effective to either constitute a sale of Repurchase Assets to Buyer or to create in favor of Buyer a valid security interest in all right, title and interest of Seller Parties in, to and under the Repurchase Assets.
(au)HELOCs. With respect to each HELOC, if a Mortgagor requests an increase in the related credit limit, the Seller, shall, in their sole discretion, either accept or reject the Mortgagor’s request in accordance with the Accepted Servicing Practices and notify the Buyer in writing of such decision by Seller. If the request for a credit limit increase is accepted by the Seller, the increase will be effected by the Seller through modification of the Mortgage Loan with the Mortgagor. Seller shall deliver to the Buyer an updated Asset Schedule reflecting the modification to the Mortgage Loan and shall deliver any modified Asset Documents to the Custodian. Notwithstanding anything to the contrary herein, in no event shall Buyer have any obligation to fund any draws with respect to any HELOC, which obligations shall be retained by the Seller.
(av)Liens. No Seller Party or Guarantor shall grant, or suffer to exist, any Lien on a rational portion of the Repurchase Assets (except any Lien in favor of Buyer or any Lien consented to by Buyer in writing).
Sch. 1-B-10

SCHEDULE 1-C
REPRESENTATIONS AND WARRANTIES RE: REO SUBSIDIARY INTERESTS

With respect to the REO Subsidiary Interest representing direct or indirect beneficial interests in an Underlying Mortgage Loan or an Underlying REO Property that is subject to a Transaction hereunder, Seller shall be deemed to make the representations and warranties set forth below to Buyer as of the Purchase Date and as of each date the REO Subsidiary Interest is subject to a Transaction.
Seller is making these representations and warranties contained in Schedule 1-C to the best of its knowledge. Notwithstanding the foregoing, if the REO Subsidiary Interest would fail to comply with any applicable representation and warranty in this Schedule 1-C but for Seller’s lack of knowledge with respect thereto, then notwithstanding Seller’s lack of knowledge with respect to the substance of such representation and warranty, the REO Subsidiary Interest shall nevertheless be deemed to have breached the applicable representation and warranty and Seller acknowledges that the REO Subsidiary Interest shall be deemed to have a Market Value of zero in accordance with the definition of Market Value hereunder. For purposes of this Schedule 1-C and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to the REO Subsidiary Interest if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects the REO Subsidiary Interest or when no portion of the Purchase Price is allocated to the REO Subsidiary Interest.
(a)REO Subsidiary Interest. The REO Subsidiary Interest consists of a certificate evidencing an equity interest in a New York limited liability company.
(b)No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the REO Subsidiary.
(c)Power and Authority. Seller has full right, power and authority to pledge and assign such REO Subsidiary Interest in accordance with the REO Subsidiary Agreement and such REO Subsidiary Certificate has not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.
(d)Consents and Approvals. Other than consents and approvals obtained as of the related Purchase Date or those already granted in the related documents governing such REO Subsidiary Interest, no consent or approval by any Person is required in connection with the Seller’s acquisition of any REO Subsidiary Interest. No third party holds any “right of first refusal,” “right of first negotiation,” “right of first offer,” purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.
(e)REO Subsidiary Certificate. With respect to any physical REO Subsidiary Interest, such REO Subsidiary Certificate and all transfer documents have been registered in Buyer’s name and delivered to Buyer.
Sch. 1-C-1

(f)Asset File. All information contained in the related Asset File (or as otherwise provided to Buyer) in respect of such REO Subsidiary Interest is accurate and complete in all material respects.
(g)Compliance with Laws. As of the date of its issuance, such REO Subsidiary Interest complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the issuance thereof including any registration requirements (if any) of the Securities Act of 1933, as amended.
(h)No Changes or Waivers. Except as set forth in the Facility Documents, there is no document that by its terms materially and adversely modifies or affects the rights and obligations of the holder of such REO Subsidiary Interest, the terms of the related REO Subsidiary Agreement and, since issuance, there has been no material change or waiver to any term or provision of any such document, instrument or agreement.
(i)No Defaults. There is no material non-monetary default, breach or violation of any such agreement or other document or other document governing or pertaining to such REO Subsidiary Interest.
(j)Governmental Approvals. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over Seller is required for any transfer, pledge or assignment of such REO Subsidiary Interest.
(k)Notices. Guarantor has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such REO Subsidiary Interest is or may become obligated.
(l)Servicer Reports and Trustee Reports. There is no material inaccuracy in any servicer report or trustee report delivered to it (and, in turn, delivered pursuant to the terms of this Agreement) in connection with such REO Subsidiary Interest that would have a Material Adverse Effect.
(m)Litigation. There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against the Seller or any of its Subsidiaries with respect to the REO Subsidiary Interest before any Governmental Authority which might materially adversely affect the value of the REO Subsidiary Interest.
(n)Amendments and Modifications. There has been no amendment or modification, or waiver of any material term or condition of, or settlement or compromise of any material claim or condition in respect of, any item with respect to any REO Subsidiary Interest subject to any outstanding Transaction or any Confirmation, or amendment or modification of the REO Subsidiary Agreement or any other documents delivered in connection therewith that are related to a REO Subsidiary Interest that is the subject of an outstanding Transaction in a manner that would be material or adverse to the rights of Buyer under this Agreement or the other Facility Documents.
(o)REO Subsidiary Agreement. Neither (a) the execution and delivery of the REO Subsidiary Agreement, nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach in any material respect of the charter or by-laws of the Seller, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument to which Seller is a party or by which any of them or any of its Property
Sch. 1-C-2

is bound or to which it or its Property is subject, or constitute a default under any such material agreement or instrument, or (except for the Liens created pursuant to the REO Subsidiary Agreement) result in the creation or imposition of any Lien upon any assets of Seller, pursuant to the terms of any such agreement or instrument.
(p)Home Ownership and Equity Protection Act. There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against the Seller or any of its Subsidiaries with respect to the REO Subsidiary Interest before any Governmental Authority which relate to any violation of the Home Ownership and Equity Protection Act or any state, city or district high cost home mortgage or predatory lending law.

Sch. 1-C-3

SCHEDULE 1-D
REPRESENTATIONS AND WARRANTIES RE: POOLED LOANS

With respect to Pooled Loans, Seller shall be deemed to make the representations and warranties set forth below to Buyer as of the Purchase Date and as of each date the Pooled Loans are subject to a Transaction.
Seller makes the following representations and warranties to Buyer with respect to each Pooled Loan, as of the Purchase Date for the purchase of any Pooled Loan by Buyer from Seller and as of the date of this Agreement and any Transaction hereunder and at all times while the Facility Documents and any Transaction hereunder is in full force and effect. For purposes of this Schedule 1-D and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Pooled Loan if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Pooled Loan. With respect to those representations and warranties which are made to the best of Seller’s knowledge, if it is discovered by Seller or Buyer that the substance of such representation and warranty is inaccurate, notwithstanding Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.
(a)Agency Approvals. Servicer (and each subservicer) is approved by each Agency as an approved issuer and/or seller, and with respect to Government Loans, by FHA as an approved mortgagee and is approved to service VA Loans through its designated servicing agent or is a designated servicing agent, in each case in good standing (such collective approvals and conditions, “Agency Approvals”), with no event having occurred or Servicer (or any subservicer) having any reason whatsoever to believe or suspect will occur prior to the issuance of an Agency Security, including a change in insurance coverage which would make Servicer (or any subservicer) unable to comply with the eligibility requirements for maintaining all such Agency Approvals or require notification to the relevant Agency or to HUD, FHA or VA. Should Servicer (or any subservicer), for any reason, cease to possess all such Agency Approvals, or should notification to the relevant Agency or to HUD, FHA or VA be required, Seller shall so notify Buyer immediately in writing. Notwithstanding the preceding sentence, Servicer shall take all necessary action to maintain all of its (and each subservicer’s) Agency Approvals at all times during the term of this Agreement and each outstanding Transaction. Servicer (and any subservicer) has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.
(b)Agency Eligibility. Each Pooled Loan is an Agency Mortgage Loan.
(c)Agency Representations. As to each Pooled Loan, all of the representations and warranties made or deemed made respecting same contained in (or incorporated by reference therein) the applicable Agency guide and the applicable Agency program (collectively, the “Standard Agency Mortgage Loan Representations”) are (and shall be as of all relevant dates) true and correct in all material respects; and except as may be expressly and previously disclosed to Buyer, Seller has not negotiated with the applicable
Sch. 1-D-1

Agency any exceptions or modifications to such Standard Agency Mortgage Loan Representations.
(d)Committed Mortgage Loans. The Agency Security to be issued on account of the Pooled Loans that is covered by a Take-out Commitment, does not exceed the availability under such Take-out Commitment. Each Take-out Commitment is a legal, valid and binding obligation of Guarantor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(e)Certification. With respect to Pooled Loans being placed in an Agency Security, the applicable Custodian has certified such Pooled Loans to the applicable Agency for the purpose of being swapped or purchased for an Agency Security backed by such pool, in each case, in accordance with the terms of the applicable Agency guidelines.
(f)No Securities Issuance Failure. With respect to Pooled Loans being placed in an Agency Security, no Securities Issuance Failure shall have occurred.
(g)
(h)
Sch. 1-D-2

SCHEDULE 2
REPRESENTATIONS WITH RESPECT TO PURCHASED CERTIFICATES
Seller makes the following representations and warranties to Buyer with respect to each Purchased Certificate as of the Purchase Date for the purchase of any Purchased Certificate by Buyer from Seller and as of the date of this Agreement and the Transactions hereunder and at all times while the Facility Documents and the Transactions hereunder are in full force and effect. With respect to those representations and warranties that are made to the best of Seller’s knowledge, if it is discovered by Seller or Buyer that the substance of such representation and warranty is inaccurate, notwithstanding Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

(a)Asset Subsidiary Interests. The Asset Subsidiary Interests constitute all the issued and outstanding beneficial ownership interests of all classes of the Asset Subsidiaries (and 100% of the beneficial ownership interests in each Underlying Asset related thereto) and are certificated. No Seller Party has waived or agreed to any waiver under, or agreed to any amendment or other modification of, any Asset Subsidiary Agreement, except as expressly contemplated herein or otherwise agreed to by Buyer in writing.
(b)Compliance with Law. Each Purchased Certificate complies in all material respects with, or is exempt from, all applicable requirements of federal, state or local law relating to such Purchased Certificate.
(c)Good and Marketable Title. Immediately prior to the sale, transfer and assignment to Buyer, Seller has good and marketable title to, and is the sole owner and holder of, the Purchased Certificates, and Seller is transferring such Purchased Certificates free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Purchased Certificates. Upon consummation of the purchase contemplated to occur in respect of such Purchased Certificates, Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to such Purchased Certificates free and clear of any pledge, lien, encumbrance or security interest and upon each of (x) the filing of a financing statement covering the Purchased Certificates in the State of Seller’s jurisdiction of formation and naming Seller as debtor and Buyer as secured party and (y) delivery of the Purchased Certificate to Buyer, the Lien granted pursuant to this Agreement will constitute a valid, perfected first priority Lien on the Purchased Certificates in favor of Buyer enforceable as such against all creditors of Seller and any Persons purporting to purchase the Purchased Certificates from Seller.
(d)No Fraud. No fraudulent acts were committed by any Seller Party or Guarantor or any of their respective Affiliates in connection with the issuance of such Purchased Certificates.
(e)No Defaults. No (i) monetary default, breach or violation exists with respect to any agreement or other document governing or pertaining to such Purchased
Sch. 2-1

Certificates, (ii) non-monetary default, breach or violation exists with respect to such Purchased Certificates, or (iii) event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or violation of such Purchased Certificates.
(f)No Modifications. Seller is not a party to any document, instrument or agreement, and there is no document, that by its terms modifies or affects the rights and obligations of any holder of such Purchased Certificates and Seller has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists.
(g)Power and Authority. Seller has full right, power and authority to sell and assign such Purchased Certificates and such Purchased Certificates have not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.
(h)Consents and Approvals. Other than consents and approvals obtained as of the related Purchase Date or those already granted in the documents governing such Purchased Certificates, no consent or approval by any Person is required in connection with Seller’s sale and/or each Buyer’s acquisition of such Purchased Certificates, for Buyer’s exercise of any rights or remedies in respect of such Purchased Certificates or for Buyer’s sale, pledge or other disposition of such Purchased Certificates. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies with respect to such Purchased Certificates.
(i)No Governmental Approvals. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over Seller is required for any transfer or assignment by the holder of such Purchased Certificates to the Buyer.
(j)No Litigation. Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Purchased Certificates is or may become obligated.
(k)Duly and Validly Issued. Each Purchased Certificate has been duly authorized and validly issued, registered in the name of Buyer and delivered to Buyer.
(l)Eligible Certificates as Securities. The related Purchased Certificate (a) constitutes a “security” as defined in Section 8-102 of the Uniform Commercial Code, (b) is not dealt in or traded on securities exchanges or in securities markets, (c) does not constitute an investment company security (within the meaning of Section 8-103(c) of the Uniform Commercial Code) and (d) is not held in a securities account (within the meaning of Section 8-103(c) of the Uniform Commercial Code).
Sch. 2-2

(m)No Distributions. There are (x) no outstanding rights, options, warrants or agreements for a purchase, sale or issuance, in connection with the Purchased Certificate (except as expressly contemplated or permitted by this Agreement), (y) no agreements on the part of Seller to issue, sell or distribute the Purchased Certificate (except as expressly contemplated or permitted by this Agreement), and (z) no obligations on the part of Seller (contingent or otherwise) to purchase, repurchase, redeem or otherwise acquire any securities or any interest therein (other than from Buyer or as expressly contemplated by this Agreement) or to pay any dividend or make any distribution in respect of the Purchased Certificate (other than to Buyer or as expressly contemplated by this Agreement or the agreement governing the issuance of such Purchased Certificate until the repurchase of the Purchased Certificate).
Sch. 2-3

SCHEDULE 3

AUTHORIZED REPRESENTATIVES

SELLER AUTHORIZATIONS
Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for the Seller under this Agreement:

Name	Title	Signature

REO SUBSIDIARY AUTHORIZATIONS
Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for the REO Subsidiary under this Agreement:

Name	Title	Signature

Sch. 4-1

ASSET SUBSIDIARY AUTHORIZATIONS
Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for the Asset Subsidiary under this Agreement:

Name	Title	Signature

GUARANTOR AUTHORIZATIONS
Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for the Guarantor under this Agreement:

Name	Title	Signature

Sch. 4-2

BUYER AUTHORIZATIONS
Any of the persons whose signatures and titles appear below, including any other authorized officers, are authorized, acting singly, to act for JPMorgan Chase Bank, National Association under this Agreement.

Name	Title	Signature
Michael Brown	Managing Director
Rifat Chowdhury	Managing Director
Jeffrey Neufeld	Executive Director
Noah Noonan	Executive Director
Jason Brand	Executive Director
Josh Peters	Executive Director
Sean Walker	Executive Director
Patricia Robins	Executive Director
Rebecca Wang	Executive Director
Kelly Sun	Vice President
Michael Kammerer	Vice President
Roshni Bhasin	Vice President
John Getchius	Vice President
Annie Sun	Vice President
Arat Apik	Executive Director
Michelle Peppel	Vice President
Natalie Sheeran	Vice President
Patrick Giudice	Vice President
[continued on the following page]
Sch. 4-3

[continued from prior page]
Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for JPMorgan Chase Bank, National Association (“JPMCB”) under this Agreement in connection with the authorization of the release of (i) JPMCB’s security interest with respect to mortgage loans or other residential assets, or any interests therein, arising under this Agreement, and (ii) mortgage loan documents and similar collateral files from document custodians.

Name	Title	Signature
John Kirincic	Vice President
Marek Kostyszyn	Vice President
Juan Dottore	Associate
Kameron Kilmer	Associate
Alan McCaffery	Associate
Mark Dobos	Associate
Nikolay Savov	Associate
Scarlett Fan	Associate
Marcos Czerwinski	Associate
Moira Coto	Associate
Anthony Lassiter	Vice President
Felencia Walston	Vice President
Madison Hernandez	Associate
Jennifer Torres	Associate
Kimberly McGee	Associate
Seth Sjogren	Associate
Ted Morales	Associate
Sch. 4-4

Kassandra Buckley	Operations Supervisor
Maria Dolores Nasif	Vice President

SCHEDULE 4
AUTHORIZED INDIVIDUALS FOR PAYMENT INSTRUCTIONS

The undersigned hereby certifies that the following individuals, specified as “Authorized Individuals”, are authorized to (i) provide payment instructions with respect to the transfers of Purchase Price in connection with a Transaction or any other payments by Buyer under the Repurchase Agreement, and (ii) confirm payment instructions pursuant to any call-back verifications initiated by Buyer.
Authorized Individuals (minimum three required):

Name: Lola Akibola Title: VP, Treasury Phone: 214-687-4012	Name: Mark Tierney Title: Manager, Treasury Phone: 469-549-2052
Name: Stacey Unruh Title: Manager, Treasury Phone: 469-549-3362	Name: Title: Phone:
Name: Title: Phone:	Name: Title: Phone:

Sch. 4-5

(iii)
SCHEDULE 5
(iv)FINANCE PORTAL ADMINISTRATORS
(v)
(vi)The following individual(s) (“Finance Portal Administrators”) are authorized, acting singly and at any time, and from time to time, to grant, remove, manage and modify the authorization of any person as a Finance Portal Approved User with authorization to access information and/or administer Transactions through the Finance Portal for or on behalf of any Seller Party including, if applicable, the authorization to provide payment instructions or approve the funding of Transactions in connection with payment instructions provided by another Finance Portal Approved User.  Seller agrees to maintain the below list of authorized persons, and will provide written notice to JPMorgan of any changes to the list of Finance Portal Administrators.
Finance Portal Administrators (minimum one required):

Name:    Stacy Unruh
Title:     AVP Treasury
Phone:    469-549-3362
Email:    stacy.unruh@mrcooper.com

Name:    Mark Tierney
Title:     Treasury Manager
Phone:    469-549-2092
Email:    mark.tierney@mrcooper.com

Sch. 5-1

SCHEDULE 6
SELLER PARTY AND GUARANTOR NAMES FROM TAX RETURNS

Seller: Nationstar Sub 1J LLC

REO Subsidiary: Nationstar REO Sub 1J LLC

Asset Subsidiary: Nationstar 1J Trust

Guarantor: Nationstar Mortgage LLC

Sch. 6-1

SCHEDULE 7
ACCOUNTS
Haircut Account:
Bank:    JPMorgan Chase Bank
ABA#:    021000021
Account Number:    616753771
Account Name:    JPMC in trust for Mr. Cooper – Haircut Account
Attention:    Mortgage Finance
Reference:    Nationstar Mortgage LLC – Haircut Account
Operating Account:
Bank:    JPMorgan Chase Bank
ABA#:    021000021
Account Number:    616753763
Account Name:    JPMC in trust for Mr. Cooper – Operating Account
Attention:    Mortgage Finance
Reference:    Nationstar Mortgage LLC – Operating Account
Sch. 7-1

EXHIBIT A
RESERVED
Exh. A-1

EXHIBIT B
SELLER PARTIES’ AND GUARANTOR’S TAX IDENTIFICATION NUMBER
Seller: 47-5526439
REO Subsidiary: 47-5526439
Guarantor: 75-2921540

Exh. B-1

EXHIBIT C-1

FORM OF ASSET SCHEDULE (EARLY BUYOUT MORTGAGE LOANS)

Mortgage Loans:

Identification	Loan Number
Servicer Loan Number
Borrower First Name
Borrower Last Name
Street Address
City
State
Zip Code

Servicer Monthly Updates	As of Date
Buyout Scheduled Balance
Current Balance
Next Due Date
Last Payment Date
Loan Status (FC, BK, LIT, REO)
Current Rate
Current P&I Amount
Current LTV
Latest BPO Value
Latest BPO Date
P&I Advance Balance
Corporate Advance Balance
Escrow Advance Balance
12 Months Cashflow - P&I collected from borrower
24 Month Pay History (String that shows monthly delq counter)
Updated FICO
Updated FICO date
FC Status
BK Status
BK Chapter
Modification Flag
Modification Type
Modification Date
Exh. C-1

Modification Rate
Modification Step Rates and Dates
Modification P&I Amount
Modification Deferred Balance
HAMP Flag
HAMP Status
HAMP Program
REO Status
REO Listing Price
REO Listing Date

Servicer	Servicer
Servicing Fee
Servicing Released / Retained

Origination	Original Balance
Note Date
Original Rate
Original P&I Amount
First Pay Date
Maturity Date
Property Type
Number of Units
Original Appraisal
Original Sale Price
Original LTV
Original Combined LTV
Lien Position
HELOC Flag
Junior Balance
Senior Balance
Borrower FICO
DTI Ratio
Doc Type
Purpose
Occupancy
Interest Only Flag
Interest Only Period
Balloon Flag
Original Term
Original Amortization Term
Exh. C-2

PMI Company
PMI Coverage Amount
Prepay Penalty Flag
Prepay Penalty Period

ARM	Index
Margin
Initial Rate Adjustment Date
Initial P&I Adjustment Date
Initial Rate Adjustment Period
Initial P&I Adjustment Period
Rate Adjustment Period
P&I Adjustment Period
Initial Rate Cap
Periodic Rate Cap
Life Cap
Floor ARM Flag

FHA/VA/USDA Specific	Certificate Number (FHA Case number, VA or USDA ID)
Interest Curtailment Flag [FHA]
Date of Mortgage Endorsement (MIC)
First Legal Filed Date
Partial Claim Amount (if any)
Debenture Rate [FHA]
Claim Filed Date
Claim Paid Date
Claim amount for UPB, Debenture, Escrow and Corporate (broken by items)
Claim Amount Paid for UPB, Debenture, Escrow and Corporate (broken by items)
VA SCRA Flag [Yes/No] VA Guaranty Percentage
VA Guaranty Amount
Buyout Type (i.e. Delinquency Early Buyout or Modification Early Buyout)
Buyout Date
USDA Expected Reimbursement Amount
Advance aging

Exh. C-3

REO Properties	REO Flag
REO Date
Original List Date
Original List Price
Exh. C-4

EXHIBIT C-2

FORM OF ASSET SCHEDULE (NEW ORIGINATION MORTGAGE LOANS)

Nationstar New Orig Fields

LINE
SUBLIMIT
LoanNumber
CorrespondentLoanNumber
PrimarySSN
PrimaryBorrowerLastName
PrimaryBorrowerFirstName
SecondarySSN
CoBorrowerLastName
CoBorrowerFirstName
PropertyAddress
PropertyCity
PropertyState
PropertyZip
PropertyCounty
NoteAmount
PrimaryBorrowerDOB
DULPApprovalNumber
WarehouseAmount
AppraisedValue
LoanTerm
InterestRate
MortgageDate
LoanPurpose
OriginalLTV
OriginalCLTV Junior Loan Prin Bal at Orign Current DSCR Current DSCR Date DSCR at Orign DSCR Calculation Method (Lease in Place vs Market Rents)
DTI
PRODUCT
LIENType
BalloonFlag
Exh. C-2-1

PropertyType
OccupancyCode
BorrowerMidFICOScore
COBorrowerMidFICOScore
UNITS
MIN
InvestorCode
CommitmentNumber
CommitmentPrice
CommitmentExpiration
PrimaryBorrowerCurrentAddress
PrimaryBorrowerCurrentCity
PrimaryBorrowerCurrentState
PrimaryBorrowerCurrentZIP
WireComments
PayeeName
PayeeAddress
PayeeCity
PayeeState
PayeeZip
PayeeBankName
FundingType
PayeeAccountNumber
ABANumber
FundingAmount
FurtherCreditBankName
FurtherCreditAccountNumber
CheckNumber
CheckDate
AmortizationType
DocumentType
CurrentUPB
MortgageInsurance
FirstPaymentDue
MaturityDate
PrepayMonths
PrepaymentPenaltyDescription
SalesPrice
Margin
CeilingMaxRate
Floor
Exh. C-2-2

FirstARMCap
PeriodARMCap
NextRateAdjustment
NextPaymentAdjustment
FrequencyPaymentAdjustment
SubordinateLienAmount
ARMIndex
ClosingAgentPhoneNumber
ServicerMERSOrgID
InvestorMERSOrgID
SecurityInstrumentType
OriginalMortgageeOrBeneficiary
OriginalTrustee
NumberOfBorrowers
MortgageHistory
ProgramDescription
EscrowIndicatorImpoundBalance
TaxesAndInsurance
AnnualIncome
PMICompany
PMICoverage
FixedPeriod
InterestRateAdjustmentFrequency
InterestOnlyTerm
FullAppraisalType
InterestPaidThru
OriginalAmortization
NegativeAmortizationLimitPercent
SelfEmployedFlag
FirstTimeHomeBuyerFlag
TimesDelinquent30Days
TimesDelinquent60Days
TimesDelinquent90Days
TimesDelinquent120Days
TimesDelinquent150Days
TimesDelinquent180Days
BankruptcyHistory
ExternalFundDate
ForeclosureHistory
AVMModel
FirstLienType
Exh. C-2-3

ResidualIncome
ForeignNational
SeniorLienBalance
ProgramCode
LPMIPercentFEE
AgencyProgram
IO Expiry Date
Seller
Originator
MI Provider
MI Certificate Number
MI Type
GSE Eligible Flag
Originator NMLS ID
DU Refi Plus Flag

Exh. C-2-4

EXHIBIT D
FORM OF SECTION 8 CERTIFICATE

Reference is hereby made to the Amended and Restated Master Repurchase Agreement, dated as of March 27, 2025 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Agreement”), among Nationstar Sub 1J LLC (“Seller”), Nationstar 1J Trust (“Asset Subsidiary”), Nationstar REO Sub 1J LLC (“REO Subsidiary”, and collectively with Seller and Asset Subsidiary, the “Seller Parties”), Nationstar Mortgage LLC (“Guarantor”) and JPMorgan Chase Bank, N.A. (the “Buyer”). Pursuant to the provisions of Section 8 of the Agreement, the undersigned hereby certifies that:
1. It is a ___ natural individual person, ____ treated as a corporation for U.S. federal income tax purposes, ____ disregarded for federal income tax purposes (in which case a copy of this Section 8 Certificate is attached in respect of its sole beneficial owner), or ____ treated as a partnership for U.S. federal income tax purposes (one must be checked).
2. It is the beneficial owner of amounts received pursuant to the Agreement.
3. It is not a bank, as such term is used in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), or the Agreement is not, with respect to the undersigned, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of such section.
4. It is not a 10-percent shareholder of Seller within the meaning of section 871(h)(3) or 881(c)(3)(B) of the Code.
5. It is not a controlled foreign corporation that is related to Seller within the meaning of section 881(c)(3)(C) of the Code.
6. Amounts paid to it under the Facility Documents are not effectively connected with its conduct of a trade or business in the United States.
Capitalized terms used but not defined herein have the meanings given them in the Agreement.
[NAME OF UNDERSIGNED]
By: ________________________
Title: _______________________
Date: _______________, ______

Exh. D-1

EXHIBIT E
FORM OF POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of Nationstar Sub 1J LLC (the “Seller”), Nationstar REO Sub 1J LLC (the “REO Subsidiary”), Nationstar 1J Trust (the “Asset Subsidiary”) and Nationstar Mortgage LLC (“Guarantor”, and together with the Seller, the REO Subsidiary and the Asset Subsidiary, the “Seller Parties”) hereby irrevocably constitutes and appoints JPMorgan Chase Bank, National Association (“Buyer”) and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Seller Party and in the name of such Seller Party or in its own name, from time to time in Buyer’s discretion:
(a)in the name of each Seller Party, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any assets purchased by Buyer under the Amended and Restated Master Repurchase Agreement (as amended, restated, replaced, supplemented or otherwise modified from time to time) dated March 27, 2025 (the “Agreement”), among Seller Parties and Buyer (the “Assets”) and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any other assets whenever payable;
(b)to change the mortgagee of record in connection with FHA Loans, VA Loans or USDA Loans, as applicable;
(c)to pay or discharge taxes and liens levied or placed on or threatened against the Assets;
(d)(i) to direct any party liable for any payment under any Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (ii) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Assets; (iii) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Assets; (iv) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Assets or any proceeds thereof and to enforce any other right in respect of any Assets; (v) to defend any suit, action or proceeding brought against such Seller Party with respect to any Assets; (vi) to settle, compromise or adjust any suit, action or proceeding described in clause (v) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; provided that Buyer is not granted any power of attorney to agree to a settlement in which an admission of guilt or wrongdoing is imposed on the Seller Party as a result of such settlement or compromise and (vi) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and such Seller Party’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Assets and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as such Seller Party might do;
(e)for the purpose of carrying out the transfer of servicing with respect to the Assets from such Seller Party to a successor servicer appointed by Buyer in its sole discretion and to take any and all appropriate action and to execute any and all documents and instruments
Exh. E-1

which may be necessary or desirable to accomplish such transfer of servicing, and, without limiting the generality of the foregoing, such Seller Party hereby gives Buyer the power and right, on behalf of such Seller Party, without assent by such Seller Party, to, in the name of such Seller Party or its own name, or otherwise, prepare and send or cause to be sent “good-bye” letters to all mortgagors under the Assets, transferring the servicing of the Assets to a successor servicer appointed by Buyer in its sole discretion;
(f)for the purpose of delivering any notices of sale to mortgagors or other third parties, including those required by law.
Each Seller Party hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.
Each Seller Party also authorizes Buyer, from time to time, to execute, in connection with any sale, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Assets.
The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Assets and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Seller Parties for any act or failure to act hereunder, except for its or their own lack of good faith, gross negligence or willful misconduct.
TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, EACH SELLER PARTY HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND BUYER ON ITS OWN BEHALF AND ON BEHALF OF BUYER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.
Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.
[REMAINDER OF PAGE INTENTIONALLY BLANK. SIGNATURES FOLLOW.]
Exh. E-2

IN WITNESS WHEREOF Seller, REO Subsidiary, Asset Subsidiary and Guarantor have caused this power of attorney to be executed and Seller’s, REO Subsidiary’s, Asset Subsidiary’s and Guarantor’s seal to be affixed this __ day of _____, 20__.
Nationstar Sub 1J LLC
(Seller)
By:
Name:
Title:
Nationstar REO Sub 1J LLC
(REO Subsidiary)
By:
Name:
Title:
Nationstar 1J Trust
(Asset Subsidiary)
By: Nationstar Mortgage LLC, not it its individual capacity but solely as Trust’s Agent for Nationstar 1J Trust
By:
Name:
Title:
Nationstar Mortgage LLC
(Guarantor)
By:
Name:
Title:
Signature Page to the Power of Attorney

Acknowledgment of Execution by Seller (Principal):
STATE OF      )
     )    ss.:
COUNTY OF      )

On the __ day of         , 20__ before me, the undersigned, a Notary Public in and for said State, personally appeared                         , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that they executed the same in his capacity as                  for Nationstar Sub 1J LLC and that by their signature on the instrument, the person upon behalf of which the individual acted, executed the instrument.
IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.
_____________________________
Notary Public
My Commission expires

Acknowledgment of Execution by REO Subsidiary (Principal):
STATE OF      )
     )    ss.:
COUNTY OF      )

On the __ day of         , 20__ before me, the undersigned, a Notary Public in and for said State, personally appeared                         , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that they executed the same in his capacity as                  for Nationstar REO Sub 1J LLC and that by their signature on the instrument, the person upon behalf of which the individual acted, executed the instrument.
IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.
_____________________________
Notary Public
My Commission expires
Signature Page to the Power of Attorney

Acknowledgment of Execution by Asset Subsidiary (Principal):
STATE OF      )
     )    ss.:
COUNTY OF      )

On the __ day of         , 20__ before me, the undersigned, a Notary Public in and for said State, personally appeared                         , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that they executed the same in his capacity as                  for Nationstar 1J Trust and that by their signature on the instrument, the person upon behalf of which the individual acted, executed the instrument.
IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.
_____________________________
Notary Public
My Commission expires

Acknowledgment of Execution by Guarantor (Principal):
STATE OF      )
     )    ss.:
COUNTY OF      )

On the __ day of         , 20__ before me, the undersigned, a Notary Public in and for said State, personally appeared                         , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that they executed the same in his capacity as                  for Nationstar Mortgage LLC and that by their signature on the instrument, the person upon behalf of which the individual acted, executed the instrument.
IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.
_____________________________
Notary Public
My Commission expires
Signature Page to the Power of Attorney

EXHIBIT F
FORM OF REPURCHASE REQUEST

[CLIENT NAME]
[CLIENT PHONE #]                            [CLIENT ADDRESS]

REPURCHASE REQUEST

[DATE]

J.P. Morgan
1111 Fannin, 12th Floor
Houston, TX 77002
Attention: [JPMorgan CONTACT NAME]

Please debit acct# _________________ to repurchase at the Repurchase Price the following loans.

Loan Number    Borrower Name        Repurchase Price     Investor Name    Wire Amount

* See Attached List *

Please move excess amount to acct# __________________.

Should you have any questions, please call [CLIENT CONTACT NAME] at [CLIENT CONTACT PHONE # / EXT.]

Thank you for your assistance.

[CLIENT NAME]

______________________________________
[AUTHORIZED OFFICER NAME]
[AUTHORIZED OFFICER TITLE]
Exhibit F

EXHIBIT G
FORM OF TRADE ASSIGNMENT

[NAME] (“Take-out Investor”)
[Address]
[Address]
Attention: [__]
[DATE]
All:

Attached hereto is a correct and complete copy of your confirmation of commitment (the “Commitment”) for the following security (the “Security”):

Trade Date:         [__]
Settlement Date:     [__]
Security Description:    [__]
Coupon:        [__]
Price:            [__]
Par Amount:        [__]
Pool Number:        [__]

The undersigned customer (the “Customer”) has assigned the Security to JPMorgan Chase Bank, N.A. (“JPMorgan”) as security for Customer’s Obligations under the Amended and Restated Master Repurchase Agreement (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Agreement”), by and between Customer and JPMorgan.

This is to confirm that (i) Take-out Investor’s obligation to purchase the Security on the above terms in accordance with the Commitment is in full force and effect, (ii) Take-out Investor will accept delivery of the Security directly from JPMorgan, (iii) Take-out Investor will pay JPMorgan for the Security, (iv) Customer unconditionally guarantees payment to JPMorgan of all sums due under the Commitment, (v) JPMorgan shall deliver the Security to Take-out Investor on the above terms and in accordance with the Commitment. Payment will be made “delivery versus payment” to Take-out Investor in immediately available funds. Capitalized terms used, but not otherwise defined herein, shall have the respective meanings assigned to such terms in the Agreement.

Exhibit G

Very truly yours, [CUSTOMER] By: Name: Title:	Agreed to, confirmed and accepted: [TAKE-OUT INVESTOR] By: Name: Title:

Exhibit G

EXHIBIT H
FORM OF POOLING ADDENDUM
JPMorgan Chase Bank, National Association
383 Madison Avenue, 8th Floor
New York, New York 10179
Attention: Jonathan Davis
Re:    Pool [____]
All:
Reference is made to that certain Amended and Restated Master Repurchase Agreement, dated as of March 27, 2025 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), among Nationstar Sub 1J LLC (the “Seller”), Nationstar REO Sub 1J LLC (the “REO Subsidiary”), Nationstar 1J Trust (the “Asset Subsidiary”), Nationstar Mortgage LLC (the “Guarantor”), and JPMorgan Chase Bank, N.A. (the “Buyer”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Repurchase Agreement.
Pursuant to the Repurchase Agreement, this addendum evidences the agreement by Buyer and Seller to form a Discrete Pool, consisting of those Transactions outstanding as of the date first set forth above with respect to the Underlying Assets identified on Schedule I hereto (the “Selected Transactions”), as described herein.
Discrete Pool Name:                     Pool [___]
Pooling Date:                     [____]
Repurchase Date for Selected Transactions:         [____]
Aggregate Purchase Price as of Pooling Date:     [____]
[The remainder of this page is intentionally left blank.]

Exhibit H

IN WITNESS WHEREOF, the parties have executed this addendum as of the date set forth above.

NATIONSTAR SUB 1J LLC, as Seller

By:
Name:
Title:

NATIONSTAR REO SUB 1J LLC, as REO Subsidiary

By:
Name:
Title:

NATIONSTAR 1J TRUST, as Asset Subsidiary
By: Nationstar Mortgage LLC, not it its individual capacity but solely as Trust’s Agent for Nationstar 1J Trust

By:
Name:
Title:

NATIONSTAR MORTGAGE LLC, as Guarantor

By:
Name:
Title:
Exhibit I

Agreed and Acknowledged:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Buyer

By:
Name:
Title:

Exhibit I

SCHEDULE I
(See attached.)

Exhibit I

EXHIBIT I
FORM OF ASSET REPORT
See attached.

Exhibit I

Exhibit I

ANNEX I
ANNEX I
MASTER REPURCHASE AGREEMENT
E-NOTE ANNEX
This eNote Annex (this “Annex”) supplements the terms of that certain Amended and Restated Master Repurchase Agreement, dated as of March 27, 2025 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Agreement”), among Nationstar Sub 1J LLC (“Seller”), Nationstar 1J Trust (“Asset Subsidiary”), Nationstar REO Sub 1J LLC (“REO Subsidiary”, and collectively with Seller and Asset Subsidiary, the “Seller Parties”), Nationstar Mortgage LLC (“Guarantor”) and JPMorgan Chase Bank, National Association (the “Buyer”).
(i)Applicability. This Annex shall govern all Transactions involving eMortgage Loans. The provisions of this Annex are hereby incorporated into the Agreement, as the same may be amended from time to time, and shall supplement the terms and provisions of such Agreement. To the extent of any conflict between this Annex and the Agreement with respect to the subject matter hereof, the provisions of this Annex shall control.
(a)Defined Terms. As used in this Annex, the following terms shall have the following meanings. Any capitalized term used but not defined in this Annex shall have the meaning assigned to such term in the Agreement or other applicable Facility Document.
“Agency-Required eNote Legend” means the legend or paragraph required by Fannie Mae or Freddie Mac, as applicable, to be set forth in the text of an eNote, which contains the provisions set forth in the related Custodial Agreement, as may be amended from time to time by Fannie Mae or Freddie Mac, as applicable.
“Approved eMortgage Take-out Investor” means (i) Fannie Mae or Freddie Mac or (ii) any other institution which has made a Take-out Commitment and that has been specifically approved by Buyer in its sole discretion, in writing, for purchases of eMortgage Loans and, in each case, with which Buyer and Seller Parties have entered into an eNote Control and Bailment Agreement; provided, however, that if at any time such eNote Control and Bailment Agreement ceases to be in full force and effect or if such Approved eMortgage Take-out Investor shall fail to perform any of its obligations thereunder, such Approved eMortgage Take-out Investor shall cease to be an Approved eMortgage Take-out Investor automatically upon any such failure. For the avoidance of doubt, Ginnie Mae is not an Approved eMortgage Take-out Investor.
“Authoritative Copy” means, with respect to an eNote, the single unique, identifiable and legally controlling copy of such eNote meeting the requirements of Section 16(c) of UETA and Section 7201(c) of E-SIGN, and that is registered on the MERS eRegistry and stored, at all times, in an eVault that complies with applicable eCommerce Laws, that is within the Control of the Controller.
“Control” means, with respect to an eNote, the “control” of such eNote within the meaning of UETA and/or, as applicable, E-SIGN, which is established by reference to the MERS eRegistry and any party designated therein as the Controller.
Schedule 4

“Control Failure” has the meaning assigned to such term in the related Custodial Agreement.
“Controller” means, with respect to an eNote, the Person identified on the MERS eRegistry as the Person having “control” of the Authoritative Copy of such eNote within the meaning of Section 7201 of E-SIGN and Section 16 of UETA.
“Converted to Paper Deactivation” means, with respect to an eNote, the deactivation of an eNote in the MERS eRegistry when an eNote has been converted to a Paper Record.
“Delegatee” means, with respect to an eNote, the party designated in the MERS eRegistry as the “Delegatee” or “Delegatee for Transfers”, and in such capacity is authorized by the Controller to perform certain MERS eRegistry transactions on behalf of the Controller such as a Transfer of Control and a Transfer of Control and Location.
“eClosing System” means the systems and processes used in the origination and closing of an eMortgage Loan and through which the eNote and other Underlying Mortgage Loan documents are accessed, presented and signed electronically.
“eClosing Transaction Record” means, for each eMortgage Loan, a record of each eNote and Electronic Record presented and signed using the applicable eClosing System and all actions relating to the creation, execution, and transferring of the eNote and such other Electronic Records required to be maintained pursuant to the applicable Agency Guidelines and required to demonstrate compliance with all applicable eCommerce Laws. An eClosing Transaction Record shall include, without limitation, systems logs and audit trails that establish a temporal and process link between the presentation of identity documents and the electronic signing of each eNote and Electronic Record, together with identifying information that can be used to verify the Electronic Signature (as such term is defined on the related Agency-Required eNote Legend) and its attribution to the signer’s identity and evidence of the signer’s agreement to conduct the transaction electronically and of the signer’s execution of each Electronic Signature.
“eCommerce Laws” means E-SIGN, UETA, any applicable state or local equivalent or similar laws and regulations, and any rules, regulations and guidelines promulgated under any of the foregoing.
“Electronic Agent” means MERSCORP Holdings, Inc., or its successor in interest or assigns.
“Electronic Record” means, with respect to an eMortgage Loan, the related eNote and all other documents comprising the Asset File electronically created, generated, communicated, delivered or stored by electronic means and capable of being accurately reproduced in perceivable form.
“eMortgage Loan” means an Underlying Mortgage Loan (i) that is a MOM Loan, (ii) with respect to which there is an eNote registered on the MERS eRegistry in compliance with the MERS eRegistry Procedures Manual and conforms to all applicable Agency Guidelines, and (iii) as to which some or all of the other documents comprising the related Asset File may be created electronically and not by traditional paper documentation with a pen and ink signature.
Exhibit I

“eMortgage Master Servicer” means the party exercising the rights of or on behalf of the owner of an eMortgage Loan, which may be a Seller or Asset Subsidiary, or if applicable the servicer or other nominee of such party, in each case as approved by Buyer in its discretion.
“eMortgage Subservicer” means each party responsible for subservicing an eMortgage Loan.
“eNote Control and Bailment Agreement” means a master control and bailment agreement, by and among an Approved eMortgage Take-out Investor, Buyer and Seller Parties, setting forth the bailment terms and conditions for all transfers of the Control and/or Location of eNotes and deliveries of the Authoritative Copies thereof, from Buyer to an Approved eMortgage Take-out Investor (or their respective designees) for the purposes of such Approved eMortgage Take-out Investor’s inspection and determination to purchase related eMortgage Loans from Seller Parties, all in such form and containing such terms and conditions as approved by Buyer in its sole discretion.
“eNote” means, with respect to any eMortgage Loan, the Mortgage Note that is electronically created, executed and stored that is a Transferable Record under applicable eCommerce Laws.
“eRisk Determination” has the meaning set forth in Section 5 of this Annex.
“E-SIGN” means the Electronic Signature In Global and National Commerce Act, Pub. L. No. 106-229, 114 Stat. 464 (codified at 15 U.S.C. §§ 7001-31), as the same may be supplemented, amended, recodified or replaced from time to time.
“eVault” means an electronic storage system that uses computer hardware and software established and maintained by an eVault provider to store and maintain eNotes and other Electronic Records, including any and all addenda, amendments, supplements or other modifications of eNotes that are Electronic Records, in compliance with applicable eCommerce Laws and Agency Guidelines.
“Hash Value” means, with respect to an eNote, the unique, tamper-evident digital signature of such eNote that is stored with MERS.
“Loan Record” includes, with respect to an eMortgage Loan, and without limiting the definition of “Loan Record” as defined in the Agreement, the eClosing Transaction Record, the version of the eClosing System used in connection with the origination of such eMortgage Loan, and any and all files, documents, records, systems logs, audit trail and other data and information relating to the related eNote and other electronic documents throughout the life of such eMortgage Loan.
“Location” means, with respect to an eNote, the location of such eNote which is established by reference to the MERS eRegistry.
“Master Servicer” means, with respect to an eNote, the party that is designated in the MERS eRegistry as the “Master Servicer”, and that in such capacity is authorized by the Controller to perform certain MERS eRegistry transactions on behalf of the Controller.
“MERS” means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.
Exhibit I

“MERS eDelivery” means the transmission system, operated and maintained by the Electronic Agent that is used to deliver Transferable Records and data from one MERS eRegistry member to another using a system-to-system interface and conforming to the standards of the MERS eRegistry.
“MERS eRegistry” means the electronic registry, operated and maintained by the Electronic Agent, that serves as the system of record to identify, inter alia, the current Controller and Location of the Authoritative Copy of a registered eNote.
“MERS eRegistry Procedures Manual” means the MERS eRegistry Procedures Manual issued by MERS, as amended, replaced, supplemented or otherwise modified and in effect from time to time.
“MERS Mortgage Loan” means any Underlying Mortgage Loan registered with MERS on the MERS System.
“MERS Org ID” means a number assigned by the Electronic Agent that uniquely identifies MERS members, or, in the case of a MERS Org ID that is a “Secured Party Org ID”, uniquely identifies MERS eRegistry members.
“MERS System” means the mortgage electronic registry system operated and maintained by the Electronic Agent that tracks changes in Mortgage ownership, mortgage servicers and servicing rights ownership interests in Mortgage Loans.
“MIN” means the unique mortgage identification number permanently assigned to each MERS Mortgage Loan or, in the case of eMortgage Loans, assigned to the eNote evidencing such eMortgage Loan.
“MOM Loan” means any Underlying Mortgage Loan as to which MERS is acting as mortgagee, solely as nominee for the originator of such Underlying Mortgage Loan and its successors and assigns.
“Mortgage Note” means, without limiting the definition of “Mortgage Note” as defined in the Agreement, for the avoidance of doubt, “Mortgage Note” shall include any eNote, as the context may require.
“Paper Record” means, with respect to a Mortgage Loan, the related Mortgage Notes and all other documents comprising the Asset File that are in paper format, either as a copy or an original document, and are not held electronically or as a Transferable Record.
“Secured Party” means, with respect to an eNote, the party that is designated in the MERS eRegistry as the “Secured Party”.
“Transfer of Control” means, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller of such eNote.
“Transfer of Control and Location” means, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller and Location of such eNote.
“Transferable Record” means an Electronic Record under E-SIGN and UETA that (i) would be a note under the UCC if the Electronic Record were in writing, (ii) the issuer of the Electronic
Exhibit I

Record has expressly agreed is a “transferable record” within the meaning of Section 16 of UETA, Section 201 of E-SIGN (codified at 15 U.S.C. § 7021), and other applicable eCommerce Laws, and (iii) for purposes of E-SIGN, relates to a loan secured by real property.
“UETA” means the Uniform Electronic Transactions Act, as adopted in the relevant jurisdiction, and as may be supplemented, modified or replaced from time to time.
(b)Conditions Precedent with respect to eMortgage Loans. In addition to any other requirements set forth in the Agreement, Buyer’s agreement (on behalf of Buyer) to enter into Transactions with respect to eMortgage Loans is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto to the intended use thereof:
(i)Seller Parties shall (i) provide to the related Custodian the MERS Org ID of Buyer and each eMortgage Master Servicer and eMortgage Subservicer, as applicable, (ii) cause the Authoritative Copy to be delivered to the eVault via MERS eDelivery and (iii) cause the MERS eRegistry to reflect the following:
(1)Controller: Buyer
(2)Location: Custodian
(3)Delegatee: Custodian (unless the related Custodial Agreement requires such status to be blank)
(4)Master Servicer: eMortgage Master Servicer
(5)Subservicer: eMortgage Subservicer
(6)Secured Party: blank
(i)The eMortgage Master Servicer shall have entered into an electronic tracking agreement with respect to the tracking of the Control of eNotes in form and substance acceptable to Buyer.
(ii)The eMortgage Master Servicer shall have established network security and cyber liability insurance that includes coverage for any and all costs and expenses associated with a data security incident or evidence of insurance in lieu of policy.
(iii)For the avoidance of doubt, the procedures and timing for delivery of documents for Wet-Ink Mortgage Loans set forth in the Agreement shall also apply to eMortgage Loans that are Wet-Ink Mortgage Loans.
(c)Repurchase. In connection with the repurchase of any eMortgage Loan, Seller may request delivery of any eNotes via MERS eDelivery. The related Custodian shall deliver the applicable eNotes via MERS eDelivery and initiate a Transfer of Control and Location of the related eNotes on the MERS eRegistry as set forth in the Request for Release.
(d)eRisk Determination. If at any time any Buyer determines (which determination shall be conclusive absent manifest error) that any change in any Requirement of Law with respect to eMortgage Loans or change in the MERS eRegistry, or the occurrence of any event or circumstance applicable to eMortgage Loans, has or would have the effect of imposing or increasing the risk to Buyer of making or maintaining any Transaction with respect to eMortgage Loans hereunder (or of maintaining
Exhibit I

its obligations with respect to any such Transaction) (any such determination, an “eRisk Determination”), then Buyer shall give notice thereof to Seller Parties by telephone or electronic transmission, and (i) Buyer and Seller Parties shall endeavor to establish alternative terms and conditions applying to such Transactions hereunder to address such changes and/or eliminate or reduce such risk in a manner satisfactory to Buyer and enter into such amendments or other modifications of any Facility Documents that Buyer deems appropriate, and (ii) until Buyer notifies Seller Parties that the circumstances giving rise to such eRisk Determination no longer exist or Buyer has received the amendments or modifications referred to in clause (i) above, no eMortgage Loan shall be an Eligible Asset hereunder.
(e)Documents and Records Relating to eMortgage Loans.
(i)eClosing Transaction Records and Post-Purchase Support.
(A)Each Seller Party shall cause the eMortgage Master Servicer and each eMortgage Subservicer (if any) to store and maintain the eClosing Transaction Record of each eMortgage Loan at all times in a manner that preserves the integrity and reliability of the eClosing Transaction Record for the period consistent with applicable Agency Guidelines requirements.
(B)Each Seller Party shall cause the eMortgage Master Servicer, each eMortgage Subservicer (if any), and the related Custodian to cooperate with Buyer in all activities reasonably necessary to enforce eMortgage Loans and related eNotes subject to a Transaction. Each Seller Party shall cause the eMortgage Master Servicer or such other party, to provide, upon request by Buyer, such affidavits, certifications, records and information in its possession or reasonably obtainable by it regarding the creation and/or maintenance of the eNote and other Electronic Records in connection with any eMortgage Loan that Buyer deems necessary or advisable to ensure admissibility of such eNote and other Electronic Records in a legal proceeding and shall include, among other things: (A) a description of how the executed eNote and other Electronic Records have been stored to prevent against unauthorized access and unauthorized alteration and a description of how the eClosing System and the eVault can detect such unauthorized access or alteration; (B) a description of the eClosing System and the eVault controls in place to ensure compliance with applicable eCommerce Laws, including, without limitation, Section 201 of E-SIGN and Section 16 of UETA; (C) a description of the steps followed by a Mortgagor to execute the eNote or other Electronic Record using the eClosing System, as applicable; (D) a copy of each screen, as it would have appeared to the Mortgagor, of the eNote or other Electronic Record that Buyer is trying to enforce, when Mortgagor signed the eNote or other Electronic Record; (E) a description of the eClosing System and the eVault controls in place at the time of signing to ensure the integrity of the data; and (F) testimony by an authorized official or employee of the eMortgage Master Servicer to support admission of the eNote and other Electronic Records into legal proceeding to defend and enforce the eMortgage Loan.
(C)Each Seller Party shall cause the eMortgage Master Servicer to maintain an eClosing System which shall comply with the Agency Guidelines with respect to such system.
(D)Each Seller Party shall cause the eMortgage Master Servicer and the related Custodian to retain in the Loan Record of each eMortgage Loan, the applicable eClosing Transaction Record and retain such Loan Record in a manner that will provide Buyer or its designees with ready access to such documents and records promptly following any request by Buyer. With respect to any eMortgage Loan subject to a Transaction, each Seller Party shall cause the eMortgage Master Servicer to provide to Buyer, promptly upon request, with the eNote, any related electronic document, and the Loan Record in a format reasonably acceptable to Buyer.
(ii)Access to eClosing Systems, eVaults, and Expertise. Promptly following any reasonable request by Buyer, each Seller Party shall cause the eMortgage Master Servicer, each
Exhibit I

eMortgage Subservicer (if any) and each eVault provider (if any), to give each Buyer access to (i) each eVault storing the Authoritative Copy of any eNote evidencing an Underlying Mortgage Loan, (ii) all software and systems used for the origination, management or administration of any Underlying Mortgage Loan or any related Asset File or Loan Record, and access to all media in which any of such Asset File or Loan Record may be recorded or stored; (iii) such party’s know-how, expertise, and relevant data (such as customer lists) regarding any Underlying Mortgage Loan or the policies, procedures and processes of such Person in originating, maintaining, servicing and otherwise managing eMortgage Loans and eNotes, and (iv) the personnel responsible for such matters.
(iii)Business Continuity and Disaster Recovery. Each Seller Party shall cause each of the eMortgage Master Servicer, each eMortgage Subservicer (if any) and each eVault provider (if any) to maintain, at all times, (i) a disaster recovery program, (ii) a business continuity plan, and (iii) an incident response plan, each in scope and substance consistent with applicable Agency Guidelines.
(f)Representations. In addition to any other representations and warranties set forth in the Agreement, each Seller Party represents and warrants to Buyer that as of the Purchase Date with respect to any eMortgage Loan, and at all times while any eMortgage Loan is subject to Transactions:
(i)MERS Members. The eMortgage Master Servicer is a member of the MERS System in good standing, and the eMortgage Master Servicer, each eMortgage Subservicer (if any), each eVault provider (if any) and each Approved eMortgage Take-out Investor is a member of MERS eRegistry in good standing whose operations are integrated with MERS eRegistry and MERS eDelivery in compliance with the MERS eRegistry Procedures Manual, Agency Guidelines and applicable Asset Guidelines.
(ii)Approvals. All audits, reviews and inspections of any applicable eClosing System and eVault, as well as any related policies and procedures requested or required by any Agency in connection with the application for an Agency’s approval to sell, service or maintain eNotes and eMortgage Loans by the eMortgage Master Servicer, eMortgage Subservicer or eVault provider, as applicable, have been completed, and such Agency has approved such Person to sell, service or maintain (as applicable) eNotes and eMortgage Loans and its related policies and procedures.
(g)Covenants. In addition to any other covenants set forth in the Agreement, on the date of this Annex and each day until this Annex is no longer in force, each Seller Party covenants as to itself, and Seller shall cause each Asset Subsidiary to comply with, the following where applicable:
(i)Each Seller Party shall give notice to Buyer at such time as set forth below after a responsible officer of such Seller Party has any knowledge of:
(A)within one (1) Business Day, upon any Seller Party becoming aware of any Control Failure with respect to an Underlying Mortgage Loan that is an eMortgage Loan;
(B)promptly of any proposed changes, but at least thirty (30) days prior to the proposed effective date of such changes, to the eClosing System or eVault or related policies, procedures and/or processes that would be reasonably likely to result in a materially adverse effect on the performance of such eClosing System or eVault or that would be reasonably likely to result in a materially adverse effect on the enforceability of eMortgage Loans and eNotes or compliance with applicable Agency Guidelines and eCommerce Laws. Buyer may, in its sole discretion, require that the legal analysis, technical review and security review be updated, at Seller Parties’ expense, with respect to any such proposed changes; and
(C)(i) within two (2) Business Days upon any occurrence of a data security incident regarding the eClosing System or eVault that results in the unauthorized access to or acquisition of an eNote and any other records, including details of such data security incident and a summary
Exhibit I

of external third party forensic examinations of such data security incident and (ii) within five (5) Business Days of such notice of a data security incident, provide furthure notice of remediation plans, including any planned remediation steps to correct the data security incident and prevent similar incidents in the future, and certification that the remediation steps have been completed and preventative measures have been deployed, and a copy of the final incident report of an external third party forensic examiner of such data security incident.
(ii)Without the Buyer’s prior written consent, no Seller Party, eMortgage Master Servicer or eMortgage Subservicer shall permit any change to the eClosing System and/or the eVault or its related policies, procedures and/or processes, that is inconsistent with applicable Agency Guidelines or could be reasonably likely to adversely affect the enforceability of the eNotes and/or eMortgage Loans or compliance with applicable eCommerce Laws.
(iii)Each Seller Party shall, and shall cause the eMortgage Master Servicer to permit authorized representatives of Buyer to audit such its operations (including a full technical, security, and legal review of the eClosing System and eVault as applicable, and related policies and procedures, conducted by Buyer or by third parties selected by Buyer, which review shall include, without limitation (A) a certified third party security assessment report, (B) results of systems testing and verification of integration with MERS eRegistry and MERS eDelivery, and (C) a legal analysis of the eClosing System and eVault, and such systems’ policies, procedures and processes) to ensure compliance with the terms of the Transaction Documents, the GLB Act and other privacy laws and regulations, and applicable eCommerce Laws and Agency Guidelines, all at Seller’s expense (subject to the terms and Due Diligence Cap set out in Section 21 of the Agreement) and at such reasonable times as Buyer may request.
(h)Loan-Level Representations and Warranties. In addition to any other representations and warranties made in respect of any mortgage loan, Seller represents and warrants to Buyer, with respect to each Underlying Asset that is an eMortgage Loan that the related eNote satisfies all of the following criteria:
(i)the eNote bears a digital or electronic signature;
(ii)the Hash Value of the eNote indicated in the MERS eRegistry matches the Hash Value of the eNote as reflected in the eVault;
(iii)there is a single Authoritative Copy of the eNote within the meaning of Section 9-105 of the UCC, Section 16 of UETA or Section 7021 of E-SIGN, as applicable, that is held in the eVault;
(iv)the Controller status of the eNote on the MERS eRegistry reflects the MERS Org ID of Buyer (provided that an Approved eMortgage Take-out Investor may be identified as the Controller pursuant to an eNote Control and Bailment Agreement for a period of up forty-five (45) days);
(v)the Location status of the eNote on the MERS eRegistry reflects the MERS Org ID of the related Custodian (provided that an Approved eMortgage Take-out Investor may be identified as the Location pursuant to an eNote Control and Bailment Agreement for a period of up forty-five (45) days);
(vi)the Delegatee status of the eNote on the MERS eRegistry reflects the MERS Org ID of the related Custodian (unless the related Custodial Agreement requires such status to be blank);
(vii)the Master Servicer status of the eNote on the MERS eRegistry reflects the MERS Org ID of the eMortgage Master Servicer;
Exhibit I

(viii)if applicable, the Subservicer status of the eNote on the MERS eRegistry reflects the applicable eMortgage Subservicer’s MERS Org ID;
(ix)the Secured Party field is blank;
(x)there is no Control Failure with respect to such eNote;
(xi)the eNote is a valid and enforceable Transferable Record or comprises “electronic chattel paper” within the meaning of the UCC;
(xii)there is no defect with respect to the eNote that would result in Buyer having less than full rights, benefits and defenses of “Control” (within the meaning of UETA or the UCC, as applicable) of the Transferable Record;
(xiii)the single Authoritative Copy of the eNote is maintained electronically and has not been papered-out, nor is there another paper representation of such eNote;
(xiv)such eMortgage Loan was originated using the current form of Uniform Fannie Mae/Freddie Mac form of eNote or in such other form acceptable to the applicable Approved eMortgage Take-out Investor and Buyer, and in compliance with all applicable eCommerce Laws and Agency Guidelines;
(xv)with respect to any eNote intended for take-out to Fannie Mae or Freddie Mac, the eNote contains the Agency-Required eNote Legend;
(xvi)the tamper-seal of such eNote matches the tamper-seal of the eNote on the MERS eRegistry;
(xvii)such eNote is intended to be sold to an Approved eMortgage Take-out Investor, unless otherwise expressly approved in writing by Buyer; and
(xviii)such eNote has not been papered out in a Converted to Paper Deactivation (as defined in the related Custodial Agreement) without the prior written consent of the Buyer.
(i)Mortgage Loan Schedule. In addition to any other requirements set forth in the Agreement, the Asset File shall include following additional information:
•ENOTE_FLAG
•MIN#
•TAKE-OUT DESIGNATION

Exhibit I